    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 29, 1996


                                                       REGISTRATION NO. 333-8697

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- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO

                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                         THERMO BIOANALYSIS CORPORATION
             (Exact name of registrant as specified in its charter)
                            ------------------------

             DELAWARE                            3826                           85-0429899
 (State or other jurisdiction of     (Primary Standard Industrial            (I.R.S. Employer
  incorporation or organization)     Classification Code Number)          Identification Number)

                            ------------------------

               504 AIRPORT ROAD, SANTA FE, NEW MEXICO 87504-2108
                                 (505) 471-3232
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                            ------------------------

                          SANDRA L. LAMBERT, SECRETARY
                         THERMO BIOANALYSIS CORPORATION
                        C/O THERMO ELECTRON CORPORATION
                                81 WYMAN STREET
                              POST OFFICE BOX 9046
                       WALTHAM, MASSACHUSETTS 02254-9046
                                 (617) 622-1000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

    SETH H. HOOGASIAN, ESQ.            HAL J. LEIBOWITZ, ESQ.           EDWIN L. MILLER, JR., ESQ.
        GENERAL COUNSEL                    HALE AND DORR             TESTA, HURWITZ & THIBEAULT, LLP
THERMO BIOANALYSIS CORPORATION            60 STATE STREET                    125 HIGH STREET
      C/O THERMO ELECTRON           BOSTON, MASSACHUSETTS 02109        BOSTON, MASSACHUSETTS 02110
          CORPORATION                      (617) 526-6000                     (617) 248-7000
        81 WYMAN STREET
     POST OFFICE BOX 9046
    WALTHAM, MASSACHUSETTS
           02254-9046
        (617) 622-1000

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 As soon as practicable after the Registration Statement has become effective.
                            ------------------------

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /

                            ------------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL
FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION
STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME
EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A),
MAY DETERMINE.
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- --------------------------------------------------------------------------------

                               EXPLANATORY NOTE



      For purposes of the electronic filing of this Registration Statement, amounts expressed in British pounds sterling are referred to as "gbp#".

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 SUBJECT TO COMPLETION -- DATED AUGUST 29, 1996

PROSPECTUS
                                1,000,000 SHARES

                         THERMO BIOANALYSIS CORPORATION

                                  COMMON STOCK

     All of the shares of Common Stock offered hereby are being sold by Thermo BioAnalysis Corporation (the "Company"), a majority-owned subsidiary of Thermo Instrument Systems Inc. ("Thermo Instrument"), which is a majority-owned subsidiary of Thermo Electron Corporation ("Thermo Electron"). Following this offering, Thermo Instrument will own approximately 71.4% of the outstanding shares of Common Stock of the Company (assuming no exercise of the Underwriters' over-allotment option).

     Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $13.00 and $16.00 per share. See "Underwriting" for information relating to the factors to be considered in determining the initial public offering price. The Company has applied to have the Common Stock approved for listing on the American Stock Exchange.
                            ------------------------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 5.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
    ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
     CONTRARY IS A CRIMINAL OFFENSE.
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
                                                           UNDERWRITING
                                                             DISCOUNTS           PROCEEDS TO
                                     PRICE TO PUBLIC    AND COMMISSIONS(1)       COMPANY(2)

- -------------------------------------------------------------------------------------------------
Per Share.........................           $                   $                    $
- -------------------------------------------------------------------------------------------------
Total(3)..........................           $                   $                    $

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

(1) The Company, Thermo Instrument and Thermo Electron have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses payable by the Company estimated at $1,000,000.

(3) The Company has granted to the Underwriters a 30-day option to purchase up to an additional 150,000 shares of Common Stock solely to cover over-allotments, if any. If this option is fully exercised, the total price
    to the public would be $     , the total underwriting discounts and
    commissions would be $     and the total proceeds to the Company before
    estimated expenses would be $     . See "Underwriting."

                            ------------------------

     The shares of Common Stock offered by this Prospectus are offered by the Underwriters subject to prior sale, to withdrawal, cancellation or modification of the offer without notice, to delivery to and acceptance by the Underwriters and to certain further conditions. It is expected that delivery of the shares
will be made in New York, New York on or about           , 1996.
NATWEST SECURITIES LIMITED
                          LEHMAN BROTHERS
                                                               SMITH BARNEY INC.
             THE DATE OF THIS PROSPECTUS IS                , 1996.

                                   [PICTURES]


At the upper left of the page is a graphic image depicting a number of Microtiter plate trays manufactured by the Company's DYNEX subsidiary.

To the right of this graphic is the following caption:
The Company's DYNEX subsidiary is a market leader in Microtiter plate technology, which significantly improves the speed and efficiency of immunoassay testing. The Company also manufactures a complete line of Microtiter detection systems as well as fully automated testing systems.

                    --------------------------------------

Below and to the right of this graphic image and caption are two graphic images depicting computer hardware and instrumentation housing the laboratory information management systems and chromatography data systems produced by the Company's LabSystems division.

Next to these graphics is the following caption:

The Company's LabSystems information management systems division designs and develops computerized laboratory information management systems ("LIMS") and chromatography data systems. The Company is recognized as one of the world's leading LIMS suppliers.

                    --------------------------------------

     THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE AMERICAN STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.
                            ------------------------


     FOR UNITED KINGDOM PURCHASERS: THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO THE PUBLIC (AS DEFINED IN THE COMPANIES ACT 1985) AND NO PROSPECTUS HAS BEEN OR WILL BE REGISTERED OR ISSUED IN THE UNITED KINGDOM IN RESPECT OF THE COMMON STOCK. CONSEQUENTLY, THE COMMON STOCK MUST NOT BE OFFERED FOR SALE OR SOLD IN THE UNITED KINGDOM EXCEPT TO PERSONS WHOSE ORDINARY ACTIVITIES INVOLVE THEM IN ACQUIRING, HOLDING, MANAGING OR DISPOSING OF INVESTMENTS (AS PRINCIPAL OR AGENT) FOR THE PURPOSES OF THEIR BUSINESSES OR TO PERSONS WHO IT IS REASONABLE TO EXPECT WILL ACQUIRE, HOLD, MANAGE OR DISPOSE OF INVESTMENTS (AS PRINCIPAL OR AGENT) FOR THE PURPOSES OF THEIR BUSINESS OR ARE OTHERWISE OFFERED TO PERSONS IN THE CONTEXT OF THEIR TRADES, PROFESSIONS OR OCCUPATIONS.



     THIS PROSPECTUS MAY ONLY BE ISSUED OR PASSED ON TO ANY PERSON IN THE UNITED KINGDOM IF THAT PERSON IS OF A KIND DESCRIBED IN ARTICLE 11(3) OF THE FINANCIAL SERVICES ACT 1986 (INVESTMENT ADVERTISEMENTS) (EXEMPTIONS) ORDER 1995 OR WITHIN
ARTICLE 8(1) OF THE FINANCIAL SERVICES ACT 1986 (INVESTMENT ADVERTISEMENTS) (EXEMPTIONS) (NO. 2) ORDER 1995.

                            ------------------------

     IAsys, LASERMAT, Microtiter, MRX, Multichrom and SpectraPHORESIS are registered trademarks, and DIAS, DIAS Ultra, DYNAMO, Fluorolite, Microlite, MLX, MRX-HD, SampleManager and VISION 2000 are trademarks, of Thermo BioAnalysis Corporation or its subsidiaries. All other trademarks or tradenames referred to in this Prospectus are the property of their respective owners.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and the financial statements and notes thereto appearing elsewhere in this Prospectus. Except as otherwise indicated, all information contained in this Prospectus assumes no exercise of the Underwriters' over-allotment option. Investors should carefully consider the information set forth under the heading "Risk Factors."

                                  THE COMPANY

     Thermo BioAnalysis designs, manufactures and markets instruments and information management systems for use in biochemical research and production, as well as in clinical diagnostics. The Company focuses on three principal product areas:

     - Instrumentation. The Company markets a broad range of instruments and consumables based on proprietary immunoassay, optical biosensor, mass spectrometry and capillary electrophoresis technologies.

     - Information Management Systems. The Company offers laboratory information management systems and chromatography data systems for use in laboratories and clinical testing facilities. The Company's information management systems are designed to facilitate the monitoring and analysis of samples throughout the laboratory or clinical lifecycle.

     - Health Physics. The Company markets radiation detection instrumentation and complete radiation monitoring systems for use in and around nuclear power plants and other facilities where radioactive materials are used.

     During the past decade, life sciences researchers have made significant advances in identifying the basic mechanisms of biological activity at the molecular level. These advances have created the need for increasingly sophisticated instrumentation that allows companies to capitalize on the improved understanding of molecular biology by developing novel drug therapies and diagnostic products for human and animal health. In addition to the significantly more complex biological problems under investigation, these advances have also dramatically increased the quantity of information that needs to be analyzed and processed. As a result, the ability to enhance productivity and reduce product development time and cost in life sciences research has become an increasingly important challenge and a potential competitive advantage for pharmaceutical and biotechnology companies. These factors underly the rapid growth in demand for life sciences instrumentation and related products as well as the introduction of advanced bioanalytical systems such as those developed and marketed by the Company.

     The Company's strategy is to develop and market a broad portfolio of instruments and information management systems for biochemistry applications that address the needs of the laboratory and clinical diagnostic markets. The Company seeks to implement this strategy through a combination of innovative research and development and strategic acquisitions designed to expand its technologies and product offerings. For example, the Company's recently-acquired Affinity Sensors division has developed a line of optical biosensors that enable near real-time analysis of molecular interactions. In addition, in February 1996 the Company acquired DYNEX Technologies ("DYNEX"), formerly Dynatech Laboratories, a division of Dynatech Corporation, a leading supplier of automated systems, detection systems and consumables for the immunoassay market. The Company markets and sells its products worldwide through a number of channels, including a direct sales force, independent sales representatives, distributors and original equipment manufacturers.

                                  THE OFFERING


Common Stock Offered by the Company.....................  1,000,000 shares
Common Stock to be Outstanding after this Offering(1)...  9,101,500 shares
Proposed AMEX Symbol....................................  TBA
Use of Proceeds.........................................  General corporate purposes, including acquisitions


- ---------------

(1) Does not include 925,000 shares of Common Stock reserved for issuance under the Company's stock-based compensation plans and 3,030,303 shares of Common Stock reserved for issuance upon the conversion of $50.0 million principal amount of the Company's 4.875% Subordinated Convertible Note, due to Thermo Instrument (the "Convertible Note"). As of June 29, 1996, options to purchase 570,000 shares of Common Stock had been granted and were outstanding under these plans. See "Capitalization," "Dilution," "Management -- Compensation of Directors" and "-- Compensation of Executive Officers," "Relationship with Thermo Electron and Thermo Instrument," and Notes 2 and 9 of Notes to the Company's Consolidated Financial Statements.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                                                              PRO FORMA
                                                                                                             COMBINED (3)
                                                                                                        ----------------------
                                                                                   SIX MONTHS ENDED                SIX MONTHS
                                                                                          (1)           FISCAL       ENDED
                                                    FISCAL YEAR                   -------------------    YEAR     ------------
                                   ---------------------------------------------  JULY 1,   JUNE 29,    -------     JUNE 29,
                                   1991 (1)  1992 (1)   1993     1994     1995      1995    1996 (2)     1995         1996
                                   --------  --------  -------  -------  -------  --------  ---------   -------   ------------
STATEMENT OF OPERATIONS DATA:
Revenues.......................... $24,737   $20,120   $24,479  $25,127  $22,534  $11,686    $29,782    $80,803     $ 36,970
Gross Profit......................  12,674     9,139    11,469   10,951    9,498    4,860     13,676     42,785       17,043
Research and Development
  Expenses........................   2,308     2,448     2,242    2,042    1,325      612      2,921      8,882        4,036
Write-off of Acquired
  Technology......................      --        --        --       --       --       --      3,500         --           --
Operating Income (Loss)...........   6,256     2,624     4,313    3,855    3,369    1,939     (1,762)     3,660         (972)
Net Income (Loss).................   3,511     1,175     2,538    2,400    2,514    1,307     (2,683)       822       (1,574)
Earnings (Loss) per
  Share (4).......................     .53       .18       .38      .36      .32      .18       (.33)       .11         (.19)
Weighted Average
  Shares (4)......................   6,617     6,617     6,617    6,617    7,811    7,403      8,219      7,811        8,219



                                                                                               JUNE 29, 1996
                                                                                        ----------------------------
                                                                                                             AS
                                                                                        PRO FORMA (5)   ADJUSTED (6)
                                                                                        -------------   ------------
BALANCE SHEET DATA:
Working Capital.......................................................................     $34,125        $ 46,683
Total Assets..........................................................................      96,063         108,621
Subordinated Convertible Note, Due to Parent Company..................................      50,000          50,000
Shareholders' Investment..............................................................      26,466          39,024


- ---------------
(1) Derived from unaudited financial statements.

(2) Includes the results of DYNEX since its acquisition by the Company on February 7, 1996 and the results of the Affinity Sensors and LabSystems divisions of Fisons plc ("Fisons") since their acquisition by Thermo Instrument on March 29, 1996.


(3) The pro forma combined statement of operations data was derived from the pro forma combined condensed statement of operations included elsewhere in this Prospectus. The pro forma combined statement of operations data sets forth the results of operations for fiscal year 1995 and the six months ended June 29, 1996, as if the acquisitions of DYNEX and Affinity Sensors and LabSystems, the issuance of the $50.0 million principal amount 4.875% Subordinated Convertible Note ("the Convertible Note") to Thermo Instrument and the repayment of the $30.0 million principal amount note payable to Thermo Electron had occurred on January 1, 1995. The pro forma results are not necessarily indicative of future operations or the actual results that would have occurred had the acquisitions of DYNEX and Affinity Sensors and LabSystems, the issuance of the Convertible Note to Thermo Instrument and the repayment of the $30.0 million principal amount note payable to Thermo Electron occurred on January 1, 1995.


(4) Pursuant to Securities and Exchange Commission requirements, earnings (loss) per share have been presented for all periods. Weighted average shares for all periods include the 6,500,000 shares issued to Thermo Instrument in connection with the initial capitalization of the Company in February 1995 and the effect of the assumed exercise of stock options issued within one year prior to the Company's proposed initial public offering.


(5) The pro forma balance sheet data as of June 29, 1996 is derived from the pro forma condensed balance sheet included elsewhere in this Prospectus, which was prepared as if the payment of $9.0 million by the Company to Thermo Instrument in July 1996, made in consideration for the transfer of Affinity Sensors and LabSystems, the issuance of the $50.0 million principal amount Convertible Note to Thermo Instrument and the repayment of the $30.0 million principal amount note payable to Thermo Electron had occurred on June 29, 1996.


(6) Adjusted to reflect the sale by the Company of 1,000,000 shares of Common Stock offered hereby at an assumed initial public offering price of $14.50 per share, after deducting estimated underwriting discounts and commissions and offering expenses payable by the Company.

                                    RISK FACTORS

     An investment in the shares of Common Stock offered hereby involves a high degree of risk. Accordingly, the following factors should be considered carefully in evaluating the Company and its business before purchasing any of such shares.

     Intense Competition. The Company encounters and expects to continue to encounter intense competition in the sale of its products. The Company believes that the principal competitive factors affecting the markets for its products include product features, product performance, price and service. The Company's competitors include a number of large multinational corporations. These companies and certain of the Company's other competitors have substantially greater financial, marketing and other resources than the Company. As a result, they may be able to adapt more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the promotion and sale of their products than the Company. Competition could increase if new companies enter the market or if existing competitors expand their product lines or intensify efforts within existing product lines. There can be no assurance that the Company's current products, products under development or ability to develop new technologies will be sufficient to enable it to compete effectively. See "Business -- Competition."


     Rapid and Significant Technological Change and New Products. The markets for the Company's products are characterized by rapid and significant technological change, evolving industry standards and frequent new product introductions and enhancements. Many of the Company's products and products under development are technologically innovative, and require significant planning, design, development and testing, at the technological, product and manufacturing process levels. These activities require significant capital commitments and investment by the Company. In addition, products that are competitive in the Company's markets are characterized by rapid and significant technological change due to industry standards that may change on short notice and by the introduction of new products and technologies that render existing products and technologies uncompetitive or obsolete. There can be no assurance that any of the products currently being developed by the Company, or those to be developed in the future, will be technologically feasible or accepted by the marketplace, that any such development will be completed in any particular time frame, or that the Company's products or proprietary technologies will not become uncompetitive or obsolete. See "Business -- Research and Development" and "-- Competition."



     Uncertainty of Market Acceptance of New Products. Certain of the Company's products represent alternatives to traditional instruments and methods and as a result may be slow to achieve, or may not achieve, market acceptance, as customers may seek further validation of the efficiency and efficacy of the Company's technology. This is particularly true where the purchase of the product requires a significant capital commitment. The Company's optical biosensor, MALDI-TOF and capillary electrophoresis products are based on relatively new technologies. The Company believes that, to a significant extent, its growth prospects depend on its ability to gain acceptance by a broader group of customers of the efficiency and efficacy of the Company's innovative technologies. There can be no assurance that the Company will be successful in obtaining such broad acceptance. See "Business -- Products" and "-- Research and Development."



     Dependence on Capital Spending Policies and Government Funding. The Company's customers include pharmaceutical, biotechnology and chemical companies and clinical diagnostic laboratories and companies. The capital spending policies of these companies can have a significant effect on the demand for the Company's products. Such policies are based on a wide variety of factors, including the resources available to make such purchases, the spending priorities among various types of research equipment and the policies regarding capital expenditures during recessionary periods. Any decrease in capital spending by life sciences companies could have a material adverse effect on the Company's business and results of operations. Recently, biotechnology companies have raised significant amounts of capital through public share offerings, and most of these companies are engaged in active research and development programs that include capital spending. However, the availability of capital through the public markets can be cyclical and there can be no assurance that the raising of capital by these companies will continue, nor can there be any assurance that additional capital, if available, will result in increased sales of the Company's products. See "Business -- Customers, Marketing and Distribution."

     Approximately 39% of the Company's sales during the six-month period ended June 29, 1996 were to universities, government research laboratories, private foundations and other institutions where funding is dependent on grants from government agencies such as the National Institutes of Health (the "NIH") and the equivalent of the NIH in the foreign countries where the Company markets its products. If government funding necessary to purchase the Company's products were to become unavailable to researchers for any extended period of time or if overall research funding were to decrease, the Company's business and results of operations could be adversely affected. In addition, in fiscal 1995 approximately 33% of sales by the Company's Eberline health physics subsidiary were made to various branches of the United States government, primarily the United States Department of Energy (the "DOE"). The Company believes that recent uncertainties in the federal budget process have led to a decrease in demand for the Company's health physics products from the Departments of Defense and Energy. Revenues attributable to sales to the Departments of Defense and Energy declined from approximately $3.0 million for the six-month period ended July 1, 1995 to approximately $1.3 million for the six-month period ended June 29, 1996. Any further decline in purchases by the United States government, including without limitation declines as the result of budgeting limitations, could have an adverse effect on the Company's business and results of operations.


     Dependence on Patents and Proprietary Rights. The Company places considerable importance on obtaining patent and trade secret protection for significant new technologies, products and processes because of the length of time and expense associated with bringing new products through the development process and to the marketplace. The Company's success depends in part on its ability to develop patentable products and obtain and enforce patent protection for its products both in the United States and in other countries. The Company has filed and intends to file applications as appropriate for patents covering its products. No assurance can be given that patents will issue from any pending or future patent applications owned by or licensed to the Company or that the claims allowed under any issued patents will be sufficiently broad to protect the Company's technology. In addition, no assurance can be given that any issued patents owned by or licensed to the Company will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide competitive advantages to the Company. The Company could incur substantial costs in defending itself in suits brought against it or in suits in which the Company may assert its patent rights against others. If the outcome of any such litigation is unfavorable to the Company, the Company's business and results of operations could be materially adversely affected.


     The commercial success of the Company will also depend in part on its neither infringing patents issued to competitors or others nor breaching the technology licenses upon which components of the Company's products are based. The Company is aware of patents and patent applications belonging to competitors and other third parties, and it is uncertain whether these patents and patent applications will require the Company to alter its products or processes, pay licensing fees or cease making and selling infringing products and pay damages for past infringement. In particular, the Company is aware of a U.S. patent held by a third party which has been asserted by such party against the design of the cuvette used in the Company's optical biosensor system. The Company is also aware of U.S. patents held by another third party which have been asserted by such third party against the features of certain of the Company's MALDI-TOF mass spectrometers. The Company had no revenues from products which allegedly utilized features associated with these patents in fiscal 1995 because the Company acquired its optical biosensor system in the first quarter of 1996 and because the MALDI-TOF mass spectrometers which are the subject of certain of these patents are currently under development. The Company believes that revenues from products which allegedly utilized features associated with these patents represented approximately 3% of the Company's total revenues during the six-month period ended June 29, 1996. Although the Company believes that the validity of these patents may be subject to challenge, if the patent holder were successful in enforcing any such patent, the Company would be subject to damages for past infringement and enjoined in the United States from manufacturing and selling products utilizing the features associated with the patent, which could have a material adverse effect on the Company's business and results of operations.


     The Company relies on trade secrets and proprietary know-how which it seeks to protect, in part, by confidentiality agreements with its collaborators, employees and consultants. There can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach or that the Company's trade secrets will not otherwise become known or be independently developed by competitors. See "Business -- Patents and Proprietary Technology."

     Government Regulations; No Assurance of Regulatory Approval. The production and marketing of certain of the Company's products and its ongoing research and development activities are subject to regulation by government authorities in the United States and in other countries. To the extent that an analytical instrument will be used in human clinical or diagnostic applications, the manufacturer of that instrument must submit to the U.S. Food and Drug Administration (the "FDA"), prior to commercial distribution of the instrument, either a premarket notification ("510(k)") or a premarket approval ("PMA") application. The Company has, to date, been required to obtain 510(k) clearance with respect to certain clinical applications of its Microtiter technology products. There can be no assurance that 510(k) clearance for any future product or modification of an existing product will be granted by the FDA within a reasonable time frame, if at all, that in the future the FDA will not require manufacturers of certain medical devices to engage in a more thorough and time consuming approval process than the 510(k) process, or that the FDA or certain corresponding state or international government agencies will permit marketing of the Company's products in their respective jurisdictions.

     As a result of the clinical applications of certain of the Company's Microtiter technology products, the Company is registered with the FDA as a medical device manufacturer. As such, the Company may be inspected on a routine basis by the FDA for compliance with the FDA's Good Manufacturing Practices and other applicable regulations. These regulations require that the Company manufacture its products and maintain related documentation in a prescribed manner with respect to manufacturing, testing and quality control activities. Further, the Company is required to comply with various FDA requirements for reporting of product malfunctions and other matters.

     The regulatory standards for manufacturing are currently being applied stringently by the FDA and state regulatory agencies. Noncompliance with FDA or applicable state agency regulations or discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions on such product or manufacturer, including fines, recalls, injunctions or seizures of products, refusal of the government to approve or clear product approval applications or to allow the Company to enter into government supply contracts, or even withdrawal of the product from the market or criminal prosecution, any of which could have a material adverse effect on the Company's business and results of operations.

     International regulatory bodies often establish varying regulations governing product standards, packaging requirements, labeling requirements, import restrictions, tariff regulations, duties and tax requirements. In order to continue to sell its products in Europe, the Company is required to maintain an ISO 9000 series registration, an internationally-recognized set of quality standards, and each of its products is required to obtain a CE mark, evidence of compliance with European Union electronic safety requirements. While the Company has an active program to comply with CE mark requirements and an ISO 9000 compliance program, there can be no assurance that the Company will be successful in maintaining its compliance with applicable certification requirements. Any violation of, and the cost of compliance with, these regulations or requirements could have a material adverse effect on the Company's business and results of operations.


     See "Business -- Government Regulations."



     Uncertainty of Patient Reimbursement. The Company estimates that revenues from products used in diagnostic testing represented approximately 9% of the Company's total revenues in the six-month period ended June 29, 1996. The Federal government regulates reimbursement of fees for certain diagnostic examinations and capital equipment acquisition costs connected with services to Medicare beneficiaries. Recent legislation has limited Medicare reimbursement for diagnostic examinations. For example, deficit reduction measures have resulted in reimbursement rate reductions in the past and may result in further rate reductions in the future. These policies may have the effect of limiting the availability or reimbursement for procedures, and as a result may inhibit or reduce demand by healthcare providers for products in the markets in which the Company competes. While the Company cannot predict what effect the policies of government entities and other third party payors will have on future sales of the Company's products, there can be no assurance that such policies would not have an adverse impact on the operations of the Company.


     Potential Product Liability. The Company's business exposes it to potential product liability claims which are inherent in the manufacturing, marketing and sale of biomedical instruments and diagnostic products, and as such the Company may face substantial liability to patients for damages resulting from the faulty design or manufacture of its products. The Company currently maintains product liability insurance, but there can be no assurance that this insurance will provide sufficient coverage in the event of a claim, that the Company will be able to maintain such coverage on acceptable terms, if at all, or that a product liability claim would not materially adversely affect the business or financial condition of the Company.


     Risks Associated with Acquisition Strategy. The Company's strategy includes the acquisition of businesses and technologies that complement or augment the Company's existing product lines. For example, in February 1996 the Company acquired DYNEX Technologies, formerly Dynatech Laboratories, from Dynatech Corporation, and in July 1996 acquired the Affinity Sensors and LabSystems divisions of Fisons plc from Thermo Instrument. Promising acquisitions are difficult to identify and complete for a number of reasons, including competition among prospective buyers and the need for regulatory approvals, including antitrust approvals. There can be no assurance that the Company will be able to complete future acquisitions or that the Company will be able to successfully integrate any acquired businesses. In order to finance such acquisitions, it may be necessary for the Company to raise additional funds through public or private financings. Any equity or debt financing, if available at all, may be on terms which are not favorable to the Company and, in the case of equity financing, may result in dilution to the Company's stockholders. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Background."



     Risks Associated With International Operations. International sales accounted for 33% of the Company's revenues in fiscal 1995. The Company expects that this percentage will increase in fiscal 1996 as a result of its acquisitions of DYNEX, Affinity Sensors and LabSystems. The Company intends to continue to expand its presence in international markets. International revenues are subject to a number of risks, including the following: agreements may be difficult to enforce and receivables difficult to collect through a foreign country's legal system; foreign customers may have longer payment cycles; foreign countries may impose additional withholding taxes or otherwise tax the Company's foreign income, impose tariffs or adopt other restrictions on foreign trade; fluctuations in exchange rates may affect product demand and adversely affect the profitability in U.S. dollars of products and services provided by the Company in foreign markets where payment of the Company's products and services is made in the local currency; U.S. export licenses may be difficult to obtain; and the protection of intellectual property in foreign countries may be more difficult to enforce. There can be no assurance that any of these factors will not have a material adverse impact on the Company's business and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Customers, Marketing and Distribution."


     Potential Fluctuations in Quarterly Performance. The Company's quarterly operating results may vary significantly depending on a number of factors, including the size, timing and shipment of individual orders, seasonality of revenue, foreign currency exchange rates, the mix of products sold and general economic conditions. Because the Company's operating expenses are based on anticipated revenue levels and a high percentage of the Company's expenses are fixed for the short term, a small variation in the timing of recognition of revenue can cause significant variations in operating results from quarter to quarter. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


     Control by Thermo Instrument. The Company's stockholders do not have the right to cumulate votes for the election of directors. Thermo Instrument, which will own approximately 71.4% of the outstanding Common Stock of the Company after this offering (approximately 78.6% assuming conversion of the Convertible
Note), in each case assuming no exercise of the Underwriters' over-allotment option, has the power to elect the entire Board of Directors of the Company and to approve or disapprove any corporate action submitted to a vote of the Company's stockholders. The Convertible Note is generally convertible upon demand into up to 3,030,303 shares of Common Stock at the election of Thermo Instrument at any time prior to July 23, 2001. See "Relationship with Thermo Electron and Thermo Instrument" and "Security Ownership of Certain Beneficial Owners and Management."


     Potential Conflicts of Interest. The Company may be subject to potential conflicts of interest from time to time as a result of its relationship with Thermo Electron and Thermo Instrument. For example, conflicts may arise in the determination of the annual services fee payable by the Company pursuant to the Corporate Services Agreement between the Company and Thermo Electron and in determining whether to invest funds with or borrow funds from Thermo Electron pursuant to other contractual arrangements. Certain officers of the Company are also officers of Thermo Instrument, Thermo Electron and/or other subsidiaries of Thermo Electron, and are full-time employees of Thermo Instrument or Thermo Electron. Such officers will devote only a portion of their working time to the affairs of the Company. For financial reporting purposes, the Company's financial results are included in the consolidated financial statements of Thermo Instrument and Thermo Electron. The members of the Board of Directors of the Company who are also affiliated with Thermo Electron or Thermo Instrument will consider not only the short-term and the long-term impact of operating decisions on the Company, but also the impact of such decisions on the consolidated financial results of Thermo Instrument and Thermo Electron. In some instances the impact of such decisions could be disadvantageous to the Company while advantageous to Thermo Instrument or Thermo Electron, or vice versa. The Company is a party to various agreements with Thermo Electron and Thermo Instrument that may limit the Company's operating flexibility. See "Relationship with Thermo Electron and Thermo Instrument."

     Significant Additional Shares Eligible for Sale After this Offering. At the conclusion of the 120-day period following the closing of this offering, the Company will file a registration statement pursuant to the Securities Act of 1933, as amended (the "Securities Act"), covering the resale of 1,601,500 shares of Common Stock held by existing investors other than Thermo Instrument. The 6,500,000 shares of Common Stock owned by Thermo Instrument will become eligible for resale under Rule 144 promulgated under the Securities Act commencing in February 1997. In addition, as long as Thermo Instrument is able to elect a majority of the Company's Board of Directors, it will have the ability to cause the Company at any time to register for resale all or a portion of the Common Stock owned by Thermo Instrument. Thermo Instrument and the Company have agreed not to sell any shares of Common Stock for a 180-day period after the date of this Prospectus, other than (i) shares of Common Stock to be sold to the Underwriters in this offering, (ii) the grant of options to purchase shares of Common Stock pursuant to existing stock-based compensation plans, (iii) shares of Common Stock which may be sold to Thermo Instrument, and (iv) the issuance of shares of Common Stock as consideration for the acquisition of one or more businesses (provided that such Common Stock may not be resold prior to the expiration of the 180-day period referenced above).


     Additional shares of Common Stock issuable upon exercise of options granted under the Company's stock-based compensation plans will become available for future sale in the public market at prescribed times. Sales of a significant number of shares of Common Stock in the public market following this offering could adversely affect the market price of the Common Stock and affect the Company's ability to raise capital. See "Relationship with Thermo Electron and Thermo Instrument," "Shares Eligible for Future Sale" and "Underwriting."



     Immediate and Substantial Dilution. Purchasers of the Common Stock offered hereby will incur an immediate and substantial dilution in the net tangible book value per share of the Common Stock from the initial public offering price of $14.23 per share. Additional dilution is likely to occur upon the exercise of outstanding stock options. See "Dilution."


     No Prior Public Market; Potential Volatility of Stock Price. Prior to this offering, there has been no public market for the Common Stock, and there can be no assurance that an active trading market will develop or be sustained after this offering or that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price will be determined by negotiations among the Company and the Representatives of the Underwriters. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. Factors such as fluctuations in the Company's operating results, announcements of technological innovations or new contracts or products by the Company or its competitors, government regulation and approvals, developments in patent or other proprietary rights and market conditions for stocks of companies similar to the Company could have a significant impact on the market price of the Common Stock.

     Lack of Dividends. The Company anticipates that for the foreseeable future the Company's earnings, if any, will be retained for use in the business and that no cash dividends will be paid on the Common Stock. Declaration of dividends on the Common Stock will depend upon, among other things, future earnings, the operating and financial condition of the Company, its capital requirements and general business conditions. See "Dividend Policy."

     Unallocated Net Proceeds. The Company has not as yet identified specific uses of the net proceeds to be received by it from this offering, and, pending such uses, the Company expects that it will invest such net proceeds primarily in investment grade interest bearing or dividend bearing instruments, either directly by the Company or pursuant to a repurchase agreement with Thermo Electron. The Company will have discretion over the use and investment of such proceeds. See "Use of Proceeds" and "Relationship with Thermo Electron and Thermo Instrument -- Miscellaneous."

                                  THE COMPANY

     The Company was incorporated in Delaware in February 1995 as a wholly-owned subsidiary of Thermo Instrument. At that time, Thermo Instrument contributed all of the assets relating to its capillary electrophoresis product line, its MALDI-TOF division and its Eberline health physics division to the Company in exchange for 6,500,000 shares of Common Stock and the assumption by the Company of substantially all of the liabilities relating to such businesses. On February 7, 1996, the Company acquired all of the assets, subject to certain liabilities, of DYNEX Technologies, formerly Dynatech Laboratories, from Dynatech Corporation. In March 1996, Thermo Instrument acquired a substantial portion of the businesses comprising the Scientific Instruments Division of Fisons plc ("Fisons"), a wholly-owned subsidiary of Rhone-Poulenc Rorer Inc. On July 22, 1996, the Company acquired the Affinity Sensors and LabSystems divisions of Fisons from Thermo Instrument.


     Unless the context otherwise requires, references in this Prospectus to the Company or Thermo BioAnalysis refer to Thermo BioAnalysis Corporation and its subsidiaries and the predecessor businesses that constitute the Company. As of August 28, 1996, Thermo Instrument beneficially owned 80.2% of the Company's outstanding Common Stock, excluding the shares of Common Stock issuable upon conversion of the $50.0 million principal amount of the Company's 4.875% Subordinated Convertible Note, due to Thermo Instrument, which was issued in July 1996 (the "Convertible Note"). The Company's principal executive offices are located at 504 Airport Road, Santa Fe, New Mexico 87504-2108, and its telephone number is (505) 471-3232.


                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the shares of Common Stock offered hereby are estimated to be approximately $12,558,000 (approximately $14,591,000 if the Underwriters' over-allotment option is exercised in full), assuming an initial public offering price of $14.50 per share and after deducting estimated underwriting discounts and commissions and offering expenses. The principal purposes of this offering are to increase the Company's equity capital, to create a public market for the Common Stock and to facilitate future access by the Company to public equity markets.

     The Company expects to use the net proceeds from this offering for working capital and other general corporate purposes, including the possible acquisition of one or more businesses whose products are complementary with those offered by the Company. However, the Company has no specific agreements or commitments with respect to any acquisition that would be material to the Company.


     Pending these uses, the Company expects to invest the net proceeds from this offering primarily in investment grade interest bearing or dividend bearing instruments, either directly by the Company or pursuant to a repurchase agreement with Thermo Electron. See "Risk Factors -- Unallocated Net Proceeds" and "Relationship with Thermo Electron and Thermo Instrument -- Miscellaneous."


                                DIVIDEND POLICY

     The Company anticipates that for the foreseeable future the Company's earnings, if any, will be retained for use in the business and that no cash dividends will be paid on the Common Stock.

                                 CAPITALIZATION


     The following table sets forth the capitalization of the Company as of June 29, 1996, on a pro forma basis as if the issuance of the $50.0 million principal amount Convertible Note to Thermo Instrument and the repayment of the $30.0 million principal amount note payable to Thermo Electron had occurred on June 29, 1996, and as adjusted to give effect to the sale of Common Stock offered hereby at an assumed initial public offering price of $14.50 per share and after deducting estimated underwriting fees and commissions and offering expenses payable by the Company.



                                                                               JUNE 29, 1996
                                                                          -----------------------
                                                                          PRO FORMA   AS ADJUSTED
                                                                          ---------   -----------
                                                                           (IN THOUSANDS, EXCEPT
                                                                              SHARE AMOUNTS)
Subordinated Convertible Note, Due to Parent Company....................   $50,000      $50,000
                                                                          --------     --------
Shareholders' Investment:
  Common stock, $.01 par value, 25,000,000 shares authorized; 8,101,500 shares issued and outstanding and 9,101,500 shares as adjusted
     (1)................................................................        81           91
  Capital in excess of par value........................................    26,917       39,465
  Accumulated deficit...................................................      (540)        (540)
  Cumulative translation adjustment.....................................         8            8
                                                                          --------     --------
          Total Shareholders' Investment................................    26,466       39,024
                                                                          --------     --------
               Total Capitalization (Subordinated Convertible Note, Due
                to Parent Company and Shareholders' Investment).........   $76,466      $89,024
                                                                          ========     ========


- ---------------

(1) Does not include 925,000 shares of Common Stock reserved for issuance under the Company's stock-based compensation plans and 3,030,303 shares of Common Stock reserved for issuance upon conversion of the Convertible Note. Options to purchase 570,000 shares of Common Stock had been granted and were outstanding under the Company's stock-based compensation plans as of June 29, 1996. See "Dilution," "Management -- Compensation of Directors" and
    "-- Compensation of Executive Officers" and Notes 2 and 9 of Notes to the Company's Consolidated Financial Statements.

                                    DILUTION


     As of June 29, 1996, the Company had a negative net tangible book value of $10,071,000 or $1.24 per share. Negative net tangible book value per share is determined by dividing negative net tangible book value (total tangible assets less total liabilities) of the Company by the number of shares of Common Stock outstanding. After giving effect to the sale of 1,000,000 shares of Common Stock offered hereby at an assumed initial public offering price of $14.50 per share and the receipt of the estimated net proceeds therefrom, the pro forma net tangible book value of the Common Stock as of June 29, 1996 would have been $2,487,000 or $.27 per share. This represents an immediate increase in net tangible book value of $1.51 per share to existing shareholders and an immediate dilution in net tangible book value of $14.23 per share to new investors purchasing Common Stock in this offering. See "Risk Factors -- Immediate and Substantial Dilution." The following table illustrates this per share dilution:



     Assumed price to public.............................................               $14.50
          Negative net tangible book value per share as of June 29, 1996, before this offering..........................................  $(1.24)
          Increase in net tangible book value per share attributable to
           this offering.................................................    1.51
                                                                           ------
                                                                                -
     Net tangible book value per share as of June 29, 1996, after this
      offering (1)(2)....................................................                  .27
                                                                                        ------
                                                                                             -
     Dilution per share to new investors (1)(2)..........................               $14.23
                                                                                        ======


- ---------------

(1) If the Underwriters' over-allotment option were exercised in full, the net tangible book value per share after this offering would be $.49, resulting in an immediate dilution of $14.01 per share to investors purchasing shares in this offering. See "Underwriting."



(2) If all options outstanding at June 29, 1996 to purchase an aggregate of 570,000 shares of Common Stock at a weighted average price of $10.51 per share were exercised in full, and the $50.0 million principal amount Convertible Note issued in July 1996 was converted by Thermo Instrument into 3,030,303 shares of the Company's Common Stock in addition to the Underwriters' exercise of the over-allotment option, the net tangible book value per share after this offering would be $4.71, resulting in an immediate dilution of $9.79 per share to investors purchasing shares in this offering.



     The following table sets forth as of June 29, 1996, the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price paid per share by existing shareholders and by the investors purchasing shares of Common Stock in this offering:


                                           SHARES PURCHASED          TOTAL CONSIDERATION        AVERAGE
                                         ---------------------     -----------------------       PRICE
                                          NUMBER       PERCENT       AMOUNT        PERCENT     PER SHARE
                                         ---------     -------     -----------     -------     ---------
     Thermo Instrument (1).............  6,500,000       71.4%     $12,080,000       28.4%       $1.86
     Other existing investors (2)......  1,601,500       17.6       16,015,000       37.6        10.00
     New investors.....................  1,000,000       11.0       14,500,000       34.0        14.50
                                         ---------      -----      -----------      -----        -----
          Total........................  9,101,500      100.0%     $42,595,000      100.0%
                                         =========      =====      ===========      =====

- ---------------
(1) Represents the book value of net assets transferred by Thermo Instrument to the Company in exchange for 6,500,000 shares of the Company's Common Stock.

(2) Represents the price paid for shares of Common Stock purchased for cash.

                         SELECTED FINANCIAL INFORMATION


     The selected financial information below as of and for the fiscal years ended January 1, 1994, December 31, 1994 and December 30, 1995 has been derived from the Company's Consolidated Financial Statements, which have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report included elsewhere in this Prospectus. This information should be read in conjunction with the Company's Consolidated Financial Statements and related notes included elsewhere in this Prospectus. The selected financial information for the fiscal years ended December 28, 1991 and January 2, 1993 and for the six month periods ended July 1, 1995 and June 29, 1996 has not been audited but, in the opinion of the Company, includes all adjustments (consisting only of normal, recurring adjustments) necessary to present fairly such information in accordance with generally accepted accounting principles applied on a consistent basis. The results of operations for the six months ended June 29, 1996 are not necessarily indicative of results for the entire year.



                                                                                                               PRO FORMA
                                                                                                              COMBINED (2)
                                                                                                         ----------------------
                                                                                                         FISCAL     SIX MONTHS
                                                                                    SIX MONTHS ENDED      YEAR        ENDED
                                                  FISCAL YEAR                     --------------------   -------   ------------
                                -----------------------------------------------   JULY 1,    JUNE 29,                JUNE 29,
                                 1991      1992      1993      1994      1995       1995     1996 (1)     1995         1996
                                -------   -------   -------   -------   -------   --------   ---------   -------   ------------
                                                           (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Revenues......................  $24,737   $20,120   $24,479   $25,127   $22,534   $11,686    $ 29,782    $80,803     $ 36,970
                                -------   -------   -------   -------   -------   -------    --------    -------     --------
Costs and Operating Expenses:
  Cost of revenues............   12,063    10,981    13,010    14,176    13,036     6,826      16,106     38,018       19,927
  Selling, general and
    administrative expenses...    4,110     4,067     4,914     5,054     4,804     2,309       9,017     30,243       13,979
  Research and development
    expenses..................    2,308     2,448     2,242     2,042     1,325       612       2,921      8,882        4,036
  Write-off of acquired
    technology................       --        --        --        --        --        --       3,500         --           --
                                -------   -------   -------   -------   -------   -------    --------    -------     --------
                                 18,481    17,496    20,166    21,272    19,165     9,747      31,544     77,143       37,942
                                -------   -------   -------   -------   -------   -------    --------    -------     --------
Operating Income (Loss).......    6,256     2,624     4,313     3,855     3,369     1,939      (1,762)     3,660         (972)
Interest Income (Expense),
  Net.........................       --        --        --        --       819       238        (375)    (1,690)        (725)
                                -------   -------   -------   -------   -------   -------     -------     ------     --------
Income (Loss) Before Income
  Taxes.......................    6,256     2,624     4,313     3,855     4,188     2,177      (2,137)     1,970       (1,697)
Income Tax Provision
  (Benefit)...................    2,745     1,449     1,775     1,455     1,674       870         546      1,148         (123)
                                -------   -------   -------   -------   -------   -------    --------    -------     --------
Net Income (Loss).............  $ 3,511   $ 1,175   $ 2,538   $ 2,400   $ 2,514   $ 1,307    $ (2,683)   $   822     $ (1,574)
                                =======   =======   =======   =======   =======   =======    ========    =======     ========
Earnings (Loss) per Share
  (3).........................  $   .53   $   .18   $   .38   $   .36   $   .32   $   .18    $   (.33)   $   .11     $   (.19)
                                =======   =======   =======   =======   =======   =======    ========    =======     ========
Weighted Average Shares (3)...    6,617     6,617     6,617     6,617     7,811     7,403       8,219      7,811        8,219
                                =======   =======   =======   =======   =======   =======    ========    =======     ========
BALANCE SHEET DATA (AT END OF
  PERIOD):
Working Capital...............  $ 5,663   $ 5,808   $ 6,333   $ 8,282   $27,105   $16,845    $(15,875)               $ 34,125
Total Assets..................   13,830    11,767    13,596    14,349    32,907    22,199      85,063                  96,063
Subordinated Convertible Note,
  Due to Parent Company.......       --        --        --        --        --        --          --                  50,000
Shareholders' Investment......    7,892     7,838     8,332    10,162    29,146    18,783      26,466                  26,466


- ---------------

(1) Includes the results of DYNEX since its acquisition by the Company on February 7, 1996 and the results of the Affinity Sensors and LabSystems divisions of Fisons since their acquisition by Thermo Instrument on March 29, 1996.


(2) The pro forma combined statement of operations data was derived from the pro forma combined condensed statement of operations included elsewhere in this Prospectus. The pro forma combined statement of operations data sets forth the results of operations for fiscal year 1995 and the six months ended June 29, 1996, as if the acquisitions of DYNEX and Affinity Sensors and LabSystems, the issuance of the $50.0 million principal amount Convertible Note to Thermo Instrument and the repayment of the $30.0 million principal amount note payable to Thermo Electron had occurred on January 1, 1995. The pro forma balance sheet information is derived from the pro forma condensed balance sheet included elsewhere in this Prospectus, which was prepared as if the payment of $9.0 million by the Company to Thermo Instrument, made in consideration for the transfer of Affinity Sensors and LabSystems, the issuance of the $50.0 million principal amount Convertible Note to Thermo Instrument and the repayment of the $30.0 million principal amount note payable to Thermo Electron had occurred on June 29, 1996.


(3) Pursuant to Securities and Exchange Commission requirements, earnings (loss) per share have been presented for all periods. Weighted average shares for all periods include the 6,500,000 shares issued to Thermo Instrument in connection with the initial capitalization of the Company and the effect of the assumed exercise of stock options issued within one year prior to the Company's proposed initial public offering.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     The Company operates in three principal areas: life sciences instrumentation, information management systems and health physics instrumentation. The Company's instrumentation group includes its DYNEX Technologies and Affinity Sensors subsidiaries and its capillary electrophoresis ("CE") and MALDI-TOF mass spectrometer divisions, through which the Company designs, manufactures and markets a broad range of instruments and consumables based on proprietary immunoassay, optical biosensor, mass spectrometry and CE technologies. The Company's LabSystems subsidiary designs, implements and supports laboratory information management systems ("LIMS") and chromatography data systems. The Company's Eberline health physics subsidiary supplies radiation detection and counting instrumentation and sophisticated radiation monitoring systems to the nuclear industry worldwide.


     The Company's strategy is to develop and market a portfolio of instruments and information management systems for biochemistry and other applications through research and development of innovative products and through the acquisition of complementary businesses and technologies. In February 1996, the Company acquired DYNEX, which supplies automated systems, detection systems and consumables for the immunoassay market, for $43.1 million. DYNEX incurred an operating loss of $1.0 million on revenues of $28.5 million for the period from April 1, 1995 through February 7, 1996. DYNEX's operating loss includes corporate service fees charged by its former parent company of $0.7 million. In addition, DYNEX changed suppliers of plastic resins used in the manufacture of certain of its products. This change resulted in reduced revenue during the transition period.



     In July 1996, the Company acquired the Affinity Sensors and LabSystems divisions of Fisons from Thermo Instrument for $9.0 million, subject to a post-closing adjustment. Affinity Sensors supplies optical biosensors used in life sciences research by the pharmaceutical and biotechnology industries, universities and medical research institutes. Affinity Sensors was established to develop and commercialize products based on a new technology, optical biosensors, and commenced commercial sales in 1993. Affinity Sensors incurred a pre-tax loss of $2.5 million on revenues of $2.4 million in 1995. LabSystems markets laboratory information management systems and chromatography data systems used in research and development, quality assurance and control, and processing plants. LabSystems had pre-tax income of $3.1 million on revenues of $20.0 million in 1995. Because, as of June 29, 1996, the Company, Affinity Sensors and LabSystems were deemed for accounting purposes to be under control of their common owner, Thermo Instrument, which had acquired a substantial portion of the businesses comprising the Scientific Instruments Division of Fisons on March 29, 1996, the accompanying financial information as of and for the six months ended June 29, 1996 includes the results of operations of Affinity Sensors and LabSystems from March 29, 1996, the date these businesses were acquired by Thermo Instrument. During the six months ended June 29, 1996, the Company wrote-off $3.5 million of acquired technology in connection with these acquisitions. Because the Company had not paid Thermo Instrument for these businesses as of June 29, 1996, the accompanying June 29, 1996 financial statements include an amount payable to Thermo Instrument of $9.0 million, subject to a post-closing adjustment.


RESULTS OF OPERATIONS


  Six Months Ended June 29, 1996 Compared With Six Months Ended July 1, 1995



     Revenues increased 155% to $29.8 million in the six months ended June 29, 1996 from $11.7 million in the six months ended July 1, 1995. This increase was primarily due to the inclusion of $14.7 million in revenues from DYNEX, which was acquired in February 1996, and the inclusion of $6.0 million in revenues from LabSystems and Affinity Sensors, which were acquired as of March 29, 1996 for accounting purposes, offset in part by lower revenues at the Company's Eberline health physics subsidiary caused primarily by reduced spending at DOE facilities as a result of the federal budgetary impasse. In addition, sales of the Company's MALDI-TOF product line declined due to increased competition.



     The gross profit margin increased to 46% in the six months ended June 29, 1996 from 42% in the six months ended July 1, 1995, primarily due to the inclusion of higher margin revenues at DYNEX, LabSystems and Affinity Sensors, offset in part by a decrease in margins at the Company's MALDI-TOF division, due to a change in distribution channels from commission-based sales agents to distributors, which resulted in reduced revenues.



     Selling, general and administrative expenses as a percentage of revenues increased to 30% in the six months ended June 29, 1996 from 20% in the six months ended July 1, 1995, primarily due to higher costs as a percentage of revenues at DYNEX and LabSystems. In mid-1996 the Company implemented cost reduction plans at DYNEX and LabSystems, which are expected to reduce selling, general and administrative expenses as a percentage of revenues at each business. Research and development expenses increased to $2.9 million from $0.6 million primarily due to the inclusion of expenses at DYNEX, LabSystems and Affinity Sensors.



     During the six months ended June 29, 1996, Thermo Instrument wrote-off $3.5 million in acquired technology in connection with the acquisition of Affinity Sensors and LabSystems. Because, as of June 29, 1996, the Company, Affinity Sensors and LabSystems were deemed for accounting purposes to be under the common control of Thermo Instrument, this write-off is included in the Company's results of operations.



     Interest expense in the six months ended June 29, 1996 represents interest associated with the $30.0 million principal amount promissory note issued to Thermo Electron in February 1996 in connection with the DYNEX acquisition. This note was repaid in July 1996 with the proceeds of the $50.0 million principal amount Convertible Note issued to Thermo Instrument. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources."



     The effective tax rate was 40% in both periods, excluding the effect of the March 1996 write-off of acquired technology associated with the acquisition of U.K.-based Affinity Sensors and LabSystems, for which no tax benefit has been recorded. This rate exceeds the statutory federal income tax rate primarily due to the impact of state income taxes.


     In 1995, the Company had sales to customers outside of the United States which represented 33% of total revenues. With the acquisitions of DYNEX, Affinity Sensors and LabSystems, the Company expects that an increasing percentage of its manufacturing operations and a majority of its revenues will be to customers outside the United States. Inherent in international operations are risks such as greater difficulties in collecting accounts receivable due to longer payment cycles and possible difficulties enforcing agreements and legal claims in foreign jurisdictions. Tax rates in certain foreign countries exceed that of the United States and foreign earnings may be subject to withholding requirements or the imposition of tariffs, exchange controls or other restrictions. In addition, currency exchange fluctuations affecting the relationship between the U.S. dollar and foreign currencies may adversely affect the Company's results of operations and cash flows. See "Risk Factors -- Risks Associated With International Operations."

  1995 Compared With 1994

     Revenues decreased 10% to $22.5 million in 1995 from $25.1 million in 1994, primarily due to lower health physics sales which resulted from lower capital spending by commercial nuclear power producers and government laboratories, U.S. government budget constraints and regulatory uncertainty concerning clean-up projects.

     The gross profit margin declined to 42% in 1995 from 44% in 1994. This reduction was primarily due to lower sales of high-margin personnel contamination monitors and environmental monitors produced by the Company's Eberline health physics subsidiary.

     Selling, general and administrative expenses as a percentage of revenues increased to 21% in 1995 from 20% in 1994 due to the decrease in revenues noted above. Research and development expenses decreased to $1.3 million in 1995 from $2.0 million in 1994 primarily due to the elimination of German research and development activities at the Company's MALDI-TOF division and a reduction in spending at the Company's Eberline health physics subsidiary in 1994 and in 1995.

     Interest income in 1995 represents interest on the net proceeds of the Company's private placements of Common Stock in March 1995 and April 1995.

     The effective tax rate was 40% in 1995 and 38% in 1994. These rates exceed the statutory federal rate primarily due to the impact of state income taxes. The increase in the effective rate resulted from the inability in 1995 to provide a tax benefit on foreign losses and a reduced tax benefit associated with the Company's foreign sales corporation.

  1994 Compared With 1993

     Revenues increased 3% to $25.1 million in 1994 from $24.5 million in 1993, due to an increase in revenues of the Company's MALDI-TOF product line caused by increased market acceptance of those products, offset in part by lower health physics revenues caused by reduced spending by the DOE and commercial nuclear power producers.

     The gross profit margin declined to 44% in 1994 from 47% in 1993 due to lower sales of one of the Company's high-margin health physics instruments.

     Selling, general and administrative expenses as a percentage of revenues was 20% in both periods. Research and development expenses decreased to $2.0 million in 1994 from $2.2 million in 1993 primarily due to a reduction in spending at the Company's Eberline health physics subsidiary in 1994.

     The effective tax rate was 38% in 1994 and 41% in 1993. These rates exceed the statutory federal rate primarily due to the impact of state income taxes. The decrease in the effective rate resulted from the inability in 1993 to provide a tax benefit on foreign losses.

LIQUIDITY AND CAPITAL RESOURCES


     Consolidated working capital was negative $15.9 million as of June 29, 1996, compared with $27.1 million as of December 30, 1995. The decrease in working capital was primarily due to the issuance of a $30.0 million promissory note to Thermo Electron to partially fund the acquisition of DYNEX and the inclusion of an amount payable to Thermo Instrument of $9.0 million related to the acquisition of Affinity Sensors and LabSystems. Included in working capital are cash and cash equivalents of $12.2 million as of June 29, 1996, compared with $17.7 million as of December 30, 1995. During the first six months of 1996, $8.2 million of cash was provided by operating activities. Accounts payable and other current liabilities increased by approximately $3.8 million primarily as a result of higher accounts payable and accrued expense balances at DYNEX, which had been reduced from normal levels in anticipation of its acquisition by the Company. Inventory decreased by approximately $0.7 million primarily as a result of lower balances at DYNEX due to managing production levels to carry lower finished goods inventories. During the first six months of 1996, the Company expended $0.4 million for the purchases of property, plant and equipment. The Company expects to expend approximately $0.7 million for additional purchases of property, plant and equipment during the remainder of 1996.



     In February 1996, the Company purchased DYNEX for approximately $43.1 million. To fund the acquisition of DYNEX, the Company used cash and borrowed $30.0 million from Thermo Electron pursuant to a promissory note due February 1997, and bearing interest at the 90 day Commercial Paper Composite Rate, as quoted by Merrill Lynch, plus 25 basis points, set quarterly. The interest rate for this note was 5.69% as of June 29, 1996.


     In July 1996, the Company purchased Affinity Sensors and LabSystems from Thermo Instrument for approximately $9.0 million, subject to a post-closing adjustment. In connection with the acquisition of Affinity Sensors and LabSystems, in July 1996 the Company issued to Thermo Instrument a $50.0 million principal amount 4.875% subordinated convertible note, due 2001, convertible into shares of the Company's Common Stock at $16.50 per share. The Company used the proceeds of the subordinated convertible note to retire the $30.0 million promissory note issued to Thermo Electron in connection with the acquisition of DYNEX.

     Though the Company expects to have positive cash flow from its existing operations, the Company anticipates it will require significant amounts of cash to pursue the acquisition of complementary businesses. The Company expects that it will finance these acquisitions through a combination of internal funds, including the net proceeds from the sale of the shares of Common Stock offered hereby, additional debt or equity financing from capital markets, or short-term borrowings from Thermo Instrument or Thermo Electron, although there is no agreement with Thermo Instrument or Thermo Electron under which such parties are obligated to lend funds to the Company. The Company believes that its existing resources are sufficient to meet the capital requirements of its existing businesses for at least the next 24 months.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS


                 OF RESULTS OF OPERATIONS OF DYNEX TECHNOLOGIES



OVERVIEW



     DYNEX Technologies operated as a division of Dynatech Corporation through February 7, 1996. The Company acquired substantially all of the assets of DYNEX, subject to certain liabilities, on February 7, 1996. DYNEX designs, manufactures and markets products used in the immunoassay segment of the bioinstrumentation market.



     In describing the results of operations below, the period from April 1, 1995 through February 7, 1996 is referenced as fiscal 1996, and the years ended March 31, 1995 and 1994 are referenced as fiscal 1995 and fiscal 1994, respectively.



RESULTS OF OPERATIONS



  Fiscal 1996 Compared With Fiscal 1995



     Revenues decreased 24% to $28.5 million in fiscal 1996 from $37.3 million in fiscal 1995. Revenues decreased $5.8 million in fiscal 1996 due to the abbreviated fiscal year. In addition, DYNEX had sales of certain products to customers in Russia of $0.2 million in fiscal 1996 compared with $3.0 million in fiscal 1995.



     The gross profit margin decreased to 45% in fiscal 1996 from 46% in fiscal 1995, primarily due to an increase in lower margin sales to original equipment manufacturers ("OEM's"), offset in part by a reduction in lower margin sales in fiscal 1996 of certain products manufactured by third parties for customers in Russia.



     Selling, general and administrative expenses as a percentage of revenues increased to 40% in fiscal 1996 from 34% in fiscal 1995 primarily due to the decrease in revenues discussed above. Research and development expenses decreased to $2.3 million in fiscal 1996 from $2.5 million in fiscal 1995 primarily due to the abbreviated fiscal year.



     Interest expense increased in fiscal 1996 primarily due to an increase in the interest allocation from Dynatech Corporation as a result of increased borrowings.



     The effective tax rates in fiscal 1996 and fiscal 1995 differ from the statutory federal income tax rate primarily due to the inability to provide a tax benefit on losses incurred at certain subsidiaries and, to a lesser extent, higher tax rates at certain foreign subsidiaries.



  Fiscal 1995 Compared With Fiscal 1994



     Revenues increased 24% to $37.3 million in fiscal 1995 from $30.1 million in fiscal 1994. Revenues increased primarily due to increased demand, which resulted in part from the introduction of certain new instrumentation products. In addition, sales of certain products to customers in Russia accounted for an increase in revenues of $2.3 million.



     The gross profit margin decreased to 46% in fiscal 1995 from 49% in fiscal 1994, primarily due to the inclusion of lower margin revenues on the sale of certain products manufactured by third parties for customers in Russia, and an increase in lower margin sales to OEM's.



     Selling, general and administrative expenses as a percentage of revenues decreased to 34% in fiscal 1995 from 41% in fiscal 1994 primarily due to the increase in revenues discussed above. Research and development expenses were $2.5 million in both periods.



     Interest expense decreased in fiscal 1995 primarily due to a decrease in the interest allocation from Dynatech Corporation.



     The effective tax rates in fiscal 1995 and fiscal 1994 differ from the statutory federal income tax rate primarily due to the inability to provide a tax benefit on losses incurred at certain subsidiaries and, to a lesser extent, higher tax rates at certain foreign subsidiaries.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS


                       OF AFFINITY SENSORS AND LABSYSTEMS



OVERVIEW



     Affinity Sensors and LabSystems operated as divisions of Fisons plc through March 29, 1996 at which time Thermo Instrument acquired a substantial portion of the Scientific Instruments Division of Fisons plc (of which Affinity Sensors and LabSystems form a part). In July 1996, the Company acquired Affinity Sensors and LabSystems from Thermo Instrument.



     Affinity Sensors was established to develop and commercialize products based on a new technology, optical biosensors, and commenced commercial sales in 1993. LabSystems designs, implements and supports laboratory information management systems and chromatography data systems.



RESULTS OF OPERATIONS



  First Quarter 1996 Compared with First Quarter 1995



     Turnover increased 7% to 2.9 million British pounds sterling in the first quarter of 1996 from 2.7 million British pounds sterling in the first quarter of 1995. This increase was primarily due to an increase of 0.6 million British pounds sterling in turnover at LabSystems due to increased demand for its product in South America and Asia, partially offset by a decrease in turnover of
0.4 million British pounds sterling at Affinity Sensors due to the timing of certain shipments.



     The gross profit margin declined to 53% in the first quarter of 1996, from 63% in the first quarter of 1995, primarily due to a provision for obsolescence recorded in the first quarter of 1996 for approximately 0.3 million British pounds sterling.



     Distribution costs represented 30% of turnover in the first quarter of 1996 compared with 24% of turnover in the first quarter of 1995. The increase was primarily due to an increase in the reserve for bad debts of approximately 0.2 million British pounds sterling. Administrative expenses remained constant at 63% of turnover in both periods.



  1995 Compared With 1994



     Turnover decreased 4% to 14.4 million British pounds sterling in 1995 from
15.0 million British pounds sterling in 1994. This decrease was primarily due to a decrease of 1.0 million British pounds sterling in turnover at LabSystems due to a decrease in demand for its chromatography data systems, offset in part by an increase in turnover of 0.4 million British pounds sterling at Affinity Sensors due to increased demand.



     The gross profit margin increased to 75% in 1995 from 72% in 1994, primarily due to a change in sales mix at Affinity Sensors.



     Distribution costs represented 18% of turnover in 1995 compared with 21% of turnover in 1994. The decrease was primarily due to a restructuring of LabSystems' United States sales office which resulted in the elimination of approximately one third of the office's sales personnel. Administrative expenses remained constant at 55% of turnover in both periods.



     The tax provision in both periods exceeded the United Kingdom statutory rate of 33% primarily due to losses incurred by sales offices in the United States for which no tax benefit has been recorded.



  1994 Compared With 1993



     Turnover decreased 6% to 15.0 million British pounds sterling in 1994 from
16.0 million British pounds sterling in 1993. This decrease was primarily due to a decrease of 1.7 million British pounds sterling in turnover at LabSystems due to a decrease in demand for its chromatography data systems products, offset in part by an increase in turnover of 0.7 million British pounds sterling at Affinity Sensors due to increased demand.

     The gross profit margin decreased to 72% in 1994 from 74% in 1993 due to a decrease in turnover of higher margin products at LabSystems.



     Distribution costs represented 21% of turnover in 1994 compared with 18% of turnover in 1993. This increase was primarily due to an increase of approximately 0.4 million British pounds sterling in costs for Affinity Sensors' United States sales office for a full year of operations in 1994 compared with three months in 1993. Administrative expenses represented 55% of turnover in 1994 compared with 58% of turnover in 1993. This decrease was primarily due to a write-off of 0.4 million British pounds sterling of intangibles in 1993.



     The tax provision in both periods exceeds the United Kingdom statutory rate of 33% primarily due to losses incurred by sales offices in the United States for which no tax benefit has been recorded.

                                    BUSINESS

     Thermo BioAnalysis designs, manufactures and markets instruments and information management systems for use in biochemical research and production, as well as in clinical diagnostics. The Company focuses on three principal product areas:

     - Instrumentation. The Company markets a broad range of instruments and consumables based on proprietary immunoassay, optical biosensor, mass spectrometry and capillary electrophoresis technologies.

     - Information Management Systems. The Company offers laboratory information management systems ("LIMS") and chromatography data systems for use in laboratories and clinical testing facilities. The Company's information management systems are designed to facilitate the monitoring and analysis of samples throughout the laboratory or clinical lifecycle.

     - Health Physics. The Company markets radiation detection instrumentation and complete radiation monitoring systems for use in and around nuclear power plants and other facilities where radioactive materials are used.

     During the past decade, life sciences researchers have made significant advances in identifying the basic mechanisms of biological activity at the molecular level. These advances have created the need for increasingly sophisticated instrumentation that allows companies to capitalize on the improved understanding of molecular biology by developing novel drug therapies and diagnostic products for human and animal health. In addition to the significantly more complex biological problems under investigation, these advances have also dramatically increased the quantity of information that needs to be analyzed and processed. As a result, the ability to enhance productivity and reduce product development time and cost in life sciences research has become an increasingly important challenge and a potential competitive advantage for pharmaceutical and biotechnology companies. These factors underly the rapid growth in demand for life sciences instrumentation and related products as well as the introduction of advanced bioanalytical systems such as those developed and marketed by the Company.

     The Company's strategy is to develop and market a broad portfolio of instruments and information management systems for biochemistry applications that address the needs of the laboratory and clinical diagnostic markets. The Company seeks to implement this strategy through a combination of innovative research and development and strategic acquisitions designed to expand its technologies and product offerings. For example, the Company's recently-acquired Affinity Sensors division has developed a line of optical biosensors that enable real-time analysis of molecular interactions. In addition, in February 1996 the Company acquired DYNEX Technologies ("DYNEX"), formerly Dynatech Laboratories, a division of Dynatech Corporation, a leading supplier of automated systems, detection systems, and consumables for the immunoassay market. The Company markets and sells its products worldwide through a number of channels, including a direct sales force, independent sales representatives, distributors and original equipment manufacturers ("OEMs").

BACKGROUND

     During the past decade, biochemical research evolved rapidly as a result of new techniques and discoveries that enabled scientists to address biological problems at the molecular level. In particular, dramatic strides have been made in the understanding of the composition and function of the human genome, as well as in such areas as antisense, ribozymes, signal transduction and gene amplification diagnostics. These breakthroughs have in turn led to important developments in the understanding, diagnosis and treatment of a wide variety of diseases, including cancer, heart disease and diabetes.

     Industry sources estimate that approximately 50,000 research groups are engaged in biochemical and other forms of life sciences research activities worldwide, including academic institutions, government laboratories and private foundations, as well as biotechnology, pharmaceutical and chemical companies and diagnostic laboratories. The increased emphasis on cost-effectiveness and optimizing resources in the life sciences is forcing these organizations to become more selective in the allocation of their research budgets.

Consequently, these organizations have embraced new technologies which accelerate and improve the cost effectiveness of the discovery and development process.

     At the same time as these organizations are seeking to address the effects of cost reductions, the proliferation of new biological targets offers an incentive for pharmaceutical companies to increase their drug discovery efforts. Researchers at pharmaceutical and biotechnology companies, universities and other institutions have identified numerous novel receptors, enzymes and other proteins as drug targets and have generated information on their potential role in human diseases. Advances in genomics research leading to the identification of genes implicated in human diseases have also contributed to this proliferation of new biological targets. The identification of these targets has provided expanded opportunities for the discovery and development of new drugs and diagnostic applications. Through combinatorial chemistry (the process of assembling chemical molecules to rapidly produce many ordered sequences to such molecules), scientists are creating large libraries of novel compounds which are screened against biological targets for molecular activity. This process requires pharmaceutical and other companies to seek methods to rapidly design, synthesize and evaluate greater numbers of drug candidates. The Company believes that bioanalytical instruments will provide the medium to enable pharmaceutical companies to achieve this goal.

     Traditional analytical instruments and early bioanalytical instruments and methods were not designed to rapidly analyze subtle biological events and process the large volume of complex data necessary to evaluate biological functions of today's biochemical discoveries and to understand and quantify biological mechanisms and interactions. For example, the analytical biochemistry industry today relies primarily on technology developed ten to twenty years ago for small-scale research use in biochemistry laboratories. The Company seeks to address the gap it perceives in the bioanalytical instrumentation and systems market by developing and acquiring a broad portfolio of products for biochemistry applications that address the needs of the biochemical and clinical diagnostics markets.

PRODUCTS

  Instrumentation

     The Company designs, manufactures and markets a broad range of instruments and consumables based on proprietary immunoassay, optical biosensor, mass spectrometry and capillary electrophoresis technologies. The Company's products include automated systems, detection systems and consumables for the immunoassay market offered under the "DYNEX" name; optical biosensors marketed under the "Affinity Sensors" name; MALDI-TOF mass spectrometers; and capillary electrophoresis systems, components and accessories.

     Immunoassay. DYNEX designs, manufactures, sells and supports products for immunoassay testing. Immunoassay is an analytical method used for the qualitative and quantitative analysis of biological molecules. Immunoassays are widely used in pharmaceutical and biopharmaceutical research, as well as for clinical testing and diagnosis of patient samples. In vitro diagnostic instruments for immunoassay testing are designed to measure the presence of specific substances, or analytes, in blood or other body fluids. Immunoassay testing is one of the most widely-used methods for diagnostic testing due to its ability to detect very small quantities of analytes. Immunoassay technology is used in a number of screening, diagnostic and monitoring tests, including tests for pregnancy, hepatitis and HIV.


     Immunoassay products are used in medical and pharmaceutical research, clinical diagnostics, veterinary medicine, agricultural diagnostics, water quality testing, and food and beverage testing. According to industry sources, sales in the entire immunodiagnostic market were approximately $4.5 billion in 1995. The Company estimates the microplate instruments and consumables segment of that market was approximately $290 million in 1995. The Company believes that trends in the medical industry, such as the proliferation of disease, new diagnostic discoveries and the demand for more cost-efficient automated testing systems, will drive growth in this market over the next few years.


     DYNEX is a market leader in microplate technology, which significantly improves the speed and efficiency of immunoassay testing. This technology enables laboratories to run analyses of up to 96 samples simultaneously using small amounts of both the sample being tested and the chemicals used to test the samples. Microplate systems offer clinical users the ability to automate and increase the throughput of their testing processes. These systems also allow researchers to conduct tests on small samples with increased sensitivity and consistency. DYNEX pioneered the development of microplate technology, now an industry standard for immunoassay testing in clinical applications and in pharmaceutical and biopharmaceutical research, with its Microtiter product line, and holds all rights to the Microtiter tradename.

     A Microtiter system is comprised of several components, including a plastic 96-well plate, a detection device and a washer. In the Microtiter system, a reagent, or testing chemical, is bound to the Microtiter plate. The tested sample is placed in one of the wells; if the specific analyte being tested is present, it will attach itself to the substance bound to the microplate. The remainder of the sample is then washed out, leaving the analyte bound to the well. A second reagent is then added to each well and if any analyte is present, the second reagent adheres to it. Each well is then washed clean of unattached reagents and analyzed with a luminescence, fluorescence or absorbance detector. The detector measures the presence of the second reagent, either through its luminescent or fluorescent qualities or by its color. The amount of analyte present in the original sample can then be derived by determining the amount of the second reagent in the well at the end of the test cycle.

     The Company believes that it offers among the most sensitive, flexible and automated Microtiter systems currently available. The primary advantage of the DYNEX Microtiter immunoassay testing system is the breadth of the Company's line of Microplate products and services. In addition, DYNEX's Microtiter products are compatible with all detection technologies and many reagent test kits. A number of immunoassay systems currently available are closed systems, manufactured and supplied by certain reagent manufacturers. These closed systems can only process tests made by that manufacturer, limiting flexibility and requiring the user to purchase multiple systems in order to utilize a variety of test kits. The Microtiter system is an open system which allows laboratories and clinics to select the most appropriate and cost-effective assay from products offered by several competing reagent manufacturers and to rapidly introduce new diagnostic tests as they become available. The Company believes that this advantage will become increasingly important as laboratories and clinics face mounting cost pressure in the current healthcare environment.

     The Company's principal immunoassay products include:

     - Microtiter detection systems, which read the results of diagnostic tests through the detection of color, luminescence or fluorescence. The Company markets the DYNEX ImmunoAssay System ("DIAS") reader, a modular, fully-automated detector that serves as a stand-alone reader or as the controlling unit of DYNEX's automated Microtiter plate processing system; the MRX and MRX-HD colorimetric detectors; the MLX luminescence detector; and the Flourolite line of fluorescence detectors. Suggested U.S. list prices for Microtiter plate detectors and computerized detection systems range from approximately $9,000 to approximately $30,000.

     - Automated testing systems, which combine detection, washing, reagent dispensing, incubation and data management functions. The Company's DIAS system with time management software allows users to automatically process and analyze Microtiter applications and to conduct several assays or tests concurrently or at pre-scheduled intervals. This system can be configured to hold up to 24 Microtiter plates, resulting in the automated analysis of up to 2,304 samples. Suggested U.S. list prices for these systems range from approximately $50,000 to approximately $90,000, depending on system configuration.

     - Consumables, consisting primarily of small plastic Microtiter plates with 96 wells, which are used to hold the sample and reagents during the testing process. The Company's consumables are used by both reagent manufacturers, who coat them with reagents and resell them to laboratories, and by researchers, who are developing new applications using experimental reagents for testing purposes. The Company's plastic products are manufactured using high-performance resins with characteristics that facilitate consistent test results.

     Optical Biosensors. Optical biosensor systems are a new technology used to quantify biomolecules and characterize their functional properties. Optical biosensor systems monitor the interaction of two or more biological compounds by measuring changes in the refractive index caused by molecular activity. Unlike competing technologies, which statically measure only the presence and quantity of a biomolecule, optical biosensors dynamically measure the speed and strength of the molecular interaction. The result is an analytical instrument which provides previously unavailable information regarding molecular activity in real time without the need for chemical or radioactive labels, thereby reducing the time associated with the testing process. The Company believes that optical biosensors may be useful in developing more effective therapeutics, more selective diagnostics and a greater understanding of the molecular basis of inter- and intracellular communication. According to industry sources, worldwide sales of optical biosensors in 1995 have grown to approximately $30 million since their introduction in 1990.


     The Company's Affinity Sensors division ("Affinity Sensors") designs, develops and sells optical biosensors for life sciences research in the pharmaceutical and biotechnology industries, universities and medical research institutes. Affinity Sensors' biosensor-based assay system, known as IAsys, is an optical biosensor system comprised of two components, an instrument system and a disposable biosensor which can have tailored specificity and can be used up to one hundred or more times before disposal. The Company offers both manual and automated versions of its IAsys optical biosensor system for performing a broad range of assays and affinity measurements. Suggested U.S. list prices for the IAsys optical biosensor system range from approximately $85,000 to approximately $200,000.

     The Company believes that its IAsys optical biosensor systems offer practical, cost and time saving advantages over conventional analytical technologies. The IAsys system eliminates the multi-step process associated with conventional testing techniques such as enzyme-linked immunosorbant assays ("ELISA"), radio-immunoassays ("RIA"), ultracentrifugation and fluorescence polarization, thereby reducing the amount of time necessary to obtain test results and enhancing research productivity. The IAsys system uses a cuvette rather than a flow-through design, thereby allowing the monitoring of reactions for an unlimited period and the recovery of substantially all of the sample used in the testing process.

     Affinity Sensors has incorporated patented technology into the IAsys system that directly detects an extensive range of analytes, including biopharmaceuticals, proteins, peptides, DNA and cells. The Company believes that the IAsys system has a wide range of applications, including life sciences research, clinical diagnostics, environmental, industrial and defense applications. Researchers use the Company's optical biosensors to assist them in understanding which molecules interact, how many interact, how strongly and how quickly they interact, and how they bind relative to one another.

     MALDI-TOF Mass Spectrometry. Mass spectrometry measures the molecular weight of a sample's components, thereby enabling identification and measurement of organic chemical compounds and/or inorganic elements contained in the sample. Historically, mass spectrometry has been of little use to biochemists because mass spectrometry measurements of large molecules, such as the biomolecules that comprise peptides and proteins which have molecular weights in excess of 3,000 daltons, were not possible.

     The development of ionization techniques such as those used in the MALDI-TOF mass spectrometer have solved this problem. MALDI-TOF mass spectrometers, first commercially available in 1990, measure the amount of time required for an ionized molecule to reach a detector and convert that measurement into a measurement of mass. Using these devices, biochemists can measure molecules with molecular weights of up to 500,000 daltons.

     According to industry sources, worldwide sales of MALDI-TOF mass spectrometers in 1995 were estimated to be approximately $74 million and estimated to increase at a rate of approximately 20% per year through 1999. The Company believes that the growth of this market may accelerate as the advantages of the relatively new MALDI-TOF technology are recognized by the biotechnology community and as new applications for the technology are developed.

     The Company currently offers two MALDI-TOF mass spectrometers: LASERMAT, an automated standard-resolution benchtop instrument controlled by a personal computer and designed to permit biochemists to conduct fast and accurate measurements in their own laboratories; and VISION 2000, a high-resolution, research-grade instrument designed for the analysis of complex biomolecules with a mass range of up to 500,000 daltons. VISION 2000 incorporates an advanced technology for obtaining detailed structural information, such as the amino acid sequence of a peptide, by purely instrumental means. The Company is also completing the development of DYNAMO, an enhanced benchtop MALDI-TOF mass spectrometer which has significantly enhanced resolution. Suggested U.S. list prices for the Company's MALDI-TOF mass spectrometers range from approximately $100,000 to approximately $250,000.

     Capillary Electrophoresis. Capillary electrophoresis or "CE" is a purification and separation technique commercially introduced in 1989. CE systems separate molecules by measuring the speeds at which different compounds move through an extremely narrow tube or capillary that is charged with an electric field.


     The largest market for CE systems are biopharmaceutical companies, whose research activities require state-of-the-art CE systems and related supplies. One of the principal applications for CE systems is the analysis and separation of biomolecules such as proteins, peptides and nucleic acids, including DNA. Applications of DNA separation by CE include the identification of specific individuals through DNA "fingerprinting" and the diagnosis of diseases and specific genetic disorders such as leukemia, hepatitis and sickle cell anemia. CE is a rapidly growing purification and separation technique, and industry sources estimate that the total size of the CE market in 1995, including instrumentation, service and consumables, was approximately $51 million.



     The Company's SpectraPHORESIS line of CE systems includes a low-cost, manually-controlled CE system and a fully-automated CE system with multiple wavelength detectors. The Company recently introduced its new generation CE system, the SpectraPHORESIS Ultra. The Company believes that the SpectraPHORESIS Ultra has more than twice the sample capacity of competing products, thereby permitting users to decrease labor costs by allowing longer periods of unattended operation. The Company's CE systems offer high sensitivity, as well as advanced data handling, control and automation features. The Company also offers a line of CE capillaries, buffers and other consumables. Suggested U.S. list prices for the Company's CE products range from approximately $1,750 to approximately $40,000.


  Information Management Systems

     Laboratories and clinical facilities are gathering increasing amounts of data from a variety of sources utilizing an array of instrumental and non-instrumental techniques. These data must then be organized, interpreted, distributed and archived for a variety of business and regulatory reasons.

     Companies can improve the efficiency of their analytical laboratories by using a laboratory information management system ("LIMS") to perform sample login, test scheduling, test execution, automated results entry, results validation, reporting and data archiving. LIMS benefits include minimizing the number of laboratory personnel needed to handle increases in sample volume, facilitating the implementation of new analytical procedures and improving compliance with regulatory guidelines. Productivity and accuracy can also be enhanced by reducing manual data transcription and automating error-prone manual tasks such as sample status tracking, calculations, report preparation, and information retrieval. In addition, LIMS facilitates the maintenance of data and procedure security, audit trails and validation checks that are key components in complying with regulatory agency requirements. According to industry sources, worldwide sales of LIMS products in 1995 were approximately $200 million.


     LabSystems, the Company's information management systems subsidiary, designs, develops and supports LIMS and chromatography data systems. LabSystems is recognized as one of the world's leading LIMS suppliers. LabSystems also maintains an implementation support group that provides software customization and project management services for its customers. LabSystems' products are distributed throughout a wide user base including research and development, quality assurance/quality control and processing facilities. A substantial majority of LabSystems' customers are Fortune 500 companies in the process chemical, aerospace, pharmaceutical, environmental, oil and gas, petrochemical, automotive, food and beverage, agricultural and medical products industries.


     SampleManager, LabSystems' LIMS product, is a fully-integrated suite of software modules that provides industry-specific functionality in the areas of statistical analysis, instrument control, pharmaceutical stability studies, pharmaceutical batch material control and data security and integrity. The Company believes that its SampleManager is the only LIMS product that uses open system architecture, allowing easy integration with other software packages and platforms. The current version of SampleManager is available on DEC, HP and IBM platforms, running Rdb and Oracle databases. The Company believes that it was the first LIMS vendor worldwide to achieve an accredited ISO 9001/TickIT certification. As of June 30, 1996, SampleManager had been installed in over 550 sites worldwide.

     LabSystems also offers SampleManager-IDI, a software module that enables SampleManager to interface with SAP AG's R3 office data management system. The Company's SampleManager-IDI software module has been certified by SAP AG and integrates SampleManager with the user's other software data systems. The Company believes that its SampleManager-IDI interface, which is used by approximately 30% to 35% of LabSystems' customers, is an important selling point for the SampleManager product.

     XChrom and Multichrom, the Company's chromatography data systems or "CDS" products, are open system analytical tools which assist users in analyzing chromatographic data obtained via gas and liquid chromatography and capillary electrophoresis. XChrom is available on a variety of platforms, runs on any Intel 486 or Pentium-based personal computer under Microsoft Windows NT, and may be customized to suit most hardware configurations. Multichrom is a multi-user, multi-channel system for the DEC Alpha AXP and VAX platforms under the OpenVMS operating system. Chromatography instruments and autosamplers from leading vendors can be controlled centrally by XChrom and Multichrom, providing a common interface between instruments and aiding productivity and compliance with regulatory practices.

     XChrom and Multichrom are designed for use as stand-alone data systems or as part of an integrated system running LIMS products. Sample lists, calibration protocols and analytical results can be shared between the two applications, simplifying operation and avoiding transcription errors. The close interaction between the Company's LIMS and chromatography applications is of particular benefit to customers operating in a regulated environment.

     LabSystems recently introduced Yukon, a software interface between SampleManager and various analytical instruments. Yukon allows laboratory personnel to automatically send analytical results from a laboratory test instrument to SampleManager, thereby eliminating the time-consuming task of manually transmitting such results into the management information system and ensuring a secure information flow free of transcription errors.

     Suggested U.S. list prices for SampleManager, XChrom, Multichrom and Yukon are approximately $150,000, $50,000, $50,000 and $7,500, respectively.

  Health Physics

     The Company's Eberline health physics subsidiary is a leading supplier of radiation detection and counting instrumentation and sophisticated radiation monitoring systems to the nuclear industry. Eberline produces a broad range of products, including portable and stand-alone instruments and computer-integrated systems that detect and measure nuclear radiation in and around nuclear power plants and other facilities where radioactive materials are used. In May 1986, a portal monitor supplied by the Company's predecessor to a nuclear power plant in Sweden provided the first indication to Western countries of unusually high levels of nuclear radiation that resulted from the Chernobyl reactor accident in the former Soviet Union.


     According to industry sources, worldwide sales of instruments and related products to the nuclear industry in 1994 were approximately $521 million. The Company believes that its Eberline health physics subsidiary offers products which compete in approximately 35% of this worldwide market.



     Approximately 65% of the radiation monitoring instruments sold by Eberline are purchased for use in nuclear power plants and United States Department of Energy facilities. The remainder are sold to medical and educational institutions, the military service, state and local governments and others. For a discussion of a recent trend in purchases by the Departments of Defense and Energy, see "Risk Factors -- Dependence on Capital Spending Policies and Government Funding."


     The Company's radiation monitoring instruments can be separated into three broad categories:

     - Automated Contamination Monitors. Eberline offers a line of automated contamination monitors that detect and measure trace amounts of radioactive material on personnel, clothing, tools, wastes and other materials that are removed from radiologically controlled or potentially contaminated areas.

     - Environmental Monitors. Eberline manufactures and sells a complete line of environmental monitors, including air monitors, air samplers/pumps, area monitors and system data acquisition computers that measure radioactive gases such as radon and radioactive particulates in the ambient air, in work spaces, in effluents to the atmosphere and in residential and commercial buildings.

     - Portable Monitors. Eberline also offers portable survey meters that detect and monitor nuclear radiation dose rates and contamination levels, electronic alarming dosimeters that are worn by personnel working in radiologically controlled areas and a complete system of readers, computers and software to implement a fully integrated dosimetry management and access control system. Limits placed on dose rates are the basis for the precautions taken to ensure the safety of personnel who enter and work in radiologically controlled areas.

     Eberline also designs, manufactures and installs complete computer-integrated systems for monitoring effluents from nuclear power plants and for making radiation measurements at strategic locations throughout such facilities. These systems comprise a network of radiation monitors and data acquisition subsystems that process and store measurements and, on request, transmit data to a central system controller for display and recordkeeping. Eberline provides the hardware, software and customer service for these installed systems. Since 1978, Eberline has installed systems in more than 65 nuclear facilities worldwide.


     Suggested U.S. list prices for the Company's health physics products range from approximately $500 for portable survey meters to in excess of $1 million for complete monitoring systems.


CUSTOMERS, MARKETING AND DISTRIBUTION

  Customers


     The Company has approximately 9,400 customers worldwide. The Company's customers include pharmaceutical, biotechnology, chemical and industrial companies as well as academic institutions, government laboratories and private foundations. The Company anticipates that it will derive a majority of its revenues from customers located outside of North America in fiscal 1996. See "Risk Factors -- Risks Associated with International Operations." For more detailed financial information regarding the Company's foreign and domestic operations and export sales, see Note 8 of Notes to the Company's Consolidated Financial Statements. In fiscal 1995, sales of products by the Company's Eberline subsidiary to various branches of the United States government accounted for approximately 24% of the Company's total revenues. No other customer accounted for more than 10% of the Company's total revenues in fiscal 1995.


  Marketing and Distribution

     The Company markets and distributes its products through a number of channels, including a direct sales force, independent sales representatives, distributors and OEMs. The method of distribution is determined by product line and market size and potential, as well as by local business convention, industry mix and the availability of technically-qualified representatives.

     Instrumentation. DYNEX has focused its sales efforts on the clinical diagnostic and research markets, including healthcare and hospital facilities, chemical and pharmaceutical manufacturers, universities, medical and pharmaceutical research laboratories, veterinary and agricultural research laboratories and governmental institutions such as the FDA, the NIH and the Center for Disease Control. DYNEX's products are used principally by large clinical and research laboratories and manufacturers, including pharmaceutical companies, where large-batch, high volume testing methods are required.

     DYNEX sells to its customers principally through its direct sales force, OEMs and through distributors throughout the major countries in the world. DYNEX maintains direct sales offices in the Czech Republic, France, Germany, Hong Kong, Russia, the United Kingdom and the United States. DYNEX also sells through manufacturers' representatives. DYNEX sells to clinical laboratories and hospitals primarily through OEM arrangements with major reagent manufacturers, including Johnson & Johnson, Diagnostic Products Corporation and Sanofi Diagnostias Pasteur, which purchase consumables and instruments for resale to their customers.

     Affinity Sensors serves a variety of geographic markets and maintains direct sales and service offices in the United Kingdom and the United States, as well as distributors, including in some locations Thermo Instrument, in Australia, Belgium, France, Germany, the Netherlands, Italy, Spain, Scandinavia, Switzerland, Singapore and Japan. See "Relationship with Thermo Electron and Thermo Instrument."

     The Company distributes its MALDI-TOF mass spectrometry products through its direct sales force in the United States and Western Europe and through sales representatives elsewhere in the world. The Company distributes its MALDI-TOF mass spectrometry products in Japan through an arrangement with ThermoQuest Corporation, a majority-owned subsidiary of Thermo Instrument ("ThermoQuest"). ThermoQuest also distributes the Company's CE products and is the exclusive distributor of such products in jurisdictions in which it maintains a direct sales force. See "Relationship with Thermo Electron and Thermo Instrument."

     Information Management Systems. LabSystems serves a variety of geographic markets and maintains direct sales and service offices in the United Kingdom and the United States, as well as a network of distributors, including in some locations Thermo Instrument, in France, Germany, Italy, Scandinavia, Spain, the Netherlands, the Middle East, South Africa, Australia, Brazil, Canada and Singapore. See "Relationship with Thermo Electron and Thermo Instrument."

     Health Physics. Eberline sells instruments directly in the United States and Canada and through sales representatives elsewhere in the world. Eberline has sales and support offices in Santa Fe, New Mexico and West Columbia, South Carolina. In addition, direct sales representatives are located in Chicago, Illinois, Atlanta, Georgia and Santa Fe, New Mexico.

COMPETITION

     The markets for the Company's products are highly competitive. In each of the markets it serves, the Company competes with a number of companies, many of which have greater engineering, manufacturing and marketing resources than the Company.

  Instrumentation

     DYNEX competes primarily on the basis of technological innovation, cost, performance (including throughput and sensitivity) and flexibility. DYNEX's principal competitors in the consumables or plastics market include Nunc-Nalge Inc., Greiner GmbH and Corning-Costar Corporation. In the detection systems market, DYNEX competes with Bio-Tek Instruments, Inc., Life Sciences International Inc. and Molecular Devices Corporation. In the automated systems market, DYNEX's competitors include BioChem Pharma Inc., Immunosystems, Inc., Hamilton Bonaduz AG and Tecan AG.

     Affinity Sensors competes in the optical biosensor market primarily on the basis of ease and flexibility of use, technical performance, analytical throughput and speed of data analysis. The dominant competitor in the market for optical biosensors is the Pharmacia Biosensor subsidiary of Pharmacia & Upjohn, Inc.

     The Company competes in the MALDI-TOF mass spectrometry market primarily on the basis of the technical performance of its MALDI-TOF mass spectrometers as well as on the need in the analytical biochemistry community for highly-automated mass spectrometers. To a lesser degree, the Company also competes on the basis of price. Principal competitors in the mass spectrometry market include PerSeptive Biosystems, Inc., Shimadzu Corporation,
Hewlett-Packard Company ("Hewlett-Packard"), Bruker Instruments Inc. and Micromass Ltd.

     The Company competes in the market for CE systems primarily on the basis of technical performance and automation features. The Company's principal competitors in the CE market include Beckman Instruments, Inc. ("Beckman"), Bio-Rad Laboratories, Inc. and Hewlett-Packard.

  Information Management Systems

     LabSystems competes in the high-end LIMS and CDS markets primarily on the basis of the functionality, flexibility and technical sophistication of its systems, as well as on its ability to tailor its software packages to a customer's specific laboratory protocols and to provide superior customer service and technical support. Significant competitors in the LIMS and CDS markets include Perkin-Elmer Corporation, Beckman, Hewlett-Packard, the Laboratory MicroSystems, Inc. subsidiary of Instron Corporation and Waters Instruments, Inc.

  Health Physics

     Although there has been a trend toward consolidation among suppliers of health physics instrumentation over the last five years, the market for health physics instrumentation remains fragmented. Eberline competes in this market primarily on the basis of product reliability and technological innovation. Significant competitors include the Nuclear Instruments Group of EG&G, Inc., the Nuclear Products Division of Morgan Crucible Co. plc, the Bicron/NE Technology division of Saint-Gobain/Norton Industrial Ceramics Corporation and The Rados Companies.

RESEARCH AND DEVELOPMENT

     The Company's research and development activities are designed to provide the Company with continued technological leadership in its markets. DYNEX's research and development activities are focused principally on detection systems, automated systems and consumables. DYNEX introduced the MLX luminescence detection system in May 1996, and expects to introduce a third-generation fully automated testing system, the DIAS Ultra, in the second half of 1996. Affinity Sensors introduced an automated system in the second quarter of 1996, and is currently developing multi-analyte biosensors capable of simultaneously conducting multiple tests on a single sample, software capable of providing real-time data analysis and improved optical designs and surface chemistries. The Company's MALDI-TOF division is currently developing DYNAMO, an enhanced benchtop MALDI-TOF mass spectrometer. LabSystems' current research and development efforts are focused on expanding its existing product line by developing additional client/server applications for its SampleManager and XChrom products.

     The Company's research and development activities include new product development, product updates and enhancement of existing products. A substantial amount of the Company's research and development expenses are incurred in connection with new product development. Approximately 20% of the Company's employees are involved with research and product development. Company-funded research and development expenditures were approximately $2.2 million, $2.0 million and $1.3 million during fiscal 1993, 1994 and 1995, respectively.

GOVERNMENT REGULATIONS

     Government regulations play a significant role in the research, development, production and commercialization of health care products, such as pharmaceuticals, diagnostics and certain instrumentation. None of the Company's products currently requires FDA approval except for certain of the Company's Microtiter technology products that are used in clinical or diagnostic applications. FDA regulations apply not only to therapeutic and other health care products, but also to the processes and reproduction facilities used to produce such products.

     Clinical diagnostic applications of the Company's products are and will continue to be subject to FDA device and reagent approval and regulations. Before a medical device can be commercially distributed, the manufacturer must submit to the FDA either a premarket notification ("510(k)") or a premarket approval ("PMA") application. A 510(k) notification can be submitted when the device is substantially equivalent to another device currently being marketed in the classes of devices eligible for marketing pursuant to 510(k) notifications. Receipt of 510(k) clearance takes at least three months, but may take much longer and may require the submission of clinical safety and efficacy data to the FDA. There can be no assurance that the use of a 510(k) notification will be available for any clinical application of the Company's products or for any of the Company's potential diagnostic products.

     A PMA, which is required for medical devices not eligible to be marketed under a 510(k) notification, must demonstrate that the product is safe and effective and thus requires more time to prepare and a more complex submission to the FDA. Following completion of laboratory evaluations and adequately controlled clinical trials to establish safety and efficacy of the product for its intended use, the Company would be required to file a PMA application, which includes the results of that research and product development, clinical studies and related information. FDA review and approval of a PMA application often requires 12 to 18 months or longer and must be completed before the product may be sold for clinical diagnostic use in the United States. The process of obtaining PMAs from the FDA and other regulatory authorities can be costly, time consuming and subject to unanticipated delays.

     The Company has, to date, been required to obtain 510(k) clearance with respect to certain clinical applications of its Microtiter technology products. There can be no assurance that 510(k) clearance for any future product or modification of an existing product will be granted by the FDA within a reasonable time frame, or at all, or that in the future the FDA will not require manufacturers of certain medical devices to engage in a more thorough and time consuming approval process than the 510(k) process, or that the FDA or certain corresponding government agencies will permit marketing of the Company's systems in their respective jurisdictions. There can be no assurance that the approvals of the Company's or its customers' products, processes or facilities will be granted. Any failure to obtain, or delay in obtaining, any such required approval could adversely affect the Company's marketing efforts.

     As a result of the clinical applications of certain of the Company's Microtiter technology products, the Company is registered with the FDA as a medical device manufacturer. As such, the Company may be inspected on a routine basis by the FDA for compliance with the FDA's regulations regarding Good Manufacturing Practices and other applicable regulations. These regulations require that the Company manufacture its products and maintain related documentation in a prescribed manner with respect to manufacturing, testing and quality control activities. Further, the Company is required to comply with various FDA requirements for reporting of product malfunctions and other matters. The regulatory standards for manufacturing are currently being applied stringently by the FDA and state regulatory agencies. Noncompliance with FDA or applicable state agency regulations or discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions on such product or manufacturer, including fines, costly recalls, injunction or seizure of products, refusal of the government to approve or clear product approval applications or to allow the Company to enter into government supply contracts or even withdrawal of the product from the market or criminal prosecution, any of which could have a material adverse effect on the Company's business and results of operations.

     In addition, a significant percentage of the Company's product revenues are derived from sales outside of the United States. International regulatory bodies often establish varying regulations governing product standards, packaging requirements, labeling requirements, import restrictions, tariff regulations, duties and tax requirements. As a result of the Company's sales in Europe, the Company may be required to comply with applicable European medical device directives. Failure to receive a CE mark certification would prohibit the Company from selling its products in Europe, which could have a material adverse effect on the Company's business and results of operations. The Company has obtained, or is expected to obtain in the near future, CE mark certification for nearly all of the products that it markets in Europe.

     Certain other countries require the Company to obtain clearances for its products prior to marketing the products in those countries. In addition, certain countries impose product specifications that differ from those mandated in the United States. These requirements may significantly affect the efficiency and timeliness of international market introductions of the Company's products.

     The Company is also subject to numerous environmental and safety laws and regulations, including those governing use of hazardous materials. Any violations of, and the costs of compliance with these regulations could adversely impact the Company's operation.

     See "Risk Factors -- Government Regulations; No Assurance of Regulatory Approvals."

PATENTS AND PROPRIETARY TECHNOLOGY

     The Company's policy is to protect its intellectual property rights and to apply for patent protection when appropriate. The Company currently holds several issued United States patents expiring at various dates ranging from 2002 to 2011. The Company also has applications pending for additional United States patents and a number of foreign counterparts for its patents in various foreign countries. In addition, the Company has registered or other trademarks. Patent protection provides the Company with competitive advantages with respect to certain systems. The Company believes, however, that technical know-how and trade secrets are more important to its business than patent protection.

     The Company seeks to maintain the confidentiality of its proprietary technology that is not covered by patent protection by requiring employees who work with proprietary information to sign confidentiality agreements and by limiting access by parties outside the Company to such confidential information. There can be no assurance, however, that these measures will prevent the unauthorized disclosure or use of this information, or that others will not be able to independently develop such information. Moreover, as is the case with the Company's patent rights, the enforcement by the Company of its trade secret rights can be lengthy and costly, with no guarantee of success.


     Competitors of the Company and other third parties hold issued patents and pending patent applications relating to certain instrumentation and other related technologies, and it is uncertain whether these patents and patent applications will require the Company to alter its products or processes, pay licensing fees or cease making and selling infringing products and pay damages for past infringement. In particular, the Company is aware of a U.S. patent held by a third party which has been asserted by such party against the design of the cuvette used in the Company's optical biosensor system. The Company is also aware of U.S. patents held by another third party which have been asserted by such third party against the features of certain of the Company's MALDI-TOF mass spectrometers. The Company had no revenues from products which allegedly utilized features associated with these patents in fiscal 1995 because the Company acquired its optical biosensor system in the first quarter of 1996 and because the MALDI-TOF mass spectrometers which are the subject of certain of these patents are currently under development. The Company believes that revenues from products which allegedly utilized features associated with these patents represented approximately 3% of the Company's total revenues during the six-month period ended June 29, 1996. Although the Company believes that the validity of these patents may be subject to challenge, if the patent holder were successful in enforcing any such patent, the Company would be subject to damages for past infringement and enjoined in the United States from manufacturing and selling products utilizing the features associated with the patent, which could have a material adverse effect on the Company's business and results of operations. See "Risk Factors -- Dependence on Patents and Proprietary Rights."


BACKLOG


     At July 1, 1995 and June 29, 1996, the Company's backlog was approximately $2.2 million and $13.2 million, respectively. The Company includes in backlog only those orders for which it has received firm purchase orders and for which delivery has been specified within twelve months. Because of the possibility of customer changes in delivery schedules, cancellation of orders and potential delays in product shipments, the Company's backlog as of any particular date may not be representative of actual sales for any succeeding period.

FACILITIES

     The Company owns and leases a number of facilities in the United States, Europe and Asia as set forth below:

                                    APPROXIMATE      OWNED/     EXPIRATION
             LOCATION               SQUARE FEET      LEASED      OF LEASE              USE
- ----------------------------------  ------------   ----------  ------------   ---------------------
Santa Fe, New Mexico                   60,000      Owned             --       Manufacturing, Sales
                                                                              & Administration
Chantilly, Virginia                    50,500      Leased          2001       Manufacturing, Sales
                                                                              & Administration
Altrincham, England                    30,000      Leased          2015       Software Production &
                                                                              Administration
Guernsey, Channel Island               23,000      Leased          1997       Manufacturing
Hemel Hempstead, England               15,000      Subleased       1996(1)    Manufacturing, Sales
                                                                              & Administration
Cambridge, England                     12,600      Leased          2002       Manufacturing, Sales
                                                                              & Administration
Denkendorf, Germany                    12,000      Leased            --(2)    Sales
Beverly, Massachusetts                  8,200      Subleased         --(3)    Sales and
                                                                              Administration
Columbia, South Carolina                7,000      Owned             --       Manufacturing, Sales
                                                                              and Administration
Billingshurst, England                  5,000      Leased          1996       Sales
Saint Quentin En Yvelines, France       3,900      Leased          1997       Sales
Moscow, Russia                          2,200      Leased          2001       Sales
Kowloon, Hong Kong                      2,100      Leased          1997       Sales
Prague, Czech Republic                  1,500      Leased          1996       Sales

- ------------------------
(1) Subleased from ThermoQuest. See "Relationship with Thermo Electron and Thermo Instrument."
(2) Tenancy is month-to-month.
(3) Occupied under an informal arrangement with Fisons; building lease expires in 2008.


     The Company believes that its existing facilities and offices are adequate for its current needs and that suitable additional space will be available as needed in the future.


PERSONNEL


     As of June 29, 1996, the Company had 497 employees, of which 103 were engaged in research and development, 132 in sales and marketing, 148 in manufacturing and 114 in general administrative functions. The Company's employees at its Eberline health physics subsidiary are represented by one labor union. None of the Company's other employees are represented by a labor union, and the Company considers its relations with its employees to be good. The Company's current union agreement expires in June 1997.


LEGAL PROCEEDINGS

     The Company is not a party to any litigation that it believes could have a material adverse effect on the Company or its results of operations.

                       RELATIONSHIP WITH THERMO ELECTRON
                             AND THERMO INSTRUMENT

     The Company was incorporated in Delaware in February 1995 as a wholly-owned subsidiary of Thermo Instrument. At that time, Thermo Instrument contributed all of the assets relating to its CE product line, its MALDI-TOF division and its Eberline health physics division to the Company in exchange for 6,500,000 shares of Common Stock and the assumption by the Company of substantially all of the liabilities relating to such businesses. On February 7, 1996, the Company acquired all of the assets, subject to certain liabilities, of DYNEX from Dynatech Corporation. In March 1996, Thermo Instrument acquired a substantial portion of the businesses comprising the Scientific Instruments Division of Fisons plc ("Fisons"), a wholly-owned subsidiary of Rhone-Poulenc Rorer Inc. On July 22, 1996, the Company acquired the Affinity Sensors and LabSystems divisions of Fisons from Thermo Instrument for approximately $9.0 million, subject to a post-closing adjustment.

     Thermo Electron has adopted a strategy of selling a minority interest in subsidiary companies to outside investors as an important tool in its future development. As part of this strategy, Thermo Electron and certain of its subsidiaries have created publicly and/or privately held majority-owned subsidiaries. The Company and the other Thermo Electron subsidiaries are hereinafter referred to herein as the "Thermo Subsidiaries."


     Thermo Instrument develops, manufactures and markets analytical instruments used to detect and monitor air pollution, radioactivity, complex chemical compounds and toxic metals and other elements in a broad range of liquids and solids. For its fiscal year ended December 30, 1995 and the six months ended June 29, 1996 Thermo Instrument had consolidated revenues of $782,662,000 and $547,123,000, respectively, and consolidated net income of $79,306,000 and $69,339,000, respectively.



     Thermo Electron and its subsidiaries develop, manufacture and market environmental monitoring and analysis instruments, biomedical products including heart-assist systems and respiratory care products, papermaking and recycling equipment, alternative-energy systems, industrial process equipment and other specialized products. Thermo Electron and its subsidiaries also provide environmental and metallurgical services and conduct advanced technology research and development. For its fiscal year ended December 30, 1995 and the six months ended June 29, 1996, Thermo Electron had consolidated revenues of $2,207,417,000 and $1,398,144,000, respectively, and consolidated net income of $140,080,000 and $85,942,000, respectively.


     See "Risk Factors -- Potential Conflicts of Interest" and "--Significant Additional Shares Eligible for Sale After this Offering."

THE THERMO ELECTRON CORPORATE CHARTER

     Thermo Electron and the Thermo Subsidiaries, including the Company, recognize that the benefits and support that derive from their affiliation are essential elements of their individual performance. Accordingly, Thermo Electron and each of the Thermo Subsidiaries, including the Company, have adopted the Thermo Electron Corporate Charter (the "Charter") to define the relationships and delineate the nature of such cooperation among themselves. The purpose of the Charter is to ensure that (1) all of the companies and their shareholders are treated consistently and fairly, (2) the scope and nature of the cooperation among the companies, and each company's responsibilities, are adequately defined, (3) each company has access to the combined resources and financial, managerial and technological strengths of the others, and (4) Thermo Electron and the Thermo Subsidiaries, in the aggregate, are able to obtain the most favorable terms from outside parties.

     To achieve these ends, the Charter identifies the general principles to be followed by the companies, addresses the role and responsibilities of the management of each company, provides for the sharing of group resources by the companies and provides for centralized administrative, banking and credit services to be performed by Thermo Electron. The services provided by Thermo Electron include collecting and managing cash generated by members, coordinating the access of Thermo Electron and the Thermo Subsidiaries (the "Thermo Group")to external financing sources, ensuring compliance with external financial covenants and internal financial policies, assisting in the formulation of long-range planning and providing other banking and credit services. Pursuant to the Charter, Thermo Electron may also provide guarantees of debt obligations of the Thermo Subsidiaries or may obtain external financing at the parent level for the benefit of the Thermo Subsidiaries. In certain instances, the Thermo Subsidiaries may provide credit support to, or on behalf of, the consolidated entity or may obtain financing directly from external financing sources. Under the Charter, Thermo Electron is responsible for ensuring that the Thermo Group remains in compliance with all covenants imposed by external financing sources, including covenants related to borrowings of Thermo Electron or other members of the Thermo Group, and for apportioning such constraints within the Thermo Group. In addition, Thermo Electron establishes certain internal policies and procedures applicable to members of the Thermo Group. The cost of the services provided by Thermo Electron to the Thermo Subsidiaries is covered under existing corporate services agreements between Thermo Electron and each of the Thermo Subsidiaries.

     The Charter presently provides that it shall continue in effect so long as Thermo Electron and at least one Thermo Subsidiary participate. The Charter may be amended at any time by agreement of the participants. Any Thermo Subsidiary, including the Company, may withdraw from participation in the Charter upon 30 days' prior notice. In addition, Thermo Electron may terminate a subsidiary's participation in the Charter in the event the subsidiary ceases to be controlled by Thermo Electron or ceases to comply with the Charter or the policies and procedures applicable to the Thermo Group. A withdrawal from the Charter automatically terminates the corporate services agreement in effect between the withdrawing company and Thermo Electron. The withdrawal from participation does not terminate outstanding commitments to third parties made by the withdrawing company, or by Thermo Electron or other members of the Thermo Group, prior to the withdrawal. However, a withdrawing company is required to continue to comply with all policies and procedures applicable to the Thermo Group and to provide certain administrative functions mandated by Thermo Electron so long as the withdrawing company is controlled by or affiliated with Thermo Electron.

CORPORATE SERVICES AGREEMENT


     As provided in the Charter, Thermo Electron and the Company have entered into a Corporate Services Agreement (the "Services Agreement") under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, certain employee benefit administration, tax advice and preparation of tax returns, centralized cash management and certain financial and other services to the Company. In 1993, 1994 and 1995, Thermo Electron assessed the Company an annual fee for the services equal to 1.25%, 1.25% and 1.20%, respectively, of the Company's revenues. Effective January 1, 1996, the fee was reduced to 1.00% of the Company's total revenues. The fee may be changed by mutual agreement of the Company and Thermo Electron. For the fiscal year ended December 30, 1995 and for the six months ended June 29, 1996, Thermo Electron assessed the Company $270,000 and $298,000 in fees under the Services Agreement, respectively. The Company believes that the charges under the Services Agreement are representative of the expenses that the Company would have incurred on a stand alone basis and that the terms of the Services Agreement are reasonable. For additional items such as employee benefit plans, insurance coverage and other identifiable costs, Thermo Electron charges the Company based upon costs attributable to the Company. The Services Agreement automatically renews for successive one-year terms, unless canceled by the Company upon 30 days' prior notice. In addition, the Services Agreement terminates automatically in the event the Company ceases to be a member of the Thermo Group or ceases to be a participant in the Charter. In the event of a termination of the Services Agreement, the Company will be required to pay a termination fee equal to the fee that was paid by the Company for services under the Services Agreement for the nine-month period prior to termination. Following termination, Thermo Electron may provide certain administrative services on an as-requested basis by the Company or as required in order to meet the Company's obligations under Thermo Electron's policies and procedures. Thermo Electron will charge the Company a fee equal to the market rate for comparable services if such services are provided following termination.


TAX ALLOCATION AGREEMENT

     The Tax Allocation Agreement between Thermo Instrument and the Company outlines the terms under which the Company is to be included in Thermo Electron's consolidated Federal and state income tax returns. Under current law, the Company will be included in such tax returns so long as Thermo Electron owns at least

80% of the outstanding common stock of Thermo Instrument and Thermo Instrument owns at least 80% of the outstanding Common Stock of the Company. Immediately following this offering, Thermo Instrument will own less than 80% of the Company's outstanding Common Stock and the Company will not be included in Thermo Electron's consolidated Federal and state income tax returns for periods commencing thereafter.

MASTER GUARANTEE REIMBURSEMENT AGREEMENTS

     The Company has entered into a Master Guarantee Reimbursement Agreement with Thermo Electron which provides that the Company will reimburse Thermo Electron for any costs it incurs in the event it is required to pay third parties pursuant to any guarantees it issues on the Company's behalf. Thermo Instrument has entered into a similar agreement with Thermo Electron with regard to the Company's obligations which are guaranteed by Thermo Electron. The Company has also entered into a Master Guarantee Reimbursement Agreement with Thermo Instrument which provides that the Company will reimburse Thermo Instrument for any costs it incurs in the event that Thermo Instrument is required to pay Thermo Electron or any other party pursuant to any guarantees it issues on the Company's behalf.

RELATED PARTY TRANSACTIONS


     The Company has entered into a lease and services arrangement with ThermoQuest under which ThermoQuest leases approximately 15,000 square feet of space, and provides certain services, to the Company. The Company pays ThermoQuest rent in an amount that is approximately equal to the Company's pro rata share of ThermoQuest's occupancy costs and an allocated portion of ThermoQuest's costs for providing such services. This arrangement may be terminated by the Company or by ThermoQuest upon 30 days' prior notice. For the six months ended June 29, 1996, the Company paid ThermoQuest approximately $34,000 under this arrangement. The Company made no payments to ThermoQuest under this arrangement in fiscal 1995.



     ThermoQuest acts as a distributor of certain of the Company's products, is the exclusive distributor of the Company's MALDI-TOF products in Japan and is the exclusive distributor of the Company's CE products in countries in which it maintains a direct sales force. In consideration of such arrangements, the Company sells ThermoQuest such products at discounted rates negotiated by the parties. ThermoQuest is responsible for all installation and warranty labor obligations at its expense. These arrangements may be terminated on not less than three months' notice by either party given after December 31, 1996. For the six months ended June 29, 1996, the Company sold $595,000 of products to ThermoQuest under these arrangements. Prior to 1996, ThermoQuest acted as a commission-based sales agent for these products. Under this prior arrangement, the Company paid ThermoQuest commissions of $1,263,000 in the fiscal year ended December 30, 1995. In addition, the Company pays ThermoQuest a finder's fee for each qualified lead that generates an order for the Company's MALDI-TOF products from customers in the United States and Europe.



     The Company has entered into an arrangement with ThermoQuest whereby ThermoQuest provides assembly labor for the Company's CE products on a contract basis. Under this arrangement, ThermoQuest assembles instruments as required by the Company for a charge based on the sum of ThermoQuest's actual cost of materials and the allocable portion of its labor, overhead and other indirect expenses. For the fiscal year ended December 30, 1995 and the six months ended June 29, 1996, the Company paid ThermoQuest approximately $600,000 and $269,000, respectively, under this arrangement.



     The Company's Eberline health physics subsidiary purchases certain controllers and detectors from Thermo Instrument under an original equipment manufacturer agreement. Under this agreement, the Company has the exclusive right to sell these instruments in the United States, Canada and Mexico. In consideration of the Company's agreement to purchase certain minimum quantities of these instruments, Thermo Instrument grants the Company certain discounts, which are increased for volume purchases. The Company is responsible for all warranty repair and maintenance obligations at its expense, but obtains replacement parts from Thermo Instrument without charge. This agreement will remain in effect until December 31, 1996, and is automatically renewable for one-year periods thereafter unless terminated by either party upon 90 days' notice. For the six months ended June 29, 1996, the Company purchased $132,000 of instruments from Thermo Instrument under this agreement. The Company made no purchases under this agreement in fiscal 1995.


     The Company's Eberline health physics subsidiary also acts as a distributor of certain Thermo Instrument product lines and, with the exception of Thermo Instrument, is the exclusive distributor of such product lines to nuclear power plants and government agencies in the United States and Canada. In consideration of such arrangement, Thermo Instrument sells the Company such instruments at a discount from Thermo Instrument's published list prices, and provides additional quantity discounts. Thermo Instrument is responsible for warranty repairs at its own expense. For the fiscal year ended December 30, 1995 and the six months ended June 29, 1996, the Company purchased $212,000 and $72,000 of instruments from Thermo Instrument, respectively, under this arrangement.



     Various Thermo Instrument companies act as distributors of certain of the Company's LabSystems and Affinity Sensors products under informal arrangements that date from prior to the acquisition of the Fisons businesses in March 1996. In consideration of such arrangements, the Company sells the respective Thermo Instrument companies certain products at discounted rates negotiated by the parties. Under such arrangements, the respective Thermo Instrument companies are generally responsible for warranty repair and maintenance obligations. For the fiscal year ended December 30, 1995 and the six months ended June 29, 1996, LabSystems and Affinity Sensors sold an aggregate of $7,658,000 and $4,218,000 of products to Fisons companies that were subsequently acquired by Thermo Instrument, respectively, under these arrangements.


     The Company believes that the arrangements set forth above are on terms comparable to those the Company would receive from unaffiliated parties.

MISCELLANEOUS

     Currently, Thermo Instrument beneficially owns approximately 80.2% of the outstanding shares of Common Stock (excluding shares of Common Stock issuable upon conversion of the Convertible Note). Thermo Instrument presently intends to maintain a majority interest in the Company. This may require Thermo Instrument to convert principal amounts of the Convertible Note or to purchase additional shares of Common Stock from time to time as the number of outstanding shares issued by the Company increases. These purchases may be made either in the open market or directly from the Company. See "Risk Factors -- Control by Thermo Instrument."

     The Company's cash equivalents may be invested from time to time pursuant to a repurchase agreement with Thermo Electron. Under this agreement, the Company in effect lends excess cash to Thermo Electron, which Thermo Electron collateralizes with investments principally consisting of corporate notes, United States government agency securities, money market funds, commercial paper and other marketable securities, in the amount of at least 103% of such obligation. The Company's funds subject to the repurchase agreement will be readily convertible into cash by the Company and have an original maturity of three months or less. The repurchase agreement earns a rate based on the Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter.

     From time to time, the Company may transact business in the ordinary course with other companies in the Thermo Group. All such transactions are on terms comparable to those the Company would receive from unaffiliated parties.

                                   MANAGEMENT

     The directors and executive officers of the Company and their ages as of June 30, 1996 are as follows:


             NAME                  AGE                          POSITION
- ------------------------------     ---      -------------------------------------------------
Barry S. Howe                      40       Chief Executive Officer, President and Director
Donald W. Hanna                    40       Vice President
John N. Hatsopoulos                         Vice President, Chief Financial Officer and
                                   62       Director
Paul F. Kelleher                   53       Chief Accounting Officer
Jonathan W. Painter                37       Treasurer and Director
Richard W. K. Chapman, Ph.D.       51       Chairman of the Board and Director
Denis A. Helm                      57       Vice Chairman of the Board and Director
Arvin H. Smith                     66       Director
Elias P. Gyftopoulos,
  Ph.D.(1)                         68       Director
Arnold N. Weinberg, M.D.(1)        66       Director


- ---------------

(1) Member of the Audit and Human Resources Committees.

     All of the Company's Directors are elected annually by the shareholders and hold office until their respective successors are duly elected and qualified. Executive officers are elected annually by the Board of Directors and serve at its discretion. Messrs. Hatsopoulos, Kelleher and Painter are full-time employees of Thermo Electron, Thermo Instrument or other subsidiaries of Thermo Electron, but these individuals devote such time to the affairs of the Company as the Company's needs reasonably require from time to time.


     Mr. Howe has been Chief Executive Officer, President and a Director of the Company since its inception in February 1995. Mr. Howe was also President of TSP and its predecessor, a manufacturer of chromatography instruments for pharmaceutical, biotechnical and environmental analysis, from September 1989 to December 1995, and has been a Vice President of Thermo Instrument, a manufacturer of analytical, environmental-monitoring and process-control instrumentation, since 1994.



     Mr. Hanna has been Vice President of the Company since its inception in February 1995. Mr. Hanna was President of Thermo Instrument's National Nuclear Corporation subsidiary, a manufacturer of products for the nuclear power industry, from 1990 through 1994 and has been President of the Company's Eberline subsidiary since 1994.



     Mr. Hatsopoulos has been Vice President, Chief Financial Officer and a Director of the Company since its inception in February 1995. Mr. Hatsopoulos has been a Vice President and Chief Financial Officer of Thermo Instrument since 1988, the Chief Financial Officer of Thermo Electron, a diversified technology company, since 1988 and an Executive Vice President of Thermo Electron since 1986. He is also a Director of Thermedics Inc., Thermo Ecotek Corporation, Thermo Fibertek Inc., Thermo Instrument, Thermo Power Corporation, Thermo TerraTech Inc., ThermoTrex Corporation, Thermo Optek Corporation, ThermoQuest, Thermo Sentron Inc., Trex Medical Corporation and Lehman Brothers Funds, Inc., an open-end management investment company.


     Mr. Kelleher has been the Chief Accounting Officer of the Company since its inception in February 1995. Mr. Kelleher has been Vice President, Finance of Thermo Electron since 1987 and served as its Controller from January 1982 to January 1996. He is a Director of ThermoLase Corporation.


     Mr. Painter has been Treasurer and Director of the Company since its inception in February 1995. Mr. Painter has been Treasurer of Thermo Electron and Thermo Instrument since August 1994. Mr. Painter had served as Director of Strategic Planning of Thermo Electron's Thermo Fibertek Inc. subsidiary, a supplier of paper-recycling equipment, papermaking systems and accessories, from February 1993 through September 1994. Prior to that time, Mr. Painter was Associate General Counsel of Thermo Electron and its subsidiaries. Mr. Painter is a Director of Thermo Fibergen Inc.

     Dr. Chapman has been Chairman of the Board and a Director of the Company since its inception in February 1995. Dr. Chapman served as President of ThermoQuest's Finnigan Corporation subsidiary, a manufacturer of mass spectrometers and chromatography systems, from 1992 to 1995, as Chief Executive Officer and President of ThermoQuest, the parent company of Finnigan Corporation, since June 1995, and as a Vice President of Thermo Instrument since 1994. Dr. Chapman is a Director of ThermoQuest and Thermo Cardiosystems Inc.



     Mr. Helm has been Vice Chairman of the Board and a Director of the Company since its inception in February 1995, and President of Thermo Instrument's Thermo Environmental Instruments Inc. subsidiary, an environmental instruments company, since 1981. Mr. Helm has been a Senior Vice President of Thermo Instrument since 1994 and was a Vice President of Thermo Instrument from 1986 until 1994.


     Mr. Smith has been a Director of the Company since its inception in February 1995. Mr. Smith has been a Director and President and Chief Executive Officer of Thermo Instrument since 1986. Mr. Smith has been an Executive Vice President of Thermo Electron since 1991 and, prior to that time, a Senior Vice President of that corporation since 1986. Mr. Smith is also a Director of Thermedics Inc., Thermo Optek Corporation, ThermoQuest and ThermoSpectra Corporation.

     Dr. Gyftopoulos has been a Director of the Company since its inception in February 1995. Dr. Gyftopoulos had been the Ford Professor of Mechanical and Nuclear Engineering at the Massachusetts Institute of Technology for more than five years prior to his retirement in April 1996. He is also a Director of Thermo Cardiosystems Inc., Thermo Electron, ThermoLase Corporation, Thermo Remediation Inc., ThermoSpectra Corporation and Thermo Voltek Corp.

     Dr. Weinberg has been Professor of Medicine at the Harvard Medical School and Medical Director of the Medical Department of the Massachusetts Institute of Technology for at least five years.

COMPENSATION OF DIRECTORS

     Directors who are not employees of the Company, Thermo Instrument, Thermo Electron or any other companies affiliated with Thermo Electron (also referred to as "outside Directors") receive an annual retainer of $2,000 and a fee of $1,000 per day for attending regular meetings of the Board of Directors and $500 per day for participating in meetings of the Board of Directors held by means of conference telephone or for participating in certain meetings of committees of the Board of Directors held by means of conference telephone. Payment of Directors fees is made quarterly. Dr. Chapman and Messrs. Helm, Howe, Hatsopoulos, Painter and Smith are all employees of Thermo Electron companies and do not receive any cash compensation from the Company for their services as Directors. Directors are also reimbursed for reasonable out-of-pocket expenses incurred in attending such meetings.


     Directors Deferred Compensation Plan. Under the Company's Deferred Compensation Plan for Directors (the "Deferred Compensation Plan"), a Director has the right to defer receipt of his fees until he ceases to serve as a Director, dies or retires from his principal occupation. In the event of a change of control or proposed change of control of the Company that is not approved by the Board of Directors, deferred amounts become payable immediately. For purposes of the Deferred Compensation Plan, a change in control is defined as (a) the occurrence, without the prior approval of the Board of Directors, of the acquisition, directly or indirectly, by any person of 50% or more of the outstanding Common Stock or the outstanding common stock of Thermo Instrument or 25% or more of the outstanding common stock of Thermo Electron, or (b) the failure of the persons serving on the Board of Directors immediately prior to any contested election of directors or any exchange offer or tender offer of the Common Stock or the common stock of Thermo Instrument or Thermo Electron to constitute a majority of the Board of Directors at any time within two years following any such event. Amounts deferred pursuant to the Deferred Compensation Plan are valued at the date of deferral as units of Common Stock. When payable, amounts deferred may be disbursed solely in shares of Common Stock accumulated under the Deferred Compensation Plan. The Company has reserved 25,000 shares of Common Stock under this plan. The Deferred Compensation Plan will not become effective until completion of an initial public offering. As of the date of this Prospectus, no units have accumulated under this plan.

     Directors Stock Option Plan. The Company has adopted a Directors Stock Option Plan (the "Plan") under which options to purchase shares of the Common Stock will be automatically granted to each non-management Director for his service as a Director (i) upon the later of the adoption of the Plan and his election or appointment as a Director and (ii) for his attendance at or participation in meetings of the Board of Directors or its committees. The Plan provides for the grant of stock options upon a Director's initial appointment and, beginning in 2000, awards options to purchase 1,000 shares annually to eligible Directors, provided the Company's Common Stock is then publicly traded. A total of 100,000 shares of Common Stock has been reserved for issuance under the Plan.



     Under the Plan, each eligible Director and each new outside Director initially joining the Board of Directors in 1996 will be granted an option to purchase 15,000 shares of Common Stock upon the Director's appointment or election. The size of the award to new Directors appointed to the Board of Directors after 1996 will be reduced by 3,750 shares in each subsequent year. Directors initially joining the Board of Directors after 1999 would not receive an option grant upon their appointment or election to the Board of Directors, but would be eligible to participate in the annual option awards described below. Options evidencing initial grants to Directors vest and are exercisable upon the fourth anniversary of the date of grant, unless the Common Stock underlying the option grant is registered under Section 12 ("Section 12 Registration") of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the fourth anniversary of such grant. In the event that the effective date of Section 12 Registration occurs prior to the fourth anniversary of the date of grant, then the option becomes exercisable (on the later of 90 days after Section 12 Registration or six months after the date of grant) and the shares acquired upon exercise will be subject to restrictions on transfer and the right of the Company to repurchase such shares at the exercise price in the event the Director ceases to serve as a Director of the Company or any other Thermo Electron company. In such event, the restrictions and repurchase rights shall lapse or be deemed to have lapsed in annual installments of 3,750 shares per year, starting with the first anniversary of the date of grant, provided the Director has continuously served as a Director of the Company, Thermo Electron or any subsidiary of Thermo Electron since the grant date. These options expire on the fifth anniversary of the grant date, unless the Director dies, ceases to be an eligible director or otherwise ceases to serve as a Director of the Company, Thermo Electron or any subsidiary of Thermo Electron prior to that date.


     Commencing in 2000, eligible Directors will also receive an annual grant of options to purchase 1,000 shares of Common Stock, provided the Common Stock is then publicly traded. The annual grant would be made at the close of business on the date of each annual meeting of shareholders of the Company to each outside Director then holding office, commencing with the annual meeting to be held in 2000. Options evidencing annual grants may be exercised at any time from and after the six-month anniversary of the date of grant and prior to the expiration of the option on the third anniversary of the date of grant. Shares acquired upon exercise of the options would be subject to repurchase by the Company at the exercise price if the recipient ceased to serve as a Director of the Company or any other Thermo Electron company prior to the first anniversary of the date of grant for any reason other than death.

     The exercise price for options granted under the Plan will be determined by the average of the closing prices reported by the American Stock Exchange (or such other principal exchange on which the Common Stock is then traded) for the five trading days immediately preceding and including the date the option is granted or, if the shares underlying the option are not so traded, at the last price paid per share by independent investors in an arms' length transaction with the Company prior to the date of grant.

     As of June 29, 1996, options to purchase 30,000 shares of the Company's Common Stock exercisable at $10.00 per share were outstanding under the Plan.

COMPENSATION OF EXECUTIVE OFFICERS

  Summary Compensation Table

     The following table summarizes compensation for services to the Company in all capacities awarded to, earned by or paid to the Company's Chief Executive Officer and one other executive officer for the fiscal year ended December 30, 1995 (the Chief Executive Officer and such other executive officer being hereinafter referred to as the "Named Executive Officers"). No other executive officer of the Company who held office at the end of fiscal 1995 met the definition of "highly compensated" within the meaning of the Securities and Exchange Commission's executive compensation disclosure rules during this period.

     The Company is required to appoint certain executive officers and full-time employees of Thermo Electron as executive officers of the Company, in accordance with the Thermo Electron Corporate Charter. The compensation for these executive officers is determined and paid entirely by Thermo Electron. The time and effort devoted by these individuals to the Company's affairs is provided to the Company under the Services Agreement between the Company and Thermo Electron. Accordingly, the compensation for these individuals is not reported in the following table. See "Relationship with Thermo Electron and Thermo Instrument."

                           SUMMARY COMPENSATION TABLE


                                                              LONG-TERM
                                       ANNUAL                COMPENSATION
                                    COMPENSATION              SECURITIES
                                 ------------------   UNDERLYING OPTIONS (NO. OF      ALL OTHER
  NAME AND PRINCIPAL POSITION     SALARY     BONUS      SHARES AND COMPANY)(1)     COMPENSATION(2)
- -------------------------------  --------   -------   --------------------------   ---------------
Barry S. Howe
President and Chief Executive
  Officer......................  $134,000   $65,000              50,000(TBA)           $ 6,128
                                                                  1,650(TMO)
                                                                  5,000(TLZ)
Donald W. Hanna
Vice President.................  $ 95,000   $18,000              21,000(TBA)           $ 4,682


- ---------------


(1) All options to purchase shares of the Company's Common Stock shown in the table were granted after the end of fiscal 1995 but are included in the table for clarity of presentation. In addition to receiving options to purchase Common Stock (designated in the table as TBA), Mr. Howe was granted options to purchase shares of the common stock of Thermo Electron (designated in the table as TMO) and ThermoLase Corporation (designated in the table as TLZ) under Thermo Electron's stock option program.


(2) Represents the amount of matching contributions made on behalf of the Named Executive Officer by the Company under the Thermo Electron 401(k) plan.

  Stock Options Granted During Fiscal 1995

     The following table sets forth certain information concerning grants of stock options made during fiscal 1995 to each of the Named Executive Officers. It has not been the Company's policy in the past to grant stock appreciation rights, and no such rights were granted during fiscal 1995.

                       OPTION GRANTS IN LAST FISCAL YEAR


                                                                                       POTENTIAL
                                                                                      REALIZABLE
                                                                                   VALUE AT ASSUMED
                                            % OF                                    ANNUAL RATES OF
                       NUMBER OF        TOTAL OPTIONS                                 STOCK PRICE
                         SHARES          GRANTED TO                                APPRECIATION FOR
                       UNDERLYING         EMPLOYEES     EXERCISE                    OPTION TERM(2)
                        OPTIONS           IN FISCAL     PRICE PER   EXPIRATION   ---------------------
        NAME           GRANTED(1)           YEAR          SHARE        DATE         5%         10%
- ---------------------  ----------       -------------   ---------   ----------   --------   ----------
Barry S. Howe........    50,000(TBA)         11.9%       $ 10.00     1/31/08     $398,000   $1,069,000
                          1,650(TMO)          0.1%(3)    $ 24.85     5/23/98     $  6,468   $   13,580
                          5,000(TLZ)          0.5%(3)    $ 22.75    11/28/07     $ 90,550   $  243,250
Donald W. Hanna......    21,000(TBA)          5.0%       $ 10.00      1/31/08    $167,160   $  448,980


- ---------------


(1) All options to purchase shares of the Company's Common Stock (designated in the table as TBA) were granted after the end of fiscal 1995 but are included in the table for clarity of presentation. The options to purchase shares of the common stock of Thermo Electron (designated in the table as TMO) and ThermoLase Corporation (designated in the table as TLZ) are immediately exercisable while the options to purchase shares of the Common Stock of the Company are not exercisable until the earlier of (i) 90 days after the effective date of the registration of the Common Stock under
    Section 12 of the Exchange Act and (ii) nine years after the grant date. In all cases, the shares acquired upon exercise are subject to repurchase by the granting corporation at the exercise price if the optionee ceases to be employed by the granting corporation or another Thermo Electron company. The granting corporation may exercise its repurchase rights within six months after the termination of the optionee's employment. For publicly traded companies, the repurchase rights generally lapse ratably over a five- to ten-year period, depending on the option term which may vary from seven to twelve years, provided that the optionee continues to be employed by the granting corporation or another Thermo Electron company. For companies that are not publicly traded, the repurchase rights lapse in their entirety on the ninth anniversary of the grant date. The options to purchase shares of the common stock of Thermo Electron granted to Mr. Howe have a three-year term and the repurchase rights lapse in their entirety on the second anniversary of the grant date. The granting corporation may permit the holders of all such options to exercise options and satisfy tax withholding obligations by surrendering shares equal in fair market value to the exercise price or withholding obligation.


(2) The amounts shown on this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10%, compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the common stock of the granting corporation, the optionholders' continued employment through the option period and the date on which the options are exercised.


(3) These options were granted under a stock option plan maintained by Thermo Electron and accordingly are reported as a percentage of total options granted to employees of Thermo Electron and its subsidiaries.

  Stock Options Exercised During Fiscal 1995 and Year-End Option Values

     The following table sets forth certain information concerning each exercise of a stock option during fiscal 1995 and outstanding stock options held at the end of fiscal 1995 by each of the Named Executive Officers. No stock appreciation rights were exercised or outstanding during fiscal 1995.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES


                                                                     NUMBER OF
                                                                      SHARES              VALUE OF
                                                                    UNDERLYING           UNEXERCISED
                                                                    UNEXERCISED         IN-THE-MONEY
                                                                 OPTIONS AT FISCAL    OPTIONS AT FISCAL
                                           NUMBER OF                 YEAR-END             YEAR-END
                                            SHARES               -----------------  ---------------------
                                          ACQUIRED ON   VALUE      EXERCISABLE/         EXERCISABLE/
        NAME               COMPANY         EXERCISE    REALIZED  UNEXERCISABLE(1)     UNEXERCISABLE(1)
- -------------------- -------------------- -----------  --------  -----------------  ---------------------
Barry S. Howe(2).... Thermo BioAnalysis         --           --          0 / 50,000     $        0 / 225,000(3)
                     Thermo Instrument          --           --     89,062 / 0          $1,037,803 / 0
                     Thermedics                 --           --      4,000 / 0          $   44,600 / 0
                     Thermo Ecotek              --           --      7,500 / 0          $   71,625 / 0
                     Thermo Electron         6,381     $101,094     71,787 / 0(2)       $1,206,917 / 0
                     Thermo Fibertek            --           --     15,750 / 0          $  159,390 / 0
                     Thermo Power               --           --      4,000 / 0          $   15,100 / 0
                     Thermo TerraTech           --           --      4,000 / 0          $   10,380 / 0
                     ThermoLase                 --           --      5,000 / 0          $   15,625 / 0
                     ThermoSpectra              --           --      4,000 / 0          $   22,500 / 0
                     ThermoTrex                 --           --      5,350 / 0          $  198,693 / 0

Donald W. Hanna..... Thermo BioAnalysis         --           --          0 / 21,000     $        0 / 94,500(3)
                     Thermo Instrument       2,812     $ 48,366     15,000 / 0          $  163,500 / 0
                     Thermo Electron            --           --     21,373 / 0 (2)      $  390,793 / 0
                     ThermoSpectra              --           --      1,500 / 0          $    8,438 / 0


- ---------------

(1) Options to purchase shares of the Company's Common Stock were granted after the end of fiscal 1995 but are included in the table for clarity of presentation. All of the options reported outstanding at the end of the fiscal year were immediately exercisable, except the options to purchase shares of the Company's Common Stock which are not exercisable until the earlier of (i) 90 days after the effective date of the registration of the Common Stock under Section 12 of the Exchange Act and (ii) nine years after the grant date. In all cases, the shares acquired upon exercise of the options reported in the table are subject to repurchase by the granting corporation at the exercise price if the optionee ceases to be employed by such corporation or another Thermo Electron company. The granting corporation may exercise its repurchase rights within six months after the termination of the optionee's employment. For companies whose shares are not publicly traded, the repurchase rights lapse in their entirety on the ninth anniversary of the grant date. For publicly traded companies, the repurchase rights generally lapse ratably over a five to ten year period, depending on the option term, which may vary from seven to twelve years, provided that the optionee continues to be employed by the granting corporation or another Thermo Electron company.

(2) Options to purchase 22,500 and 11,250 shares of the common stock of Thermo Electron granted to Mr. Howe and Mr. Hanna, respectively, are subject to the same terms described in footnote (1), except that the repurchase rights of the granting corporation generally do not lapse until the tenth anniversary of the grant date. In the event of the employee's death or involuntary termination prior to the tenth anniversary of the grant date, the repurchase rights of the granting corporation shall be deemed to have lapsed ratably over a five-year period commencing with the fifth anniversary of the grant date.

(3) No public market existed for the shares underlying the options as of December 30, 1995. Accordingly, this value has been calculated on the basis of an assumed market value of $14.50 per share, which is the midpoint of the estimated public offering price range.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

PRINCIPAL STOCKHOLDER

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock of the Company as of June 29, 1996, and as adjusted to reflect the sale of the shares of Common Stock offered in this offering, by Thermo Instrument, which is the only person or entity that owns beneficially more than 5% of the outstanding shares of Common Stock. See "Risk Factors -- Control by Thermo Instrument."


                                                                                      PERCENTAGE OF
                    NAME AND ADDRESS                        NUMBER OF SHARES        OUTSTANDING SHARES
                   OF BENEFICIAL OWNER                     BENEFICIALLY OWNED       BENEFICIALLY OWNED
                   -------------------                     ------------------       ------------------
Thermo Electron Corporation(1)...........................   6,500,000(2)                    80.2%(2)
81 Wyman Street
Waltham, Massachusetts 02254
Thermo Instrument Systems Inc.(1)........................   6,500,000(2)                    80.2%(2)
1275 Hammerwood Avenue
Sunnyvale, California 94089


- ---------------

(l) Thermo Instrument is a majority-owned subsidiary of Thermo Electron and, therefore, Thermo Electron may be deemed a beneficial owner of the shares of Common Stock beneficially owned by Thermo Instrument. Thermo Electron disclaims beneficial ownership of these shares. After the sale of the Common Stock in this offering, Thermo Instrument will beneficially own approximately 71.4% of the outstanding Common Stock (approximately 70.3% if the Underwriters' over-allotment option is exercised in full).

(2) Excludes 3,030,303 shares of Common Stock issuable upon conversion of the Convertible Note.

MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock of the Company as of June 29, 1996 as well as information regarding the beneficial ownership of the common stock of Thermo Instrument and Thermo Electron, as of June 29, 1996, with respect to (i) each of the Company's Directors, (ii) each of the Named Executive Officers, and (iii) all Directors and executive officers of the Company as a group.

                                                          THERMO           THERMO
                                                       BIOANALYSIS       INSTRUMENT      THERMO ELECTRON
                      NAME(1)                         CORPORATION(2)   SYSTEMS INC.(3)   CORPORATION(4)
                      -------                         --------------   ---------------   ---------------
Dr. Richard W.K. Chapman............................         500            138,671            81,631
Dr. Elias P. Gyftopoulos............................           0             47,018            71,070
Donald W. Hanna.....................................           0             16,205            22,172
John N. Hatsopoulos.................................           0             93,122           636,980
Denis A. Helm.......................................           0            161,901           160,294
Barry S. Howe.......................................       2,000             99,962            84,442
Jonathan W. Painter.................................           0              5,768            36,273
Arvin H. Smith......................................       9,000            431,653           512,942
Dr. Arnold N. Weinberg..............................           0                  0                 0
All Directors and current executive officers as a
  group (10 persons)................................      11,500          1,012,979         1,750,707

- ---------------

(1) Except as reflected in the footnotes to this table, shares of Common Stock and common stock of Thermo Instrument and Thermo Electron beneficially owned consist of shares owned by the indicated person or by that person for the benefit of minor children, and all share ownership involves sole voting and investment power.

(2) Certain officers and Directors have been granted options to purchase an aggregate of 184,000 shares of Common Stock; however, these options will not become exercisable until 90 days after this offering. No Director or executive officer beneficially owned more than 1% of the Common Stock outstanding as of such date, and all Directors and executive officers as a group beneficially owned less than 1% of the Common Stock outstanding as of such date.

(3) Shares of the common stock of Thermo Instrument beneficially owned by Dr. Chapman, Dr. Gyftopoulos, Mr. Hanna, Mr. Hatsopoulos, Mr. Helm, Mr. Howe, Mr. Painter, Mr. Smith and all Directors and executive officer as a group include 121,287, 14,465, 15,000, 83,750, 112,500, 89,062, 5,625, 234,375 and
    691,064 shares, respectively, that such person or group has the right to acquire within 60 days of June 29, 1996, through the exercise of stock options. Shares beneficially owned by Mr. Hanna, Mr. Hatsopoulos, Mr. Helm, Mr. Howe, Mr. Painter, Mr. Smith and all Directors and executive officers as a group include 245, 515, 380, 263, 143, 516 and 2,445 full shares, respectively, allocated through July 1, 1995 to their respective accounts maintained pursuant to Thermo Electron's employee stock ownership plan ("ESOP"). The trustees of the ESOP, who have investment power over its assets, are Mr. Hatsopoulos and Mr. Peter Pantazelos. Shares beneficially owned by Mr. Howe include 1,968 shares held in a trust of which Mr. Howe is the trustee. No Director or executive officer beneficially owned more than 1% of the common stock of Thermo Instrument outstanding as of June 29, 1996; all Directors and executive officers as a group beneficially owned 1.0% of such common stock outstanding as of such date.

(4) The shares of common stock of Thermo Electron have been adjusted to reflect three-for-two stock splits effected on May 25, 1995 and June 5, 1996. Shares of the common stock of Thermo Electron beneficially owned by Dr. Chapman, Dr. Gyftopoulos, Mr. Hanna, Mr. Hatsopoulos, Mr. Helm, Mr. Howe, Mr. Painter, Mr. Smith and all Directors and executive officers as a group include 80,284, 9,375, 20,098, 349,935, 106,347, 73,287, 32,095, 222,411 and
    991,406 shares, respectively, that such person or group has the right to acquire within 60 days of June 29, 1996, through the exercise of stock options. Shares beneficially owned by Mr. Hanna, Mr. Hatsopoulos, Mr. Helm, Mr. Howe, Mr. Painter, Mr. Smith and all Directors and executive officers as a group include 777, 1,838, 1,231, 694, 391, 1,621 and 7,780 full shares, respectively, allocated through July 1, 1995 to their respective accounts maintained pursuant to Thermo Electron's ESOP. The trustees of the ESOP, who have investment power over its assets, are Mr. Hatsopoulos and Mr. Peter Pantazelos. Shares beneficially owned by Mr. Hatsopoulos include 168,750 shares held by a QTIP trust for the benefit of Mr. Hatsopoulos' sister-in-law and of which Mr. Hatsopoulos is a trustee. No Director or executive officer beneficially owned more than 1% of the common stock of Thermo Electron outstanding as of June 29, 1996; all Directors and executive officers as a group beneficially owned 1.2% of such common stock outstanding as of such date.

                            DESCRIPTION OF CAPITAL STOCK

     As of June 29, 1996 the Company had 25,000,000 shares of Common Stock authorized for issuance, of which 8,101,500 were issued and outstanding. Each share of Common Stock is entitled to pro rata participation in distributions upon liquidation and to one vote on all matters submitted to a vote of shareholders. Dividends may be paid to the holders of Common Stock when and if declared by the Board of Directors out of funds legally available therefor. Holders of Common Stock have no preemptive, conversion or similar rights. The outstanding shares of Common Stock are, and the shares offered hereby when issued will be, legally issued, fully paid and nonassessable.

     The shares of Common Stock have noncumulative voting rights. As a result, the holders of more than 50% of the shares voting can elect all the Directors if they so choose, and in such event, the holders of the remaining shares cannot elect any Directors. Upon completion of this offering, Thermo Instrument will continue to beneficially own at least a majority of the outstanding Common Stock, and will have the power to elect all of the members of the Company's Board of Directors. Thermo Instrument is a majority-owned subsidiary of Thermo Electron and, therefore, Thermo Electron may be deemed a beneficial owner of the shares of Common Stock beneficially owned by Thermo Instrument. Thermo Electron disclaims beneficial ownership of these shares.

     The Company's Certificate of Incorporation contains certain provisions permitted under the General Corporation Law of Delaware relating to the liability of Directors. The provisions eliminate a Director's liability for monetary damages for a breach of fiduciary duty, except in certain circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. The Company's Certificate of Incorporation also contains provisions to indemnify the Directors and officers of the Company to the fullest extent permitted by the General Corporation Law of Delaware. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as Directors and officers.

     The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this offering, there will be 9,101,500 shares of Common Stock of the Company outstanding (assuming no exercise of the Underwriters' over-allotment option). The shares issued in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), except that any shares purchased in this offering by affiliates of the Company, as that term is defined in Rule 144 under the Securities Act (an "Affiliate"), may generally only be resold in compliance with applicable provisions of Rule 144.

     The Company has agreed, pursuant to a Stock Purchase Agreement with the shareholders of the Company other than Thermo Instrument, to file a registration statement under the Securities Act covering the sale of 1,601,500 shares of the Common Stock owned by them (the "Registrable Shares") within 120 days of the closing of this offering. All fees, costs and expenses of the registration of the Registrable Shares will be paid by the Company. See "Risk Factors -- Significant Additional Shares Eligible for Sale After this Offering."


     As of June 29, 1996, Thermo Instrument owned 6,500,000 of the outstanding shares of Common Stock (not including 3,030,303 shares issuable upon conversion of the Convertible Note). Thermo Electron, Thermo Instrument and the Company have agreed, without the prior written consent of the Representatives of the Underwriters, not to offer, sell or otherwise dispose of any shares of Common Stock within a 180-day period after the date of this Prospectus, other than (i) shares of Common Stock to be sold to Underwriters in this offering, (ii) the issuance of options to purchase Common Stock pursuant to existing stock-based compensation plans, (iii) shares of Common Stock which may be sold to Thermo Instrument, and (iv) the issuances of shares of Common Stock as consideration for the acquisition of one or more businesses (provided that such Common Stock may not be resold prior to the expiration of the 180-day period referenced above). So long as Thermo Instrument is able to elect a majority of the Board of Directors it will be able to cause the Company at any time to register under the Securities Act all or a portion of the Common Stock owned by Thermo Instrument or its affiliates, in which case it would be able to sell such shares without restriction upon effectiveness of the registration statement.


     In general, under Rule 144 as currently in effect, beginning approximately 90 days after the effective date of the Registration Statement of which this Prospectus is a part, a stockholder, including an Affiliate, who has beneficially owned his or her restricted securities (as that term is defined in Rule 144) for at least two years from the later of the date such securities were acquired from the Company or (if applicable) the date they were acquired from an Affiliate is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock (approximately 91,000 after this offering) or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding the date on which notice of such sale was filed pursuant to Rule 144 provided certain requirements concerning availability of public information, manner of sale and notice of sale are satisfied. In addition, under Rule 144(k), if a period of at least three years has elapsed between the later of the date restricted securities were acquired from the Company or (if applicable) the date they were acquired from an Affiliate of the Company, a stockholder who is not an Affiliate of the Company at the time of sale and has not been an Affiliate of the Company for at least three months prior to the sale is entitled to sell the shares immediately without compliance with the foregoing requirements under Rule
144. The Securities and Exchange Commission has proposed an amendment to Rule 144 which would reduce the holding period required for shares subject to Rule 144 to become eligible for sale in the public market from two years to one year, and from three years to two years in the case of Rule 144(k).

     The Company has reserved 925,000 shares of Common Stock for grants under its existing stock-based compensation plans. As of June 29, 1996 the Company had options outstanding to purchase up to 570,000 shares of Common Stock to certain of its officers and directors at a weighted average exercise price of $10.51 per share. Ninety days after the completion of the Company's initial public offering such options will become immediately exercisable, subject to the right of the Company to repurchase shares at the exercise price if the optionee ceases to be employed by the Company. This repurchase right lapses ratably (on an annual basis) over a five to ten year period depending upon the term of the option. As of June 29, 1996, repurchase rights had not lapsed as to any of the shares issuable upon exercise of outstanding options. The Company has reserved 355,000 shares for future grant under plans. The Company intends to file registration statements under the Securities Act to register all shares of Common Stock issuable under such plans. Shares covered by these registration statements that are not subject to transferability restrictions will be eligible for sale in the public market immediately upon the filing of such registration statements, subject to Rule 144 limitations applicable to Affiliates as noted above.

     Prior to this offering, there has been no public market for the Common Stock of the Company, and no prediction can be made as to the effect, if any, that market sales of shares of Common Stock or the availability of shares for sale will have on the market price of the Common Stock prevailing from time to time. Nevertheless, sales of significant numbers of shares of the Common Stock in the public market could adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities. See "Risk Factors -- Significant Additional Shares Eligible for Sale After this Offering."

                                  UNDERWRITING


     Subject to the terms and conditions set forth in the Underwriting
Agreement, each of the Underwriters named below, for whom NatWest Securities
Limited, Lehman Brothers Inc. and Smith Barney Inc. are acting as
Representatives (the "Representatives"), has severally agreed to purchase from the Company the following respective number of shares of Common Stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus:

                                 UNDERWRITER                                   NUMBER OF SHARES
                                 -----------                                   ----------------
NatWest Securities Limited...................................................
Lehman Brothers Inc..........................................................
Smith Barney Inc.............................................................
                                                                                  ---------
Total........................................................................     1,000,000
                                                                                  =========

     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent. The nature of the Underwriters' obligations is that they are committed to purchase all shares of Common Stock offered in this offering if any such shares are purchased.

     The Company has been advised by the Representatives that the Underwriters propose to offer shares of Common Stock directly to the public at the public offering price set forth on the cover page of this Prospectus, and to certain selected dealers (who may include the Underwriters) at such price less a selling
concession not in excess of $     per share. The Underwriters may allow and such
dealers may re-allow a concession not in excess of $     per share to certain
other dealers (who may include the Underwriters). After commencement of the offering to the public, the public offering price and other selling terms may be changed by the Representatives. The Representatives have informed the Company that the Underwriters do not intend to confirm sales of shares of Common Stock to any accounts over which they exercise discretionary authority.

     The Company has granted to the several Underwriters an option, exercisable not later than 30 days after the date of this Prospectus, to purchase up to 150,000 additional shares of Common Stock at the public offering price, less the aggregate underwriting discounts and commissions, set forth on the cover page of this Prospectus, solely to cover over-allotments. To the extent that the Underwriters exercise such option, each of the Underwriters will be committed, subject to certain conditions, to purchase a number of option shares proportionate to such Underwriter's initial commitment.

     The Underwriting Agreement provides that the Company, Thermo Instrument and Thermo Electron will indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the Underwriters may be required to make in respect thereof.

     Thermo Electron, Thermo Instrument and the Company have also agreed that they will not, without the Representatives' prior written consent, sell or otherwise dispose of any shares of Common Stock within a 180-day period after the date of this Prospectus, other than (i) shares of Common Stock to be sold to the Underwriters in this offering, (ii) the grant of options to purchase Common Stock pursuant to currently existing stock-based compensation plans, (iii) shares of Common Stock which may be sold to Thermo Instrument, and (iv) the issuance of shares of Common Stock as consideration for the acquisition of one or more businesses (provided that such Common Stock may not be resold prior to the expiration of the 180-day period referenced above). See "Risk Factors -- Significant Additional Shares Eligible for Sale After this Offering" and "Shares Eligible for Future Sale."

     Certain of the Underwriters from time to time have performed, and expect to provide in the future, various investment banking services for Thermo Electron and its subsidiaries.

     NatWest Securities Limited, a United Kingdom broker-dealer and a member of the Securities and Futures Authority Limited, has agreed that, as part of the distribution of the shares of Common Stock offered hereby and subject to certain exceptions, it will not offer or sell any shares of Common Stock within the

United States, its territories or possessions or to persons who are citizens thereof or residents therein. The Underwriting Agreement does not limit sales of shares of Common Stock offered hereby outside of the United States.

     NatWest Securities Limited has also represented and agreed that (i) it has not offered or sold and will not offer or sell any Common Stock to persons in the United Kingdom prior to admission of the Common Stock to listing in accordance with Part IV of the Financial Services Act 1986 (the "Act") except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purpose of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 or the Act, (ii) it has complied and will comply with all applicable provisions of the Act with respect to anything done by it in relation to the Common Stock in, from or otherwise involving the United Kingdom, and (iii) it has only issued or passed on, and will only issue or pass on, in the United Kingdom any document received by it in connection with the issue of the Common Stock, other than any document which consists of or any part of listing particulars, supplementary listing particulars or any other document required or permitted to be published by listing rules under Part IV of the Act, to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) (No. 2) Order 1995 or is a person to whom the document may otherwise lawfully be issued or passed on.

     Prior to this offering there has been no public market for the Common Stock. The initial public offering price for the Common Stock will be determined by negotiation among the Company and the Representatives. Among the factors to be considered in determining the initial public offering price will be prevailing market and economic conditions, estimates of the business potential and prospects of the Company, the state of the Company's business operations, an assessment of the Company's management, the consideration of the above factors in relation to market valuations of companies in related businesses and other factors deemed relevant. The estimated initial public offering price range set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors.

                                 LEGAL OPINIONS

     The validity of the issuance of the Common Stock offered hereby will be passed upon for the Company by Seth H. Hoogasian, Esq., General Counsel of Thermo Electron, Thermo Instrument and the Company, and certain legal matters will be passed upon for the Underwriters by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts. Mr. Hoogasian owns or has the right to acquire 3,000 shares of Common Stock, 16,737 shares of common stock of Thermo Instrument and 118,177 shares of common stock of Thermo Electron.

                                    EXPERTS

     The Consolidated Financial Statements of the Company and of others included in this Prospectus and the financial statement schedules included in the Registration Statement of which this Prospectus forms a part have been audited by Arthur Andersen LLP, independent public accountants, to the extent and for the periods as indicated in their reports with respect thereto, and are included herein in reliance upon the reports of said firm and the authority of said firm as experts in accounting and auditing in giving said reports.

     The balance sheets as of March 31, 1995 and February 7, 1996 and the statements of income, retained earnings and cash flows for the years ended March 31, 1994 and 1995 and the period from April 1, 1995 through February 7, 1996 of Dynatech Medical Products Limited, referred to in this Prospectus, have been referenced in reliance on the report of Coopers & Lybrand, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement (which term shall include all amendments, exhibits and schedules thereto) on Form S-1 under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, to which Registration Statement reference is hereby made. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement and the exhibits thereto may be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company. The address of such site is http://www.sec.gov.

                          REPORTS TO SECURITY HOLDERS

     The Company intends to furnish holders of the Common Stock offered hereby with annual reports containing financial statements audited by an independent public accounting firm and with quarterly reports containing unaudited summary financial statements for each of the first three quarters of each fiscal year.

                         INDEX TO FINANCIAL STATEMENTS


THERMO BIOANALYSIS CORPORATION
     Report of Independent Public Accountants.........................................  F-2
     Consolidated Statement of Operations for the years ended January 1, 1994,
      December 31, 1994 and December 30, 1995 and for the six months ended July 1,
      1995 and June 29, 1996..........................................................  F-3
     Consolidated Balance Sheet as of December 31, 1994, December 30, 1995 and June
      29, 1996........................................................................  F-4
     Consolidated Statement of Cash Flows for the years ended January 1, 1994,
      December 31, 1994 and December 30, 1995 and for the six months ended July
      1, 1995 and June 29, 1996..                                                       F-5
     Consolidated Statement of Shareholders' Investment for the years ended January 1,
      1994, December 31, 1994 and December 30, 1995 and for the six months ended June
      29, 1996........................................................................  F-6
     Notes to Consolidated Financial Statements.......................................  F-7
DYNEX TECHNOLOGIES DIVISION OF DYNATECH CORPORATION
     Reports of Independent Public Accountants........................................  F-15
     Consolidated Statement of Operations for the years ended March 31, 1994 and 1995 and for the period from April 1, 1995 through February 7, 1996..................  F-17
     Consolidated Balance Sheet as of March 31, 1995 and February 7, 1996.............  F-18
     Consolidated Statement of Cash Flows for the years ended March 31, 1994 and 1995 and for the period from April 1, 1995 through February 7, 1996..................  F-19
     Consolidated Statement of Shareholder's Investment for the years ended March 31,
      1994 and 1995 and for the period from April 1, 1995 through February 7, 1996....  F-20
     Notes to Consolidated Financial Statements.......................................  F-21
AFFINITY SENSORS AND LABSYSTEMS DIVISIONS OF FISONS PLC
     Auditors' Report.................................................................  F-26
     Combined Profit and Loss Accounts for the years ended December 31, 1993, 1994 and
      1995, for the three months ended March 31, 1995 and for the period from January
      1, 1996 through March 29, 1996..................................................  F-27
     Combined Balance Sheets as of December 31, 1994 and 1995.........................  F-28
     Combined Cash Flow Statements for the years ended December 31, 1993, 1994 and
      1995, for the three months ended March 31, 1995 and for the period from January
      1, 1996 through March 29, 1996..................................................  F-29
     Notes to Combined Financial Statements...........................................  F-30
PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION OF THERMO BIOANALYSIS CORPORATION,
  THE DYNEX TECHNOLOGIES DIVISION OF DYNATECH CORPORATION AND THE AFFINITY SENSORS AND
  LABSYSTEMS DIVISIONS OF FISONS PLC (UNAUDITED)
     Pro Forma Combined Condensed Statement of Operations for the year ended
       December 30, 1995..............................................................  F-38
     Pro Forma Combined Condensed Statement of Operations for the six months ended
      June 29, 1996...................................................................  F-39
     Pro Forma Condensed Balance Sheet as of June 29, 1996............................  F-40
     Notes to Pro Forma Combined Condensed Financial Statements.......................  F-41

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Thermo BioAnalysis Corporation:

     We have audited the accompanying consolidated balance sheet of Thermo BioAnalysis Corporation (a Delaware corporation and 80%-owned subsidiary of Thermo Instrument Systems Inc.) and subsidiaries as of December 31, 1994 and December 30, 1995, and the related consolidated statements of operations, cash flows, and shareholders' investment for each of the three years in the period ended December 30, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Thermo BioAnalysis Corporation and subsidiaries as of December 31, 1994 and December 30, 1995 and the results of their operations and their cash flows for each of the three years in the period ended December 30, 1995, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Boston, Massachusetts
May 10, 1996 (except with
respect to certain matters discussed in
Note 9, as to which the date is July 22, 1996)

                         THERMO BIOANALYSIS CORPORATION

                      CONSOLIDATED STATEMENT OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                                 SIX MONTHS ENDED
                                                                               --------------------
                                                                               JULY 1,     JUNE 29,
                                            1993        1994        1995        1995         1996
                                           -------     -------     -------     -------     --------
                                                                                   (UNAUDITED)
Revenues (Note 8)........................  $24,479     $25,127     $22,534     $11,686     $ 29,782
                                           -------     -------     -------      ------      -------
Costs and Operating Expenses:
  Cost of revenues.......................   13,010      14,176      13,036       6,826       16,106
  Selling, general and administrative
     expenses (Note 6)...................    4,914       5,054       4,804       2,309        9,017
  Research and development expenses......    2,242       2,042       1,325         612        2,921
  Write-off of acquired technology (Note
     9)..................................       --          --          --          --        3,500
                                           -------     -------     -------      ------      -------
                                            20,166      21,272      19,165       9,747       31,544
                                           -------     -------     -------      ------      -------
Operating Income (Loss)..................    4,313       3,855       3,369       1,939       (1,762)
Interest Income..........................       --          --         819         238          293
Interest Expense.........................       --          --          --          --         (668)
                                           -------     -------     -------      ------      -------
Income (Loss) Before Provision for
  Income Taxes...........................    4,313       3,855       4,188       2,177       (2,137)
Provision for Income Taxes (Note 4)......    1,775       1,455       1,674         870          546
                                           -------     -------     -------      ------      -------
Net Income (Loss)........................  $ 2,538     $ 2,400     $ 2,514     $ 1,307     $ (2,683)
                                           =======     =======     =======      ======      =======
Earnings (Loss) per Share................  $   .38     $   .36     $   .32     $   .18     $   (.33)
                                           =======     =======     =======      ======      =======
Weighted Average Shares..................    6,617       6,617       7,811       7,403        8,219
                                           =======     =======     =======      ======      =======


  The accompanying notes are an integral part of these consolidated financial statements.

                         THERMO BIOANALYSIS CORPORATION

                           CONSOLIDATED BALANCE SHEET
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)


                                                                                       JUNE 29,
                                                                                         1996
                                                                   1994      1995     -----------
                                                                  -------   -------   (UNAUDITED)
ASSETS
Current Assets:
  Cash and cash equivalents.....................................  $    21   $17,747     $12,234
  Accounts receivable, less allowances of $154, $154 and $926...    5,870     5,482      14,123
  Inventories...................................................    5,665     5,968      13,417
  Prepaid income taxes (Note 4).................................      614       673       2,089
  Prepaid expenses..............................................       70         7         631
  Due from parent company and affiliates........................       --       761          --
                                                                  -------   -------     -------
                                                                   12,240    30,638      42,494
                                                                  -------   -------     -------
Property, Plant and Equipment, at Cost, Net.....................    1,659     1,654       6,031
                                                                  -------   -------     -------
Patents and Other Assets........................................       12       195       3,495
                                                                  -------   -------     -------
Cost in Excess of Net Assets of Acquired Companies..............      438       420      33,043
                                                                  -------   -------     -------
                                                                  $14,349   $32,907     $85,063
                                                                  =======   =======     =======
LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities:
  Note payable, due to Thermo Electron Corporation..............  $    --   $    --     $30,000
  Accounts payable..............................................      816       432       5,094
  Accrued payroll and employee benefits.........................      848       692       2,709
  Accrued installation and warranty expenses....................      248       370       1,884
  Accrued income taxes..........................................    1,815     1,665       2,080
  Other accrued expenses........................................      211       374       9,100
  Due to parent company and affiliates..........................       20        --       7,502
                                                                  -------   -------     -------
                                                                    3,958     3,533      58,369
                                                                  -------   -------     -------
Deferred Income Taxes (Note 4)..................................      229       228         228
                                                                  -------   -------     -------
Shareholders' Investment (Notes 2 and 7):
  Net parent company investment.................................   10,162        --          --
  Common stock, $.01 par value, 25,000,000 shares authorized;
     8,101,500 shares issued and outstanding....................       --        81          81
  Capital in excess of par value................................       --    26,917      26,917
  Retained earnings (accumulated deficit).......................       --     2,143        (540)
  Cumulative translation adjustment.............................       --         5           8
                                                                  -------   -------     -------
                                                                   10,162    29,146      26,466
                                                                  -------   -------     -------
                                                                  $14,349   $32,907     $85,063
                                                                  =======   =======     =======


  The accompanying notes are an integral part of these consolidated financial statements.

                         THERMO BIOANALYSIS CORPORATION

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                                                      SIX MONTHS ENDED
                                                                                                   -----------------------
                                                                                                   JULY 1,       JUNE 29,
                                                                   1993      1994       1995         1995          1996
                                                                  -------   -------   --------     --------     ----------
                                                                                                         (UNAUDITED)
OPERATING ACTIVITIES:
  Net income (loss).............................................  $ 2,538   $ 2,400   $  2,514     $ 1,307       $ (2,683)
  Adjustments to reconcile net income (loss) to net cash
    provided by operating activities:
      Depreciation and amortization.............................      243       289        346         173          1,284
      Provision for losses on accounts receivable...............      132        15         --          --             66
      Deferred income tax expense (benefit).....................     (169)      279        (60)         --             --
      Write-off of acquired technology (Note 9).................       --        --         --          --          3,500
      Changes in current accounts, excluding the effects of
        acquisition:
        Accounts receivable.....................................   (2,016)      269        388         837          1,074
        Inventories.............................................     (122)   (1,265)      (303)       (156 )          690
        Other current assets....................................       66       (78)      (698)       (139 )          416
        Accounts payable........................................      589      (610)      (384)       (203 )        1,585
        Other current liabilities...............................      730      (540)       (41)      1,725          2,234
                                                                  -------   -------   --------     --------      --------
          Net cash provided by operating activities.............    1,991       759      1,762       3,544          8,166
                                                                  -------   -------   --------     --------      --------
INVESTING ACTIVITIES:
  Acquisition, net of cash acquired.............................       --        --         --          --        (43,191)
  Purchases of property, plant and equipment....................     (190)     (237)      (313)       (171 )         (451)
  Other.........................................................       --        --       (183)         --             --
                                                                  -------   -------   --------     --------      --------
          Net cash used in investing activities.................     (190)     (237)      (496)       (171 )      (43,642)
                                                                  -------   -------   --------     --------      --------
FINANCING ACTIVITIES:
    Net proceeds from issuance of Company common stock (Note
      7)........................................................       --        --     14,918      14,918             --
    Transfer from parent company to fund income tax payments....    1,497     1,670      1,930          --             --
    Net transfer to parent company..............................   (3,304)   (2,185)      (383)       (267 )           --
    Proceeds from issuance of note payable to parent company
      (Note 9)..................................................       --        --         --          --         30,000
                                                                  -------   -------   --------     --------      --------
          Net cash provided by (used in) financing activities...   (1,807)     (515)    16,465      14,651         30,000
                                                                  -------   -------   --------     --------      --------
  Exchange Rate Effect on Cash..................................       --        --         (5)         --            (37)
                                                                  -------   -------   --------     --------      --------
  Increase (Decrease) in Cash and Cash Equivalents..............       (6)        7     17,726      18,024         (5,513)
  Cash and Cash Equivalents at Beginning of Period..............       20        14         21          21         17,747
                                                                  -------   -------   --------     --------      --------
  Cash and Cash Equivalents at End of Period....................  $    14   $    21   $ 17,747     $18,045       $ 12,234
                                                                  =======   =======   ========     ========      ========
CASH PAID FOR:
  Interest......................................................  $    --   $    --   $     --     $    --       $    645
                                                                  =======   =======   ========     ========      ========
  Income taxes..................................................  $ 1,497   $ 1,670   $  1,930     $    --       $     34
                                                                  =======   =======   ========     ========      ========
NONCASH ACTIVITIES:
  Fair value of assets of acquired businesses...................  $    --   $    --   $     --     $    --       $ 67,895
  Consideration given...........................................       --        --         --          --         52,191
                                                                  -------   -------   --------     --------      --------
      Liabilities assumed of acquired businesses................  $    --   $    --   $     --     $    --       $ 15,704
                                                                  =======   =======   ========     ========      ========


  The accompanying notes are an integral part of these consolidated financial statements.

                         THERMO BIOANALYSIS CORPORATION

               CONSOLIDATED STATEMENT OF SHAREHOLDERS' INVESTMENT
                                 (IN THOUSANDS)

                                                     COMMON       CAPITAL        RETAINED
                                    NET PARENT       STOCK,         IN           EARNINGS       CUMULATIVE
                                      COMPANY       $.01 PAR     EXCESS OF     (ACCUMULATED     TRANSLATION
                                    INVESTMENT       VALUE       PAR VALUE       DEFICIT)       ADJUSTMENT
                                    -----------     --------     ---------     ------------     ----------
BALANCE JANUARY 2, 1993...........   $   7,546      $     --      $    --        $     --        $     --
Net income........................       2,538            --           --              --              --
Net transfer to parent company....      (1,807)           --           --              --              --
                                    -----------     --------     ---------     ------------     ----------
BALANCE JANUARY 1, 1994...........       8,277            --           --              --              --
Net income........................       2,400
Net transfer to parent company....        (515)           --           --              --              --
                                    -----------     --------     ---------     ------------     ----------
BALANCE DECEMBER 31, 1994.........      10,162            --           --              --              --
Net income prior to capitalization
  of
  Company.........................         371            --           --              --              --
Net transfer from parent                 1,547            --           --              --              --
  company.........................
Capitalization of Company.........     (12,080)           65       12,015              --              --
Net proceeds from private                   --            16       14,902              --              --
  placements
  of Company common stock
  (Note 7)........................
Net income after capitalization of
  Company.........................          --            --           --           2,143              --
Translation adjustment............          --            --           --              --               5
                                    -----------     --------     ---------     ------------     ----------


BALANCE DECEMBER 30, 1995.........          --            81       26,917           2,143               5
                                                                  (UNAUDITED)
Net loss..........................          --            --           --          (2,683)             --
Translation adjustment............          --            --           --              --               3
                                    -----------     --------     ---------     ------------     ----------
BALANCE JUNE 29, 1996.............   $      --      $     81      $26,917        $   (540)       $      8
                                      ========      ========      =======      ==========        ========


  The accompanying notes are an integral part of these consolidated financial statements.

                         THERMO BIOANALYSIS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Nature of Operations

     Thermo BioAnalysis Corporation (the "Company") develops, manufactures, and sells instrumentation for the health physics, biopharmaceutical, and analytical biochemistry instrumentation markets. It comprises three operations that specialize in health physics instrumentation, matrix-assisted laser desorption/ionization time-of-flight mass spectrometry ("MALDI-TOF"), and capillary electrophoresis ("CE").

  Relationship with Thermo Instrument Systems Inc. and Thermo Electron
Corporation

     The Company was incorporated in February 1995 as a wholly owned subsidiary of Thermo Instrument Systems Inc. ("Thermo Instrument") at which time Thermo Instrument transferred to the Company the assets related to certain elements of Thermo Separation Products Inc.'s CE product line, Finnigan MAT Ltd.'s MALDI-TOF division, and Eberline Instruments' health physics instrumentation division, including $300,000 in cash, in exchange for 6,500,000 shares of the Company's common stock. As of December 30, 1995, Thermo Instrument owned 6,500,000 shares of the Company's common stock, representing 80% of such stock outstanding. Thermo Instrument is an 86%-owned subsidiary of Thermo Electron Corporation ("Thermo Electron").

     The accompanying financial statements include the assets, liabilities, income and expenses of the Company as included in Thermo Instrument's consolidated financial statements. The accompanying financial statements do not include Thermo Instrument's general corporate debt, which is used to finance operations of all of its respective business segments, or an allocation of Thermo Instrument's interest expense. The Company has had positive cash flows from operations since 1993.

  Principles of Consolidation

     The accompanying financial statements include the accounts of the Company and its wholly owned subsidiaries. All material intercompany accounts and transactions have been eliminated.

  Fiscal Year

     The Company has adopted a fiscal year ending the Saturday nearest December
31. References to 1993, 1994 and 1995 are for the fiscal years ended January 1, 1994, December 31, 1994 and December 30, 1995, respectively.

  Revenue Recognition


     The Company recognizes revenues upon shipment of its products. The Company provides a reserve for its estimate of warranty and installation costs at the time of shipment. The Company recognizes revenue from service contracts over the respective terms of the contracts.


  Income Taxes

     The Company and Thermo Instrument have a tax allocation agreement under which both the Company and Thermo Instrument are included in Thermo Electron's consolidated federal and certain state income tax returns. The agreement provides that in years in which the Company has taxable income, it will pay to Thermo Electron amounts comparable to the taxes the Company would have paid if it had filed separate tax returns. If Thermo Instrument's equity ownership of the Company drops below 80%, the Company would be required to file its own income tax returns.

                         THERMO BIOANALYSIS CORPORATION

     In accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," the Company recognizes deferred income taxes based on the expected future tax consequences of differences between the financial statement basis and the tax basis of assets and liabilities, calculated using enacted tax rates in effect for the year in which the differences are expected to be reflected in the tax return.

  Earnings per Share

     Pursuant to Securities and Exchange Commission requirements, earnings per share have been presented for all periods. Weighted average shares for all periods include the 6,500,000 shares issued to Thermo Instrument in connection with the capitalization of the Company and the effect of the assumed exercise of stock options issued within one year prior to the Company's proposed initial public offering.

  Cash and Cash Equivalents

     Prior to its incorporation, the cash receipts and disbursements of the Company were combined with other Thermo Instrument corporate cash transactions and balances, except for certain payroll accounts.

     As of December 30, 1995, $17,661,000 of the Company's cash equivalents were invested in a repurchase agreement with Thermo Electron. Under this agreement, the Company in effect lends excess cash to Thermo Electron, which Thermo Electron collateralizes with investments principally consisting of U.S. government agency securities, corporate notes, commercial paper, money market funds, and other marketable securities, in the amount of at least 103% of such obligation. The Company's funds subject to the repurchase agreement are readily convertible into cash by the Company and have an original maturity of three months or less. The repurchase agreement earns a rate based on the Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter. Cash equivalents are carried at cost, which approximates market value.

  Inventories

     Inventories are stated at the lower of cost (on a weighted average basis) or market value and include materials, labor, and manufacturing overhead. The components of inventories are as follows:

                                                                          1994       1995
                                                                         ------     ------
                                                                          (IN THOUSANDS)
    Raw materials and supplies.........................................  $3,202     $3,501
    Work in process....................................................   1,460      1,127
    Finished goods.....................................................   1,003      1,340
                                                                         ------     ------
                                                                         $5,665     $5,968
                                                                         ======     ======

                         THERMO BIOANALYSIS CORPORATION

  Property, Plant and Equipment

     The costs of additions and improvements are capitalized, while maintenance and repairs are charged to expense as incurred. The Company provides for depreciation and amortization using the straight-line method over the estimated useful lives of the property as follows: buildings and improvements, 15 years; machinery and equipment, 3 to 5 years; and leasehold improvements, the shorter of the term of the lease or the life of the asset. Property, plant and equipment consist of the following:

                                                                            1994     1995
                                                                           ------   ------
                                                                           (IN THOUSANDS)
    Land.................................................................  $  285   $  285
    Buildings............................................................   2,594    2,603
    Machinery, equipment and leasehold improvements......................   3,433    3,429
                                                                           ------   ------
                                                                            6,312    6,317
    Less: Accumulated depreciation and amortization......................   4,653    4,663
                                                                           ------   ------
                                                                           $1,659   $1,654
                                                                           ======   ======

  Cost in Excess of Net Assets of Acquired Companies

     The excess of cost over the fair value of net assets of acquired companies is amortized using the straight-line method over 40 years. Accumulated amortization was $284,000 and $302,000 at year-end 1994 and 1995, respectively. The Company assesses the future useful life of this asset whenever events or changes in circumstances indicate that the current useful life has diminished. The Company considers the future undiscounted cash flows of the acquired businesses in assessing the recoverability of this asset.

  Foreign Currency

     All assets and liabilities of the Company's foreign subsidiary are translated at year-end exchange rates, and revenues and expenses are translated at average exchange rates for the year in accordance with SFAS No. 52, "Foreign Currency Translation." Resulting translation adjustments are reflected as a separate component of shareholders' investment titled "Cumulative translation adjustment." Foreign currency transaction gains and losses are included in the accompanying statement of operations and are not material for the three years presented.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Interim Financial Statements


     The financial statements as of June 29, 1996 and for the six-month periods ended July 1, 1995 and June 29, 1996, are unaudited but, in the opinion of management, reflect all adjustments of a normal recurring nature necessary for a fair presentation of results for these interim periods. The results of operations for the six-month period ended June 29, 1996 are not necessarily indicative of the results to be expected for the entire year.

                         THERMO BIOANALYSIS CORPORATION

2. STOCK-BASED COMPENSATION PLANS

     In February 1995, the Company adopted a stock-based compensation plan for its key employees, directors, and others, which permits the grant of a variety of stock and stock-based awards as determined by the human resources committee of the Company's Board of Directors (the "Board Committee"), including restricted stock, stock options, stock bonus shares or performance-based shares. The option recipients and the terms of options granted under this plan are determined by the Board Committee. Options granted to date generally vest and become immediately exercisable on the ninth anniversary of the grant date, unless the Company's common stock becomes publicly traded prior to such date. In such an event, options become exercisable 90 days after the Company becomes subject to the Securities Exchange Act of 1934, but are subject to certain transfer restrictions and the right of the Company to repurchase shares issued upon exercise of the options at the exercise price, upon certain events. The restrictions and repurchase rights generally are deemed to have lapsed ratably over periods ranging from five to ten years after the first anniversary of the grant date, depending on the term of the option, which generally ranges from ten to twelve years. Nonqualified stock options may be granted at any price determined by the Board Committee, although incentive stock options must be granted at not less than the fair market value of the Company's stock on the date of grant. As of December 30, 1995, no options had been granted under this plan. The Company also has a directors' stock option plan, adopted in November 1995, that provides for the grant of stock options to outside directors pursuant to a formula approved by the Company's shareholders. Options granted under this plan have the same general terms as options granted to date under the stock-based compensation plan described above, except that the option term is five years and the options vest and become immediately exercisable on the fourth anniversary of the grant date, unless the Company's common stock becomes publicly traded prior to such date. In such an event, the transfer restrictions and repurchase rights described above generally are deemed to have lapsed ratably over a four-year period. As of December 30, 1995, options to purchase 30,000 shares of the Company's common stock exercisable at $10.00 per share were outstanding under this plan. As of December 30, 1995, no options have been exercised and no options are exercisable under this plan. In addition to the Company's stock-based compensation plans, certain officers and key employees may also participate in the stock-based compensation plans of Thermo Electron or its majority-owned subsidiaries.

     No accounting recognition is given to options granted at fair market value until they are exercised. Upon exercise, net proceeds, including tax benefits realized, are credited to equity.

3. EMPLOYEE BENEFIT PLANS

  Employee Stock Purchase Plan

     Substantially all of the Company's full-time U.S. employees are eligible to participate in an employee stock purchase plan sponsored by Thermo Instrument. Prior to the November 1995 plan year, shares of Thermo Instrument's and Thermo Electron's common stock could be purchased at the end of a 12-month plan year at 85% of the fair market value at the beginning of the plan year, and the shares purchased were subject to a one-year resale restriction. Effective November 1, 1995, the applicable shares of common stock may be purchased at 95% of the fair market value at the beginning of the plan year, and the shares purchased are subject to a six-month resale restriction. Shares are purchased through payroll deductions of up to 10% of each participating employee's gross wages.

  401(k) Savings Plan and Employee Stock Ownership Plan

     Substantially all of the Company's full-time U.S. employees are eligible to participate in Thermo Electron's 401(k) savings plan and, prior to 1995, in Thermo Electron's employee stock ownership plan ("ESOP"). Contributions to the 401(k) savings plan are made by both the employee and the Company. Company contributions are based upon the level of employee contributions. For these plans, the Company contributed and charged to expense $149,000, $169,000 and $128,000 in 1993, 1994 and 1995, respectively.

                         THERMO BIOANALYSIS CORPORATION

Effective December 31, 1994, the ESOP was split into two plans: ESOP I, covering employees of Thermo Electron's corporate office and its wholly owned subsidiaries and ESOP II, covering employees of certain of Thermo Electron's majority-owned subsidiaries, including the Company. Effective December 31, 1994, the ESOP II plan was terminated and as a result, the Company's employees are no longer eligible to participate in an ESOP.

4. INCOME TAXES

     The components of income before provision for income taxes are as follows:

                                                                1993       1994       1995
                                                               ------     ------     ------
                                                                      (IN THOUSANDS)
    Domestic.................................................  $4,449     $3,684     $3,828
    Foreign..................................................    (136)       171        360
                                                               ------     ------     ------
                                                               $4,313     $3,855     $4,188
                                                               ======     ======     ======


     The components of the provision for income taxes are as follows:

                                                                1993       1994       1995
                                                               ------     ------     ------
                                                                      (IN THOUSANDS)
    Currently payable:
      Federal................................................  $1,563     $  939     $1,331
      State..................................................     381        237        284
      Foreign................................................      --         --        119
                                                               ------     ------     ------
                                                                1,944      1,176      1,734
                                                               ------     ------     ------
    Net deferred (prepaid):
      Federal................................................    (139)       231        (50)
      State..................................................     (30)        48        (10)
                                                               ------     ------     ------
                                                                 (169)       279        (60)
                                                               ------     ------     ------
                                                               $1,775     $1,455     $1,674
                                                               ======     ======     ======

     The provision for income taxes in the accompanying statement of operations differs from the provision calculated by applying the statutory federal income tax rate of 35% to income before provision for income taxes due to the following:

                                                                1993       1994       1995
                                                               ------     ------     ------
                                                                      (IN THOUSANDS)
    Provision for income taxes at statutory rate.............  $1,510     $1,349     $1,466
    Increases (decreases) resulting from:
      State income taxes, net of federal tax.................     228        185        178
      Net foreign losses not benefited and tax rate
         differential........................................      48        (60)        (7)
      Tax benefit of foreign sales corporation...............     (22)       (34)        (6)
      Amortization of cost in excess of net assets of
         acquired company....................................       7          6          6
      Other, net.............................................       4          9         37
                                                               ------     ------     ------
                                                               $1,775     $1,455     $1,674
                                                               ======     ======     ======

                         THERMO BIOANALYSIS CORPORATION


     Prepaid income taxes and deferred income taxes in the accompanying balance sheet consist of the following:

                                                                            1994     1995
                                                                            ----     ----
                                                                            (IN THOUSANDS)
    Prepaid income taxes:
      Reserves and other accruals.........................................  $309     $355
      Inventory basis difference..........................................   243      256
      Allowance for doubtful accounts.....................................    62       62
                                                                            ----     ----
                                                                            $614     $673
                                                                            ====     ====
    Deferred income taxes:
      Depreciation........................................................  $229     $228
                                                                            ====     ====

     A provision has not been made for U.S. or additional foreign taxes on $365,000 of undistributed earnings in foreign subsidiaries that could be subject to taxation if remitted to the U.S. because the Company currently plans to keep these amounts permanently reinvested overseas. The Company believes that any additional U.S. tax liability due upon remittance of such earnings would be immaterial.

5. OPERATING LEASES

     The Company leases portions of its office and operating facilities under various operating lease arrangements. The accompanying statement of operations includes expenses from operating leases of $71,000, $71,000 and $69,000 in 1993, 1994 and 1995, respectively.

6. RELATED PARTY TRANSACTIONS

  Corporate Services Agreement

     The Company and Thermo Electron have a corporate services agreement under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, certain employee benefit administration, tax advice and preparation of tax returns, centralized cash management and certain financial and other services, for which the Company paid Thermo Electron annually an amount equal to 1.25% of the Company's revenues in 1993 and 1994 and 1.20% of the Company's revenues in 1995. Beginning in 1996, the Company will pay an annual fee equal to 1.0% of the Company's revenues. The annual fee is reviewed and adjusted annually by mutual agreement of the parties. For these services, the Company was charged $306,000, $314,000 and $270,000 in 1993, 1994 and 1995, respectively. Management believes that the service fee charged by Thermo Electron is reasonable and that such fees are representative of the expenses the Company would have incurred on a stand-alone basis. The corporate services agreement is renewed annually but can be terminated upon 30 days' prior notice by the Company or upon the Company's withdrawal from the Thermo Electron Corporate Charter (the Thermo Electron Corporate Charter defines the relationship among Thermo Electron and its majority-owned subsidiaries). For additional items such as employee benefit plans, insurance coverage and other identifiable costs, Thermo Electron charges the Company based upon costs attributable to the Company.

  Other Related Party Transactions

     The Company purchases and sells products in the ordinary course of business with other companies associated with Thermo Electron. Sales of such products to affiliated companies totalled $197,000, $262,000 and $279,000 in 1993, 1994 and 1995, respectively. Purchases of products from such companies totalled $313,000, $413,000 and $414,000 in 1993, 1994 and 1995, respectively.

     A majority-owned subsidiary of Thermo Electron acts as a commission-based sales agent for certain of the Company's products. The Company paid $1,003,000, $1,288,000 and $1,263,000 under this arrangement in 1993, 1994 and 1995, respectively.

                         THERMO BIOANALYSIS CORPORATION

     In addition, a majority-owned subsidiary of Thermo Electron assembles certain of the Company's products. For these services, the Company paid $652,000, $566,000 and $600,000 in 1993, 1994 and 1995, respectively.

  Repurchase Agreement

     The Company invests excess cash in a repurchase agreement with Thermo Electron as discussed in Note 1.

7. COMMON STOCK

     In March 1995, the Company sold 700,000 shares of its common stock in a private placement for net proceeds of $6,530,000. In April 1995, the Company sold 901,500 shares of its common stock in a private placement for net proceeds of $8,388,000.

     At December 30, 1995, the Company had reserved 925,000 unissued shares of its common stock for possible issuance under stock-based compensation plans.

8. GEOGRAPHICAL INFORMATION AND SIGNIFICANT CUSTOMER


     The Company is engaged in one business segment: developing, manufacturing, and selling instrumentation for the health physics, biopharmaceutical, and analytical biochemistry instrumentation markets. The following table shows data for the Company by geographical area.

                                                                 1993      1994      1995
                                                                -------   -------   -------
                                                                      (IN THOUSANDS)
    Revenues:
      United States...........................................  $20,971   $19,891   $17,741
      England.................................................    3,508     5,236     4,793
                                                                -------   -------   -------
                                                                $24,479   $25,127   $22,534
                                                                =======   =======   =======
    Income before provision for income taxes:
      United States (a).......................................  $ 4,449   $ 3,684   $ 3,009
      England.................................................     (136)      171       360
                                                                -------   -------   -------
      Total operating income..................................    4,313     3,855     3,369
      Interest income.........................................       --        --       819
                                                                -------   -------   -------
                                                                $ 4,313   $ 3,855   $ 4,188
                                                                =======   =======   =======
    Identifiable assets:
      United States...........................................  $11,776   $11,134   $29,022
      England.................................................    1,912     3,215     3,885
                                                                -------   -------   -------
                                                                $13,688   $14,349   $32,907
                                                                =======   =======   =======
    Export revenues included in United States revenues
      above (b)...............................................  $ 3,609   $ 3,217   $ 2,741
                                                                =======   =======   =======

- ---------------
(a) Includes corporate general and administrative expenses.

(b) In general, export sales are denominated in U.S. dollars.

     Sales to U.S. government agencies accounted for 47%, 32%, and 24% of the Company's total revenues in 1993, 1994 and 1995, respectively.


                         THERMO BIOANALYSIS CORPORATION

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONCLUDED)

9. SUBSEQUENT EVENTS

  Stock-based Compensation Plans

     In January 1996, the Board Committee granted options to purchase 396,000 shares of the Company's common stock at $10.00 per share, which was the fair market value on the date of grant. In June 1996, the Board Committee granted options to purchase 144,000 shares of the Company's common stock at $12.00 per share, which was the fair market value on the date of grant.

  Acquisitions


     In February 1996, the Company acquired substantially all of the assets, subject to certain liabilities, of the DYNEX Technologies ("DYNEX") division of Dynatech Corporation for $43,191,000, subject to a post-closing adjustment. DYNEX designs, manufactures and markets products used in the immunoassay segment of the bioinstrumentation market. This acquisition has been accounted for using the purchase method of accounting, and DYNEX's results of operations have been included in the accompanying financial statements from the date of acquisition. The aggregate cost of DYNEX exceeded the estimated fair value of the acquired net assets by $32,959,000 which is being amortized over 40 years.



     In March 1996, Thermo Instrument acquired a substantial portion of the businesses comprising the Scientific Instruments Division of Fisons plc ("Fisons"), a wholly owned subsidiary of Rhone-Poulenc Rorer Inc. In July 1996, the Company acquired the Affinity Sensors and LabSystems divisions of Fisons from Thermo Instrument for $9,000,000 in cash, subject to a post-closing adjustment. Affinity Sensors supplies biosensors used in life sciences research by the pharmaceutical and biotechnology industries, universities and medical research institutes. LabSystems designs, implements and supports laboratory information management systems and chromatography systems used in research and development, quality assurance and control, and process plants. Because, as of June 29, 1996, the Company, Affinity Sensors and LabSystems were deemed for accounting purposes to be under control of their common owner, Thermo Instrument, the accompanying financial statements as of and for the six months ended June 29, 1996 include the results of operations of Affinity Sensors and LabSystems from March 29, 1996, the date these businesses were acquired by Thermo Instrument, in a manner similar to a pooling-of-interests. During the six months ended June 29, 1996, the Company wrote off $3,500,000 of acquired technology in connection with these acquisitions which represents the portion of the purchase price allocated to technology in development at the acquired businesses, based on estimated replacement cost. Because the Company had not paid Thermo Instrument for these businesses as of June 29, 1996, the accompanying June 1996 financial statements include an amount payable to Thermo Instrument of $9,000,000.


     To help finance the acquisition of DYNEX, the Company borrowed $30,000,000 from Thermo Electron pursuant to a promissory note due February 1997, and bearing interest at the Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter. In conjunction with the acquisition of Affinity Sensors and LabSystems in July 1996, the Company issued to Thermo Instrument a $50,000,000 principal amount 4.875% subordinated convertible note, due 2001, convertible into shares of the Company's common stock at $16.50 per share. The Company used part of the proceeds of the subordinated convertible note to retire the $30,000,000 promissory note.

     Pro forma information for the Company, DYNEX and Affinity Sensors and LabSystems is available elsewhere in this Prospectus.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the DYNEX Technologies Division of Dynatech Corporation:

     We have audited the accompanying consolidated balance sheet of the DYNEX Technologies Division of Dynatech Corporation as of March 31, 1995 and February 7, 1996, and the related consolidated statements of operations, cash flows, and shareholder's investment for each of the two years in the period ended March 31, 1995 and the period from April 1, 1995 through February 7, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the financial statements of Dynatech Medical Products Limited, which statements reflect 14 percent and 16 percent of consolidated assets as of March 31, 1995 and February 7, 1996, respectively, and 35 percent, 32 percent and 41 percent of consolidated cost of revenues for each of the two years in the period ended March 31, 1995 and the period from April 1, 1995 through February 7, 1996, respectively. Those statements were audited by other auditors whose report has been furnished to us and our opinion, insofar as it relates to the amounts included for that entity, is based solely on the report of the other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the DYNEX Technologies Division of Dynatech Corporation as of March 31, 1995 and February 7, 1996 and the results of their operations and their cash flows for each of the two years in the period ended March 31, 1995 and for the period from April 1, 1995 through February 7, 1996, in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Boston, Massachusetts
July 19, 1996

REPORT OF THE AUDITORS TO THE MEMBERS OF

DYNATECH MEDICAL PRODUCTS LIMITED

     We have audited the accounts.

RESPECTIVE RESPONSIBILITIES OF DIRECTORS AND AUDITORS

     The company's directors are responsible for the preparation of the accounts. It is our responsibility to form an independent opinion, based on our audit, on those accounts and to report our opinion to you.

BASIS OF OPINION

     We conducted our audit in accordance with Auditing Standards issued by the Auditing Practices Board. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the accounts. It also includes an assessment of the significant estimates and judgements made by the directors in the preparation of the accounts, and of whether the accounting policies are appropriate to the company's circumstances, consistently applied and adequately disclosed.

     We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the accounts are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion, we also evaluated the overall adequacy of the presentation of information in the accounts.

OPINION

     In our opinion the accounts give a true and fair view of the state of the company's affairs as at March 31, 1995 and at February 7, 1996 and of its income and cash flows for the years ended March 31, 1994 and 1995 and the period from April 1, 1995 through February 7, 1996 and have been properly prepared in accordance with the Companies (Guernsey) Law, 1994.

Coopers & Lybrand
Chartered Accountants
Guernsey, Channel Islands
July 19, 1996

              DYNEX TECHNOLOGIES DIVISION OF DYNATECH CORPORATION

                      CONSOLIDATED STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)

                                                                                      PERIOD FROM
                                                                YEAR ENDED           APRIL 1, 1995
                                                                 MARCH 31,              THROUGH
                                                           ---------------------      FEBRUARY 7,
                                                            1994          1995           1996
                                                           -------       -------     -------------
Revenues (Note 6)........................................  $30,130       $37,328        $28,503
                                                           -------       -------        -------
Costs and Operating Expenses:
  Cost of revenues.......................................   15,476        20,297         15,783
  Selling, general and administrative expenses (includes
     $2,515, $2,182 and $2,152 to Dynatech Corporation)
     (Note 5)............................................   12,203        12,636         11,402
  Research and development expenses......................    2,483         2,467          2,297
                                                           -------       -------        -------
                                                            30,162        35,400         29,482
                                                           -------       -------        -------
Operating Income (Loss)..................................      (32)        1,928           (979)
Interest Income..........................................      154           156            146
Interest Expense (includes $1,353, $1,050 and $1,427 to
  Dynatech Corporation) (Note 5).........................   (1,662)       (1,312)        (1,610)
                                                           -------       -------        -------
Income (Loss) Before Provision for Income Taxes..........   (1,540)          772         (2,443)
Provision for Income Taxes (Note 3)......................      228           436            320
                                                           -------       -------        -------
Net Income (Loss)........................................  $(1,768)      $   336        $(2,763)
                                                           =======       =======        =======

  The accompanying notes are an integral part of these consolidated financial statements.

              DYNEX TECHNOLOGIES DIVISION OF DYNATECH CORPORATION

                           CONSOLIDATED BALANCE SHEET
                                 (IN THOUSANDS)

                                                                        MARCH 31,     FEBRUARY 7,
                                                                          1995           1996
                                                                        ---------     -----------
                                ASSETS
Current Assets:
  Cash and cash equivalents...........................................   $ 5,269        $ 1,232
  Accounts receivable, less allowances of $293 and $174...............     5,435          4,923
  Inventories.........................................................     5,861          6,737
  Prepaid expenses....................................................       585            866
  Prepaid income taxes (Note 3).......................................       130            170
                                                                         -------        -------
                                                                          17,280         13,928
                                                                         -------        -------
Property and Equipment, at Cost, Net..................................     2,080          2,138
                                                                         -------        -------
                                                                         $19,360        $16,066
                                                                         =======        =======
               LIABILITIES AND SHAREHOLDER'S INVESTMENT
Current Liabilities:
  Short-term debt.....................................................   $ 3,732        $    --
  Accounts payable....................................................     1,670          1,094
  Accrued payroll and employee benefits...............................     1,681            825
  Accrued installation and warranty expenses..........................       270            270
  Customer deposits...................................................       479            483
  Accrued income taxes................................................       436            320
  Deferred revenue....................................................       106            189
  Accrued sales commissions...........................................       427            264
  Other accrued expenses..............................................       781            564
                                                                         -------        -------
                                                                           9,582          4,009
                                                                         -------        -------
Deferred Income Taxes (Note 3)........................................       130            170
                                                                         -------        -------
Commitments (Note 4)
Shareholder's Investment:
  Net parent company investment.......................................     9,292         12,056
  Cumulative translation adjustment...................................       356           (169)
                                                                         -------        -------
                                                                           9,648         11,887
                                                                         -------        -------
                                                                         $19,360        $16,066
                                                                         =======        =======

  The accompanying notes are an integral part of these consolidated financial statements.

              DYNEX TECHNOLOGIES DIVISION OF DYNATECH CORPORATION

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                      PERIOD FROM
                                                                 YEAR ENDED          APRIL 1, 1995
                                                                  MARCH 31,             THROUGH
                                                             -------------------      FEBRUARY 7,
                                                              1994        1995           1996
                                                             -------     -------     -------------
OPERATING ACTIVITIES:
  Net income (loss)........................................  $(1,768)    $   336        $(2,763)
  Adjustments to reconcile net income (loss) to net cash
     provided by (used in) operating activities:
       Depreciation and amortization.......................    1,255       1,103            874
       Provision for losses on accounts receivable.........       36          74             41
       Changes in current accounts:
          Accounts receivable..............................    1,462        (634)           333
          Inventories......................................      320        (887)        (1,152)
          Other current assets.............................       75          75           (301)
          Accounts payable.................................     (980)        693           (531)
          Other current liabilities........................    1,115        (721)        (1,184)
                                                             -------     -------        -------
          Net cash provided by (used in) operating
            activities.....................................    1,515          39         (4,683)
                                                             -------     -------        -------
INVESTING ACTIVITIES:
  Purchases of property and equipment......................     (892)     (1,127)          (975)
                                                             -------     -------        -------
FINANCING ACTIVITIES:
  Net transfer from Dynatech Corporation...................      895       1,746          5,527
  Dividends paid to Dynatech Corporation...................     (600)       (400)            --
  Increase (decrease) in short-term debt...................      685         156         (3,652)
                                                             -------     -------        -------
          Net cash provided by financing activities........      980       1,502          1,875
                                                             -------     -------        -------
Exchange Rate Effect on Cash...............................      716        (489)          (254)
                                                             -------     -------        -------
Increase (Decrease) in Cash and Cash Equivalents...........    2,319         (75)        (4,037)
Cash and Cash Equivalents at Beginning of Period...........    3,025       5,344          5,269
                                                             -------     -------        -------
Cash and Cash Equivalents at End of Period.................  $ 5,344     $ 5,269        $ 1,232
                                                             =======     =======        =======
CASH PAID FOR:
  Interest.................................................  $   311     $   260        $   193
                                                             =======     =======        =======
  Income taxes.............................................  $   315     $   305        $    78
                                                             =======     =======        =======

  The accompanying notes are an integral part of these consolidated financial statements.

              DYNEX TECHNOLOGIES DIVISION OF DYNATECH CORPORATION

               CONSOLIDATED STATEMENT OF SHAREHOLDER'S INVESTMENT
                                 (IN THOUSANDS)

                                                                       NET PARENT      CUMULATIVE
                                                                         COMPANY       TRANSLATION
                                                                       INVESTMENT      ADJUSTMENT
                                                                       -----------     -----------
BALANCE MARCH 31, 1993...............................................    $ 9,083          $  41
Net loss.............................................................     (1,768)            --
Net transfer from Dynatech Corporation...............................        895             --
Dividends paid to Dynatech Corporation...............................       (600)            --
Translation adjustment...............................................         --            759
                                                                         -------          -----
BALANCE MARCH 31, 1994...............................................      7,610            800
Net income...........................................................        336             --
Net transfer from Dynatech Corporation...............................      1,746             --
Dividends paid to Dynatech Corporation...............................       (400)            --
Translation adjustment...............................................         --           (444)
                                                                         -------          -----
BALANCE MARCH 31, 1995...............................................      9,292            356
Net loss.............................................................     (2,763)            --
Net transfer from Dynatech Corporation...............................      5,527             --
Translation adjustment...............................................         --           (525)
                                                                         -------          -----
BALANCE FEBRUARY 7, 1996.............................................    $12,056          $(169)
                                                                         =======          =====

  The accompanying notes are an integral part of these consolidated financial statements.

              DYNEX TECHNOLOGIES DIVISION OF DYNATECH CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Nature of Operations

     DYNEX Technologies (the "Company") designs, manufactures and markets products used in the immunoassay segment of the bioinstrumentation market. The Company is a division of Dynatech Corporation ("Dynatech"), and was formerly known as Dynatech Laboratories.

  Principles of Consolidation

     The accompanying financial statements include the accounts of the Company and its wholly owned subsidiaries. All material intercompany accounts and transactions have been eliminated.

  Revenue Recognition

     The Company recognizes revenues upon shipment of its products. The Company provides a reserve for its estimate of warranty and installation costs at the time of shipment. Deferred revenue in the accompanying balance sheet consists of unearned revenue on service contracts which is recognized as revenue over the life of the service contract. Substantially all of the deferred revenue included in the accompanying balance sheet as of February 7, 1996, will be recognized within one year.

  Income Taxes

     In accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," the Company recognizes deferred income taxes based on the expected future tax consequences of differences between the financial statement basis and the tax basis of assets and liabilities, calculated using enacted tax rates in effect for the year in which the differences are expected to be reflected in the tax return.

  Inventories

     Inventories are stated at the lower of cost (on a first-in, first-out basis) or market value and include materials, labor, and manufacturing overhead.
The components of inventories are as follows:

                                                                  MARCH 31,       FEBRUARY 7,
                                                                    1995             1996
                                                                  ---------       -----------
                                                                        (IN THOUSANDS)
    Raw materials and supplies..................................    $2,191           $2,054
    Work in process.............................................       559              581
    Finished goods..............................................     3,111            4,102
                                                                    ------           ------
                                                                    $5,861           $6,737
                                                                    ======           ======

              DYNEX TECHNOLOGIES DIVISION OF DYNATECH CORPORATION

  Property and Equipment

     The costs of additions and improvements are capitalized, while maintenance and repairs are charged to expense as incurred. The Company provides for depreciation and amortization using the straight-line method over the estimated useful lives of the property as follows: machinery and equipment, 3 to 10 years;
and leasehold improvements, the shorter of the term of the lease or the life of the asset. Property and equipment consist of the following:


                                                                      MARCH 31,   FEBRUARY 7,
                                                                        1995         1996
                                                                      ---------   -----------
                                                                          (IN THOUSANDS)
    Machinery, equipment and leasehold improvements.................    $6,782       $6,807
    Less: Accumulated depreciation and amortization.................     4,702        4,669
                                                                        ------       ------
                                                                        $2,080       $2,138
                                                                        ======       ======

  Foreign Currency

     All assets and liabilities of the Company's foreign subsidiaries are translated at year-end exchange rates, and revenues and expenses are translated at average exchange rates for the year, in accordance with SFAS No. 52, "Foreign Currency Translation." Resulting translation adjustments are reflected as a separate component of shareholder's investment titled "Cumulative translation adjustment." Foreign currency transaction gains and losses are included in the accompanying statement of operations and are not material for all periods presented.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.  401(K) SAVINGS PLAN

     Substantially all of the Company's full-time U.S. employees are eligible to participate in Dynatech's 401(k) savings plan. Contributions to the 401(k) savings plan are made by both the employee and the Company. Company contributions are based upon the level of employee contributions. In addition, the Company may provide a discretionary contribution which is allocated based on each employee's salary and length of service. Contributions charged to expense were $66,000, $113,000, and $103,000 for the years ended March 31, 1994 and 1995 and for the period from April 1, 1995 through February 7, 1996, respectively.

3.  INCOME TAXES


     The components of income (loss) before provision for income taxes are as follows:

                                                                                      PERIOD FROM
                                                                    YEAR ENDED       APRIL 1, 1995
                                                                     MARCH 31,          THROUGH
                                                                 -----------------    FEBRUARY 7,
                                                                  1994       1995        1996
                                                                 -------     -----   -------------
                                                                          (IN THOUSANDS)
    Domestic...................................................  $(1,094)    $(163)     $(1,926)
    Foreign....................................................     (446)      935         (517)
                                                                 -------     -----      -------
                                                                 $(1,540)    $ 772      $(2,443)
                                                                 =======     =====      =======

              DYNEX TECHNOLOGIES DIVISION OF DYNATECH CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


     The components of the provision for income taxes are as follows:

                                                                                     PERIOD FROM
                                                                     YEAR ENDED     APRIL 1, 1995
                                                                      MARCH 31,        THROUGH
                                                                    -------------    FEBRUARY 7,
                                                                    1994     1995       1996
                                                                    ----     ----   -------------
                                                                           (IN THOUSANDS)
    Currently payable
      Foreign.....................................................  $228     $436       $ 320
                                                                    ====     ====       =====

     The provision for income taxes in the accompanying statement of operations differs from the provision calculated by applying the statutory federal income tax rate of 35% to income (loss) before provision for income taxes due to the following:

                                                                                      PERIOD FROM
                                                                    YEAR ENDED       APRIL 1, 1995
                                                                     MARCH 31,          THROUGH
                                                                 -----------------    FEBRUARY 7,
                                                                 1994       1995         1996
                                                                 -----     -------   -------------
                                                                          (IN THOUSANDS)
    Provision (benefit) for income taxes at statutory rate.....  $(539)    $   270      $  (855)
    Increases (decreases) resulting from:
      Net foreign losses not benefited and tax rate
         differential..........................................    384         109          501
      Net operating loss not benefited.........................    613         366        1,014
      Other, net...............................................   (230)       (309)        (340)
                                                                 -----     -------      -------
                                                                 $ 228     $   436      $   320
                                                                 =====     =======      =======

     Prepaid income taxes and deferred income taxes in the accompanying balance sheet consist of the following:


                                                                          MARCH 31,    FEBRUARY 7,
                                                                            1995          1996
                                                                          ---------   -------------
                                                                               (IN THOUSANDS)
    Prepaid income taxes:
      Reserves and accruals..........................................      $   146       $   192
      Inventory basis difference.....................................            4             5
      Net operating loss carryforwards...............................        5,003         5,397
                                                                           -------       -------
                                                                             5,153         5,594
      Less: Valuation allowance......................................        5,023         5,424
                                                                           -------       -------
                                                                           $   130       $   170
                                                                           =======       =======
    Deferred income taxes:
      Depreciation...................................................      $   127       $   167
      Other..........................................................            3             3
                                                                           -------       -------
                                                                           $   130       $   170
                                                                           =======       =======

     The valuation allowance relates to uncertainty concerning the realization of $13,875,000 of federal net operating loss carryforwards, the realization of which is limited to the future income of the Company's U.S. subsidiary. The loss carryforwards will expire in the years 2004 through 2011. Any tax benefit resulting from use of the loss carryforwards will be recorded as a reduction to the provision for income taxes.

              DYNEX TECHNOLOGIES DIVISION OF DYNATECH CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     A provision has not been made for U.S. or additional foreign taxes on $2,164,000 of undistributed earnings in foreign subsidiaries that could be subject to taxation if remitted to the U.S. because the Company currently plans to keep these amounts permanently reinvested overseas.

4.  COMMITMENTS

     The Company leases portions of its office and operating facilities under various operating lease arrangements. The accompanying statement of operations includes expenses from operating leases of $977,000, $948,000 and $688,000 for the years ended March 31, 1994 and 1995 and for the period from April 1, 1995 through February 7, 1996, respectively. Future minimum payments due under noncancelable operating leases are $736,000 in the remainder of calendar 1996; $600,000 in 1997; $371,000 in 1998; $376,000 in 1999; $383,000 in 2000; and
$29,000 in 2001 and thereafter. Total future minimum lease payments are $2,495,000.

5.  RELATED PARTY TRANSACTIONS

  Corporate Services Agreement


     The Company and Dynatech have corporate services agreements under which Dynatech provides certain administrative services, including risk management, administration for certain employee benefits, tax advice and preparation of tax returns, centralized cash management and certain other services. For these services, the Company paid fees of approximately 1.2% of budgeted revenue and 2.6% of actual expenses incurred. In addition, Dynatech charged the Company an interest allocation. The corporate service fees and the interest allocation totaled $2,515,000, $2,182,000, and $2,152,000 for the years ended March 31,
1994 and 1995 and for the period from April 1, 1995 through February 7, 1996, respectively. Management believes that the corporate service fee and interest allocation are reasonable and representative of the expenses the Company would have incurred on a stand-alone basis.


6.  GEOGRAPHICAL INFORMATION

     The Company is engaged in one business segment: developing, manufacturing, and marketing products used in the immunoassay segment of the bioinstrumentation market. The following table shows data for the Company by geographical area.

                                                                                    PERIOD FROM
                                                                  YEAR ENDED       APRIL 1, 1995
                                                                  MARCH 31,           THROUGH
                                                             --------------------   FEBRUARY 7,
                                                              1994         1995        1996
                                                             -------     --------  -------------
                                                                       (IN THOUSANDS)
    Revenues:
      United States........................................  $15,541     $ 18,428     $13,250
      Germany..............................................    7,212        9,962       7,169
      Guernsey Channel Islands.............................    6,591        8,163       7,547
      United Kingdom.......................................    3,519        3,833       2,689
      France...............................................    1,907        3,064       3,617
      Other................................................    3,827        4,907       3,806
      Transfers among geographical areas (a)...............   (8,467)     (11,029)     (9,575)
                                                             -------     --------     -------
                                                             $30,130     $ 37,328     $28,503
                                                             =======     ========     =======

              DYNEX TECHNOLOGIES DIVISION OF DYNATECH CORPORATION

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONCLUDED)

                                                                                    PERIOD FROM
                                                                  YEAR ENDED       APRIL 1, 1995
                                                                  MARCH 31,           THROUGH
                                                             --------------------   FEBRUARY 7,
                                                              1994         1995        1996
                                                             -------     --------  -------------
                                                                       (IN THOUSANDS)
         Income (loss) before provision for income taxes:
              United States................................  $  (335)    $    395     $(1,257)
              Germany......................................     (220)         439         286
              Guernsey, Channel Islands....................     (253)         145        (573)
              United Kingdom...............................      180          336          98
              France.......................................     (247)         125         313
              Other........................................      843          488         154
                                                             -------     --------     -------
              Total operating income (loss)................      (32)       1,928        (979)
              Interest expense, net........................   (1,508)      (1,156)     (1,464)
                                                             -------     --------     -------
                                                             $(1,540)    $    772     $(2,443)
                                                             =======     ========     =======
         Identifiable assets:
              United States................................  $ 5,212     $  5,800     $ 2,619
              Germany......................................    3,743        3,537       3,456
              Guernsey, Channel Islands....................    1,792        2,601       2,759
              United Kingdom...............................    3,414        4,441       4,060
              France.......................................    1,304        1,509       1,647
              Other........................................    1,506        1,472       1,525
                                                             -------     --------     -------
                                                             $16,971     $ 19,360     $16,066
                                                             =======     ========     =======
         Export revenues included in United States
           revenues above (b):
              Europe.......................................  $ 1,612     $  2,519     $ 1,544
              Other........................................    1,148        1,243         878
                                                             -------     --------     -------
                                                             $ 2,760     $  3,762     $ 2,422
                                                             =======     ========     =======

- ---------------

(a) Transfers among geographical areas are accounted for at prices that are representative of transactions with unaffiliated parties.

(b) In general, export sales are denominated in U.S. dollars.


7.  SUBSEQUENT EVENT

     On February 7, 1996, the Company was sold to Thermo BioAnalysis
Corporation.

                                AUDITORS' REPORT

TO THE BOARD OF DIRECTORS OF THERMO BIOANALYSIS CORPORATION

     We have audited the combined financial statements on pages F-27 to F-37 which have been prepared under the historical cost convention and the accounting policies set out on pages F-30 to F-31.

RESPECTIVE RESPONSIBILITIES OF MANAGEMENT AND AUDITORS

     The managements of Affinity Sensors and LabSystems are responsible for preparing financial statements for the division for which they are responsible, which give a true and fair view of the state of affairs of the division at December 31, 1994 and 1995, and of the results of the division for the years ended December 31, 1993, 1994 and 1995. In preparing those financial statements, each division's management is required to:
     - select suitable accounting policies and then apply them consistently;
     - make judgements and estimates that are reasonable and prudent;
     - state whether applicable accounting standards have been followed, subject to any material departures disclosed and explained in the financial statements; and
     - prepare the financial statements on the going concern basis unless it its inappropriate to presume that the division will continue in business.

     Each division's management is responsible for keeping proper accounting records which disclose with reasonable accuracy at any time the financial position of the division. Each division's management is also responsible for safeguarding the assets of the division and hence for taking reasonable steps for the prevention of fraud and other irregularities.

     The responsibility for the preparation of the combined financial statements rests with the directors of Thermo BioAnalysis Corporation.

     It is our responsibility to form an independent opinion, based on our audit, on the combined financial statements and to report our opinion to you.

BASIS OF OPINION

     We conducted our audit in accordance with Auditing Standards issued by the Auditing Practices Board which are substantially in accordance with generally accepted auditing standards in the United States. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements. It also includes an assessment of the significant estimates and judgements made by management in the preparation of the financial statements, and of whether the accounting policies are appropriate to the circumstances of each division, consistently applied and adequately disclosed.

     We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the financial statements.

OPINION

     In our opinion the financial statements give a true and fair view of the combined state of affairs of the divisions at December 31, 1994 and 1995 and of their losses and cash flows for the years ended December 31, 1993, 1994 and 1995, in accordance with generally accepted accounting principles in the United Kingdom.

     Accounting practices used by the divisions and Thermo BioAnalysis Corporation in preparing the accompanying combined financial statements conform with generally accepted accounting principles in the United Kingdom. Had the accompanying financial statements been prepared in accordance with United States generally accepted accounting principles, the information included in them would not be materially different. Accordingly, no reconciliation of net income and owner's equity to United States generally accepted accounting principles has been included in the combined financial statements.

                                            ARTHUR ANDERSEN

Cambridge, England
July 22, 1996

            AFFINITY SENSORS AND LABSYSTEMS DIVISIONS OF FISONS PLC

                       COMBINED PROFIT AND LOSS ACCOUNTS


                                                                                           PERIOD FROM
                                       YEAR ENDED DECEMBER 31,         THREE MONTHS      JANUARY 1, 1996
                                     ----------------------------         ENDED              THROUGH
                                      1993       1994       1995      MARCH 31, 1995     MARCH 29, 1996
                                     gbp#000    gbp#000    gbp#000       gbp#000             gbp#000
                                     ------     ------     ------     --------------     ---------------
                                                                                             (UNAUDITED)
Turnover (Note 2)..................  15,980     14,959     14,361          2,678               2,862
Cost of sales......................  (4,210)    (4,220)    (3,526)        (1,000)             (1,349)
                                     ------     ------     ------         ------              ------
Gross profit.......................  11,770     10,739     10,835          1,678               1,513
Distribution costs.................  (2,803)    (3,075)    (2,539)          (636)               (862)
Administrative expenses............  (9,206)    (8,246)    (7,893)        (1,675)             (1,802)
                                     ------     ------     ------         ------              ------
Profit (loss) on ordinary
  activities before taxation (Note
  3)...............................    (239)      (582)       403           (633)             (1,151)
Tax on profit (loss) on ordinary
  activities (Note 5)..............    (292)      (104)      (406)            --                  --
                                     ------     ------     ------         ------              ------
Loss for the financial year after
  taxation transferred to reserves
  (Note 11)........................    (531)      (686)        (3)          (633)             (1,151)
                                     ======     ======     ======         ======              ======


Movements in reserves are shown in Note 11.

All amounts relate to continuing operations.

The loss for each financial year is the only material recognised gain or loss for each year, and accordingly a statement of total recognised gains and losses is not presented in these financial statements.

 The accompanying notes are an integral part of these profit and loss accounts.

            AFFINITY SENSORS AND LABSYSTEMS DIVISIONS OF FISONS PLC

                            COMBINED BALANCE SHEETS


                                                                                DECEMBER 31,
                                                                              ----------------
                                                                               1994      1995
                                                                             gbp#000    gbp#000
                                                                             --------   --------
FIXED ASSETS
Tangible assets (Note 6)....................................................   1,885     1,592
                                                                              ------    ------
CURRENT ASSETS
Stocks (Note 7).............................................................   1,197     1,026
Debtors (Note 8)............................................................   5,781     5,507
Cash at bank and in hand....................................................  10,526    13,039
                                                                              ------    ------
                                                                              17,504    19,572
Creditors: Amounts falling due within one year (Note 9).....................  (4,802)   (5,033)
                                                                              ------    ------
Net current assets..........................................................  12,702    14,539
                                                                              ------    ------
Total assets less current liabilities.......................................  14,587    16,131
Provisions for liabilities and charges (Note 10)............................    (647)     (949)
                                                                              ------    ------
                                                                              13,940    15,182
                                                                              ======    ======
OWNER'S EQUITY
Net parent company investment (Note 11).....................................  13,913    15,152
Cumulative translation adjustment (Note 11).................................      27        30
                                                                              ------    ------
                                                                              13,940    15,182
                                                                              ======    ======

These accounts were approved on July 22, 1996.

      The accompanying notes are an integral part of these balance sheets.

            AFFINITY SENSORS AND LABSYSTEMS DIVISIONS OF FISONS PLC

                         COMBINED CASH FLOW STATEMENTS


                                                                                             PERIOD FROM
                                              YEAR ENDED DECEMBER 31,     THREE MONTHS       JANUARY 1,
                                             --------------------------       ENDED         1996 THROUGH
                                              1993      1994      1995    MARCH 31, 1995   MARCH 29, 1996
                                             gbp#000   gbp#000   gbp#000      gbp#000          gbp#000
                                            --------- --------- --------- --------------   --------------
                                                                                   (UNAUDITED)
NET CASH INFLOW FROM OPERATING ACTIVITIES
  (Note 12)................................   1,840    1,759    1,263           287              742
TAXATION
Corporation tax paid.......................    (292)    (104)    (406)           --               --
                                             ------   ------   ------       -------          -------
Tax paid...................................    (292)    (104)    (406)           --               --
                                             ------   ------   ------       -------          -------
INVESTING ACTIVITIES
Payments to acquire tangible fixed
  assets...................................  (1,145)    (939)    (795)           --             (142)
Receipts from sales of tangible fixed
  assets...................................      --       20       35            35               --
                                             ------   ------   ------       -------          -------
Net cash inflow (outflow) from investing
  activities...............................  (1,145)    (919)    (760)           35             (142)
                                             ------   ------   ------       -------          -------
Net cash inflow before financing...........     403      736       97           322              600
                                             ------   ------   ------       -------          -------
FINANCING
Capital injection (withdrawal) (Note 11)...   2,503    1,031    1,242       (10,848)         (13,609)
                                             ------   ------   ------       -------          -------
Net cash inflow (outflow) from financing...   2,503    1,031    1,242       (10,848)         (13,609)
                                             ------   ------   ------       -------          -------
Increase (decrease) in cash and cash
  equivalents (Note 13)....................   2,906    1,767    1,339       (10,526)         (13,009)
                                             ======   ======   ======       =======          =======

   The accompanying notes are an integral part of these cash flow statements.

            AFFINITY SENSORS AND LABSYSTEMS DIVISIONS OF FISONS PLC

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1.   ACCOUNTING POLICIES

     A summary of the principal accounting policies, all of which have been applied consistently throughout the three years ending December 31, 1993, 1994 and 1995, is set out below.

 (a) Basis of preparation

     The combined financial statements have been prepared as an aggregation of the financial statements of the Affinity Sensors and LabSystems divisions of Fisons plc, and their respective sales offices based in the United States.

     In preparing this aggregation, the directors of Thermo BioAnalysis Corporation have eliminated transactions and balances between LabSystems and its sales office and Affinity Sensors and its sales office. Unrealised profit on stocks and demonstration models held as tangible fixed assets have also been eliminated. LabSystems and Affinity Sensors do not trade with each other.

 (b) Basis of accounting

     The financial statements are prepared under the historical cost convention and have been prepared in accordance with applicable United Kingdom accounting standards.

 (c) Tangible fixed assets

     Fixed assets are shown at cost less depreciation. Depreciation is provided at rates calculated to write-off the cost, less estimated residual value, of each asset on a straight-line basis over its expected useful life, as follows:

     Plant and equipment, fixtures and fittings     4 years - 10 years
     Leasehold improvements                         Over the period of the lease

 (d) Stocks

     Stocks and work-in-progress are stated at the lower of cost or net realisable value.

     Cost, which is calculated on the FIFO basis, comprises material and, where appropriate, labour and factory overheads.

 (e) Taxation

     Corporation tax payable is provided on taxable profits at the current rate.

     Corporation tax payable is settled via the capital account with Fisons plc in the United Kingdom, and Fisons Instruments North America Inc. in the United States. Hence no corporation tax creditors appear in these financial statements.

     Deferred taxation is provided using the liability method on all timing differences only to the extent that they are expected to reverse in the future without being replaced.

     Deferred tax assets resulting from tax losses carried forward are not recognised in the financial statements except to the extent that they are anticipated to be recoverable without being replaced by equivalent debit balances.

            AFFINITY SENSORS AND LABSYSTEMS DIVISIONS OF FISONS PLC
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

 (f) Foreign currency

     Transactions denominated in foreign currencies are recorded using the rate of exchange ruling at the date of the transaction or, if hedged, at the forward contract rate.

     Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are reported at the exchange rates prevailing at that date or, if appropriate, at the forward contract rate. Any gain or loss arising from a change in exchange rates subsequent to the date of transaction is included as an exchange gain or loss in the profit and loss account.

     The results of the sales offices in the United States are translated at the average rate of exchange during each year and their balance sheets at the rate ruling at each balance sheet date.

     Exchange differences arising on translation of the opening net assets and results of overseas operations are dealt with through reserves.

 (g) Turnover

     Turnover represents the invoiced value of goods and services sold during the year, less trade discounts and allowances, stated net of value added tax.

 (h) Research and development costs

     Research and development expenditure is charged to the profit and loss account as incurred.

 (i) Leases

     The company enters into operating leases as described in Note 15.

     Operating leases are charged on a straight-line basis over the lease term.

 (j) Pension costs

     The amount charged to the profit and loss account in respect of pension costs for defined benefit schemes is the estimated regular cost of providing the benefits accrued in the year, adjusted to reflect variations from that cost. The regular cost is calculated so that it represents a substantially level percentage of current and future payroll. Variations from regular cost are charged or credited to the profit and loss account over the estimated average remaining working life of scheme members.

     The schemes are externally funded, with the assets held separately from those of the group in trustee administered funds. Differences between amounts charged to the profit and loss account and amounts contributed to the schemes are shown as either provisions or prepayments in the balance sheet.

            AFFINITY SENSORS AND LABSYSTEMS DIVISIONS OF FISONS PLC
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

2.   TURNOVER

     The analysis of turnover by geographical area is as follows:

                                                                  1993      1994      1995
                                                                 gbp#000   gbp#000   gbp#000
                                                                --------- --------- ---------
     United Kingdom............................................   3,113     3,226     3,310
     United States.............................................   9,158     8,582     6,911
     Rest of world.............................................   3,709     3,151     4,140
                                                                 ------    ------    ------
                                                                 15,980    14,959    14,361
                                                                 ======    ======    ======

     The analysis of turnover and profit (loss) on ordinary activities before taxation by activity is as follows:

                                                                  1993      1994      1995
                                                                 gbp#000   gbp#000   gbp#000
                                                                --------- --------- ---------
     Turnover
     LabSystems................................................  15,620    13,878    12,851
     Affinity Sensors..........................................     360     1,081     1,510
                                                                 ------    ------    ------
                                                                 15,980    14,959    14,361
                                                                 ======    ======    ======

                                                                  1993      1994      1995
                                                                 gbp#000   gbp#000   gbp#000
                                                                --------- --------- ---------
     Profit (loss) on ordinary activities before taxation
     LabSystems................................................   1,903       927     1,975
     Affinity Sensors..........................................  (2,142)   (1,509)   (1,572)
                                                                 ------    ------    ------
                                                                   (239)     (582)      403
                                                                 ======    ======    ======

3.   PROFIT (LOSS) ON ORDINARY ACTIVITIES BEFORE TAXATION

     Profit (loss) on ordinary activities is stated after charging:

                                                                  1993      1994      1995
                                                                 gbp#000   gbp#000   gbp#000
                                                                --------- --------- ---------
     Exceptional items included within administrative expenses
       -- redundancy and restructuring costs...................      --        --       507
       -- tangible fixed assets written off....................     273        --        --
     Depreciation
       -- owned tangible fixed assets..........................     604       893       781
     Hire of plant and machinery under operating leases........      17        59       154
     Operating lease rentals -- land and buildings.............     156       142       266
     Staff costs...............................................   4,588     5,018     4,638
     Research and development..................................   2,117     2,788     3,010

4.   STAFF COSTS

     Particulars of employees are shown below.

                                                                  1993      1994      1995
                                                                 gbp#000   gbp#000   gbp#000
                                                                --------- --------- ---------
     Wages and salaries........................................   4,186     4,585     4,212
     Social security costs.....................................     357       392       334
     Other pension costs.......................................      45        41        92
                                                                  -----     -----     -----
                                                                  4,588     5,018     4,638
                                                                  =====     =====     =====

            AFFINITY SENSORS AND LABSYSTEMS DIVISIONS OF FISONS PLC
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     The average weekly number of persons employed by the divisions was as follows:

                                                                    1993      1994      1995
                                                                   NUMBER    NUMBER    NUMBER
                                                                   ------    ------    ------
     Administration............................................      41        43        44
     Sales and support.........................................      68        81        73
     Research and development..................................      66        62        48
                                                                    ---       ---       ---
                                                                    175       186       165
                                                                    ===       ===       ===

5.   TAX ON PROFIT (LOSS) ON ORDINARY ACTIVITIES

     The tax charge is based on the result for the year and comprises:

                                                                        1993     1994     1995
                                                                      gbp#000   gbp#000  gbp#000
                                                                     --------- --------- ---------
     Corporation tax at 33%............................................  292      104      406
                                                                         ===      ===      ===

     In arriving at the tax charge for each year, no account has been taken of any deferred tax asset resulting from losses incurred by the sales offices in the United States.

     Management considers it would be imprudent to recognize such an asset as its recovery is not expected to occur in the foreseeable future.

     It is not practicable to quantify the tax losses carried forward in the United States.


6.  TANGIBLE FIXED ASSETS

                                               LEASEHOLD     PLANT AND   FIXTURES AND
                                             IMPROVEMENTS    EQUIPMENT     FITTINGS      TOTAL
                                                gbp#000       gbp#000      gbp#000      gbp#000
                                             ------------    ---------   ------------  ---------
     COST
       At January 1, 1994...............          432           3,804          12        4,248
       Additions........................           --             925          14          939
       Disposals........................           --            (742)         (6)        (748)
       Exchange adjustment..............           --             (19)         --          (19)
                                                  ---          ------         ---       ------
       At December 31, 1994.............          432           3,968          20        4,420
                                                  ---          ------         ---       ------
     DEPRECIATION
       At January 1, 1994...............          172           1,886           7        2,065
       Charge for the year..............           35             849           9          893
       On disposals.....................           --            (416)         --         (416)
       Exchange adjustment..............           --              (6)         (1)          (7)
                                                  ---          ------         ---       ------
       At December 31, 1994.............          207           2,313          15        2,535
                                                  ---          ------         ---       ------
     NET BOOK VALUE
       At December 31, 1994.............          225           1,655           5        1,885
                                                  ===          ======         ===       ======
       At January 1, 1994...............          260           1,918           5        2,183
                                                  ===          ======         ===       ======
     COST
       At January 1, 1995...............          432           3,968          20        4,420
       Additions........................           --             793           2          795
       Disposals........................           --          (1,423)         (6)      (1,429)
       Exchange adjustment..............           --               5          --            5
                                                  ---          ------         ---       ------
       At December 31, 1995.............          432           3,343          16        3,791
                                                  ---          ------         ---       ------

            AFFINITY SENSORS AND LABSYSTEMS DIVISIONS OF FISONS PLC
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                                               LEASEHOLD     PLANT AND   FIXTURES AND
                                             IMPROVEMENTS    EQUIPMENT     FITTINGS     TOTAL
                                                gbp#000       gbp#000      gbp#000     gbp#000
                                             ------------    ---------   ------------ ---------
     DEPRECIATION
       At January 1, 1995...............          207           2,313          15        2,535
       Charge for the year..............           37             742           2          781
       On disposals.....................           --          (1,111)         (6)      (1,117)
                                                  ---           -----         ---       ------
       At December 31, 1995.............          244           1,944          11        2,199
                                                  ---           -----         ---       ------
     NET BOOK VALUE
       At December 31, 1995.............          188           1,399           5        1,592
                                                  ===           =====         ===       ======
       At January 1, 1995...............          225           1,655           5        1,885
                                                  ===           =====         ===       ======



7.   STOCKS

                                                                            1994      1995
                                                                           gbp#000   gbp#000
                                                                          --------- ---------
    Components............................................................     99      230
    Work-in-progress......................................................    121       58
    Finished goods........................................................    977      738
                                                                            -----    -----
                                                                            1,197    1,026
                                                                            =====    =====


8.   DEBTORS

     The following are included in the net book value of debtors:

                                                                            1994      1995
                                                                           gbp#000   gbp#000
                                                                          --------- ---------
    Amounts falling due within one year:
      Trade debtors.......................................................  4,284    3,943
      Amounts owed by Fisons group undertakings...........................  1,091    1,340
      Other debtors.......................................................    145       --
      Prepayments and accrued income......................................    261      224
                                                                            -----    -----
                                                                            5,781    5,507
                                                                            =====    =====


9.   CREDITORS: AMOUNTS FALLING DUE WITHIN ONE YEAR

                                                                            1994      1995
                                                                           gbp#000   gbp#000
                                                                          --------- ---------
    Bank overdraft........................................................    210    1,384
    Trade creditors.......................................................  1,120      819
    Amounts owed to Fisons group undertakings.............................    698      225
    Other creditors.......................................................    361      541
    Accruals and deferred income..........................................  2,413    2,064
                                                                            -----    -----
                                                                            4,802    5,033
                                                                            =====    =====

            AFFINITY SENSORS AND LABSYSTEMS DIVISIONS OF FISONS PLC
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


10.  PROVISIONS FOR LIABILITIES AND CHARGES

                                                              INSTALLATION       OTHER
                                                                PROVISION     PROVISIONS       TOTAL
                                                                 gbp#000        gbp#000       gbp#000
                                                               ------------   ----------     ---------

     BALANCE AT JANUARY 1, 1994...........................         375              99           474
     Charged to profit and loss account...................         212              83           295
     Released unused......................................          (3)           (116)         (119)
     Utilised.............................................          --              (3)           (3)
                                                                   ---            ----          ----
     BALANCE AT DECEMBER 31, 1994.........................         584              63           647
     Charged to profit and loss account...................         407              69           476
     Released unused......................................         (98)            (10)         (108)
     Utilised.............................................          --             (66)          (66)
                                                                   ---            ----          ----
     BALANCE AT DECEMBER 31, 1995.........................         893              56           949
                                                                   ===            ====          ====


11.  RECONCILIATION OF MOVEMENTS IN OWNER'S EQUITY

                                                             NET PARENT       CUMULATIVE
                                                               COMPANY        TRANSLATION
                                                             INVESTMENT       ADJUSTMENT       TOTAL
                                                              gbp#000           gbp#000       gbp#000
                                                             -----------      ----------     ---------
     At January 1, 1994...................................      13,568              27        13,595
     Capital injection....................................       1,031              --         1,031
     Retained loss for the year...........................        (686)             --          (686)
                                                                ------             ---        ------
     At December 31, 1994.................................      13,913              27        13,940
                                                                ======             ===        ======
     At January 1, 1995...................................      13,913              27        13,940
     Capital injection....................................       1,242              --         1,242
     Retained loss for the year...........................          (3)             --            (3)
     Gain on foreign currency translation.................          --               3             3
                                                                ------             ---        ------
     At December 31, 1995.................................      15,152              30        15,182
                                                                ======             ===        ======


12.  RECONCILIATION OF OPERATING PROFIT (LOSS) TO NET CASH INFLOW FROM OPERATING
ACTIVITIES

                                                                1993             1994           1995
                                                               gbp#000          gbp#000        gbp#000
                                                              ---------        ---------      ---------
     Profit (loss) on ordinary activities before
       taxation...........................................        (239)           (582)          403
     Adjustment for items not involving the movement of
       cash:
          Depreciation charge.............................         604             893           781
          Loss on disposal of fixed assets................          55             312           277
          Decrease in debtors.............................       1,643             245           273
          (Increase) decrease in stocks...................         (87)           (131)          171
          Increase (decrease) in creditors and
            provisions....................................        (163)          1,010          (640)
          Translation (loss) gain on consolidation........          27              12            (2)
                                                                 -----           -----         -----
     Net cash inflow from operating activities............       1,840           1,759         1,263
                                                                 =====           =====         =====

     The translation (loss) gain on consolidation is considered to be immaterial and has not been allocated to individual captions.

            AFFINITY SENSORS AND LABSYSTEMS DIVISIONS OF FISONS PLC
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


13.  ANALYSIS OF CHANGES IN CASH AND CASH EQUIVALENTS DURING THE YEAR

                                                           CASH AT BANK       BANK
                                                           AND IN HAND     OVERDRAFTS      NET
                                                             gbp#000         gbp#000     gbp#000
                                                           ------------    ----------   ---------
     Balance at January 1, 1993..........................       5,643             --       5,643
     Movement in year....................................       3,093           (187)      2,906
                                                               ------         ------      ------
     Balance at December 31, 1993........................       8,736           (187)      8,549
     Movement in year....................................       1,790            (23)      1,767
                                                               ------         ------      ------
     Balance at December 31, 1994........................      10,526           (210)     10,316
     Movement in year....................................       2,513         (1,174)      1,339
                                                               ------         ------      ------
     Balance at December 31, 1995........................      13,039         (1,384)     11,655
                                                               ======         ======      ======

14.  RELATED PARTY TRANSACTIONS

  Sales to other Fisons entities


     Both divisions make the majority of overseas sales via other Fisons businesses, which in turn sell product to end users. These combined financial statements include the selling operations based in the United States, but not those in other territories as these entities are not being acquired by Thermo
BioAnalysis. The total sales to other Fisons businesses (except for those based in the United States) are as follows:

                                                                         AFFINITY
                                                         LABSYSTEMS       SENSORS      TOTAL
     YEAR ENDED                                            gbp#000        gbp#000     gbp#000
     ----------                                          ----------      --------    ---------
     December 31, 1993.................................     2,820           176        2,996
                                                            =====           ===        =====
     December 31, 1994.................................     2,217           271        2,488
                                                            =====           ===        =====
     December 31, 1995.................................     1,856           447        2,303
                                                            =====           ===        =====

15.  OPERATING LEASE COMMITMENTS


     Annual commitments under noncancellable operating leases are as follows:

                                                             1993           1994         1995
                                                            gbp#000        gbp#000      gbp#000
                                                           ---------      ---------    ---------
     Land and buildings
     Expiry date:
          -- between two and five years................        88            88           88
          -- after five years..........................       141           142          269
                                                              ---           ---          ---
                                                              229           230          357
                                                              ===           ===          ===
     Other
     Expiry date:
          -- within one year...........................        --            63           24
          -- between two and five years................         8            45           63
                                                                                         ---
                                                                                           -
                                                              ---           ---          ---
                                                                8           108           87
                                                              ===           ===          ===

            AFFINITY SENSORS AND LABSYSTEMS DIVISIONS OF FISONS PLC

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONCLUDED)

16. CONTINGENT LIABILITIES

     A third party has claimed that a part used by Affinity Sensors in their products may infringe one of its patents.

     The management of Affinity Sensors considers that the likelihood of a material liability resulting from this claim is remote. Accordingly, no provision has been made in respect of this claim in these combined financial statements..

17. PENSION ARRANGEMENTS

     The majority of the United Kingdom employees of LabSystems and Affinity Sensors belongs to group defined benefit pension schemes operated by Fisons plc. These schemes are funded to cover future pension liabilities after allowing for expected future earnings and pension increases.

     The costs of providing these benefits are addressed in accordance with the advice of professionally qualified actuaries. Contributions are based on pension costs across the Fisons plc group as a whole.

     Actuarial valuations of these schemes are undertaken on a regular basis by independent qualified actuaries using the projected unit method.

     The last valuation of the UK pension scheme, being the scheme principally affecting these combined financial statements, was made at March 31, 1994. Particulars of that valuation may be found in the Fisons plc financial statements for the year ended December 31, 1994.

     The aggregate pension cost charged in these combined financial statements is shown in Note 4. There were no provisions or prepayments in the combined balance sheet at either December 31, 1994 or 1995 resulting from a difference between the amounts recognised as cost and the amounts paid to the schemes.

     Following the acquisition of a substantial portion of the businesses comprising the Scientific Instruments Division of Fisons plc by Thermo Instrument Systems Inc., no contributions will be paid to Fisons group pension schemes after September 1996. Those employees who are eligible have been offered membership of certain defined contribution pension schemes operated by Thermo Instrument Systems Inc. or its parent company.

18.  POST BALANCE SHEET EVENTS

     On March 29, 1996, a substantial portion of the businesses comprising the Scientific Instruments Division of Fisons plc (of which LabSystems and Affinity Sensors form a part) was acquired by Thermo Instrument Systems Inc., a company incorporated in the United States.

                         THERMO BIOANALYSIS CORPORATION

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 30, 1995
                                  (UNAUDITED)


     On February 7, 1996, the Company acquired substantially all the assets of the DYNEX Technologies ("DYNEX") division of Dynatech Corporation ("Dynatech") for approximately $43.1 million in cash. On March 29, 1996, Thermo Instrument Systems Inc. ("Thermo Instrument") acquired a substantial portion of the businesses comprising the Scientific Instruments Division of Fisons plc ("Fisons"). On July 22, 1996, the Company acquired the Affinity Sensors and LabSystems divisions of Fisons from Thermo Instrument for $9.0 million in cash. Because, as of June 29, 1996, the Company, Affinity Sensors and LabSystems were deemed for accounting purposes to be under control of their common owner, Thermo Instrument, the Company's historical financial information as of and for the period ended June 29, 1996 includes the results of operations of Affinity Sensors and LabSystems from March 29, 1996, the date these businesses were acquired by Thermo Instrument. During the six months ended June 29, 1996, the Company wrote-off $3.5 million of acquired technology in connection with the acquisition of Affinity Sensors and LabSystems. This nonrecurring expense has been omitted from the pro forma combined condensed statements of operations. Because the Company had not paid Thermo Instrument for these businesses as of June 29, 1996, the consideration for the transfer of these businesses has been reflected as an additional amount payable to parent company. To help finance the acquisition of DYNEX, the Company borrowed $30.0 million from Thermo Electron Corporation ("Thermo Electron") pursuant to a promissory note due February 1997, and bearing interest at the Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter. In conjunction with the acquisition of Affinity Sensors and LabSystems in July 1996, the Company issued to Thermo Instrument a $50.0 million principal amount 4.875% subordinated convertible note (the "Convertible Note"), due 2001, convertible into shares of the Company's common stock at $16.50 per share. The Company used part of the proceeds of the Convertible Note to retire the $30.0 million promissory note.


     The following unaudited pro forma combined condensed statement of operations sets forth the results of operations for the year ended December 30, 1995, as if the acquisitions of DYNEX and Affinity Sensors and LabSystems and the issuance of the Convertible Note to Thermo Instrument had occurred on January 1, 1995. DYNEX has a fiscal year which differs from the Company's fiscal year-end. The historical results of operations for DYNEX presented below have been adjusted to conform to the Company's fiscal year-end for purposes of the pro forma combined condensed statement of operations. The pro forma results of operations are not necessarily indicative of future operations or the actual results that would have occurred had the acquisitions of DYNEX and Affinity Sensors and LabSystems and the issuance of the Convertible Note to Thermo Instrument occurred on January 1, 1995. These statements should be read in conjunction with the accompanying notes, the pro forma condensed balance sheet, and the respective historical financial statements and related notes of the Company, DYNEX and Affinity Sensors and LabSystems appearing elsewhere in this Prospectus.


                                                              HISTORICAL
                                             --------------------------------------------
                                                                DYNEX          AFFINITY
                                                             TECHNOLOGIES     SENSORS AND
                                                               DIVISION       LABSYSTEMS             PRO FORMA
                                               THERMO        OF DYNATECH       DIVISIONS      ------------------------
                                             BIOANALYSIS     CORPORATION       OF FISONS      ADJUSTMENTS     COMBINED
                                             -----------     ------------     -----------     -----------     --------
                                                             (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues...................................    $22,534         $ 35,866         $22,403         $    --       $80,803
                                               -------          -------         -------         -------       -------
Costs and Operating Expenses:
  Cost of revenues.........................     13,036           19,379           5,501             102        38,018
  Selling, general and administrative
     expenses..............................      4,804           12,970          11,578             891        30,243
  Research and development expenses........      1,325            2,861           4,696              --         8,882
                                               -------          -------         -------         -------       -------
                                                19,165           35,210          21,775             993        77,143
                                               -------          -------         -------         -------       -------
Operating Income...........................      3,369              656             628            (993)        3,660
Interest Income............................        819              194              --              --         1,013
Interest Expense...........................         --           (1,569)             --          (1,134)       (2,703 )
                                               -------          -------         -------         -------       -------
Income (Loss) Before Income Taxes..........      4,188             (719)            628          (2,127)        1,970
Income Tax Provision (Benefit).............      1,674              475             633          (1,634)        1,148
                                               -------          -------         -------         -------       -------
Net Income (Loss)..........................    $ 2,514         $ (1,194)        $    (5)        $  (493)      $   822
                                               =======          =======         =======         =======       =======
Earnings per Share.........................    $   .32                                                        $   .11
                                               =======                                                        =======
Weighted Average Shares....................      7,811                                                          7,811
                                               =======                                                        =======

                         THERMO BIOANALYSIS CORPORATION

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                         SIX MONTHS ENDED JUNE 29, 1996

                                  (UNAUDITED)


     The following unaudited pro forma combined condensed statement of operations sets forth the results of operations for the six months ended June 29, 1996, as if the acquisitions of DYNEX and Affinity Sensors and LabSystems and the issuance of the Convertible Note to Thermo Instrument had occurred on January 1, 1995. DYNEX has a fiscal year which differs from the Company's fiscal year-end. The historical results of operations for DYNEX presented below have been adjusted to conform to the Company's fiscal year-end for purposes of the pro forma combined condensed statement of operations. The pro forma results of operations are not necessarily indicative of future operations or the actual results that would have occurred had the acquisitions of DYNEX and Affinity Sensors and LabSystems and the issuance of the Convertible Note to Thermo Instrument occurred on January 1, 1995. These statements should be read in conjunction with the accompanying notes, the pro forma condensed balance sheet, and the respective historical financial statements and related notes of the Company, DYNEX and Affinity Sensors and LabSystems appearing elsewhere in this Prospectus.



                                                         HISTORICAL
                                          -----------------------------------------
                                                           DYNEX         AFFINITY
                                                        TECHNOLOGIES   SENSORS AND
                                                          DIVISION      LABSYSTEMS          PRO FORMA
                                            THERMO      OF DYNATECH     DIVISIONS     ----------------------
                                          BIOANALYSIS   CORPORATION     OF FISONS     ADJUSTMENTS   COMBINED
                                          -----------   ------------   ------------   -----------   --------
                                                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues................................    $29,782        $2,821        $  4,367       $    --     $36,970
                                           --------      --------        --------      --------     --------
Costs and Operating Expenses:
  Cost of revenues......................     16,106         1,794           2,059           (32)     19,927
  Selling, general and administrative
     expenses...........................      9,017         1,475           3,300           187      13,979
  Research and development expenses.....      2,921           351             764            --       4,036
  Write-off of acquired technology......      3,500            --              --        (3,500)         --
                                           --------      --------        --------      --------     --------
                                             31,544         3,620           6,123        (3,345)     37,942
                                           --------      --------        --------      --------     --------
Operating Loss..........................     (1,762)         (799)         (1,756)        3,345        (972 )
Interest Income.........................        293            12              --            --         305
Interest Expense........................       (668)         (183)             --          (179)     (1,030 )
                                           --------      --------        --------      --------     --------
Loss Before Income Taxes................     (2,137)         (970)         (1,756)        3,166      (1,697 )
Income Tax Provision (Benefit)..........        546            11              --          (680)       (123 )
                                           --------      --------        --------      --------     --------
Net Loss................................    $(2,683)       $ (981)       $ (1,756)      $ 3,846     $(1,574 )
                                           ========      ========        ========      ========     ========
Loss per Share..........................    $  (.33)                                                $  (.19 )
                                           ========                                                 ========
Weighted Average Shares.................      8,219                                                   8,219
                                           ========                                                 ========

                         THERMO BIOANALYSIS CORPORATION

                       PRO FORMA CONDENSED BALANCE SHEET

                                 JUNE 29, 1996

                                  (UNAUDITED)


     The following unaudited pro forma condensed balance sheet sets forth the financial position as of June 29, 1996, as if the payment of $9.0 million by the Company to Thermo Instrument in July 1996, made in consideration for the transfer of Affinity Sensors and LabSystems, and the issuance of the Convertible Note to Thermo Instrument, had occurred on June 29, 1996. This statement should be read in conjunction with the accompanying notes, the pro forma combined condensed statements of operations and the respective historical financial statements and related notes of the Company and Affinity Sensors and LabSystems appearing elsewhere in this Prospectus.



                                                                HISTORICAL
                                                                -----------
                                                                  THERMO       PRO FORMA      PRO
                                                                BIOANALYSIS   ADJUSTMENTS    FORMA
                                                                -----------   -----------   --------
                                                                           (IN THOUSANDS)
                            ASSETS
Current Assets:
  Cash and cash equivalents...................................    $12,234      $  11,000    $23,234
  Accounts receivable, net....................................     14,123             --     14,123
  Inventories.................................................     13,417             --     13,417
  Other current assets........................................      2,720             --      2,720
                                                                 --------       --------    --------
                                                                   42,494         11,000     53,494
                                                                 --------       --------    --------
Property, Plant and Equipment, at Cost, Net...................      6,031             --      6,031
                                                                 --------       --------    --------
Patents and Other Assets......................................      3,495             --      3,495
                                                                 --------       --------    --------
Cost in Excess of Net Assets of Acquired Companies............     33,043             --     33,043
                                                                 --------       --------    --------
                                                                  $85,063      $  11,000    $96,063
                                                                 ========       ========    ========
                LIABILITIES AND SHAREHOLDERS'
                          INVESTMENT
Current Liabilities:
  Note payable, due to Thermo Electron Corporation............    $30,000      $ (30,000)   $    --
  Accounts payable............................................      5,094             --      5,094
  Accrued expenses............................................     15,773             --     15,773
  Due to (from) parent company and affiliates.................      7,502         (9,000)    (1,498 )
                                                                 --------       --------    --------
                                                                   58,369        (39,000)    19,369
                                                                 --------       --------    --------
Deferred Income Taxes.........................................        228             --        228
                                                                 --------       --------    --------
Subordinated Convertible Note, Due to Parent Company..........         --         50,000     50,000
                                                                 --------       --------    --------
Shareholders' Investment:
  Common stock................................................         81             --         81
  Capital in excess of par value..............................     26,917             --     26,917
  Accumulated deficit.........................................       (540)            --       (540 )
  Cumulative translation adjustment...........................          8             --          8
                                                                 --------       --------    --------
                                                                   26,466             --     26,466
                                                                 --------       --------    --------
                                                                  $85,063      $  11,000    $96,063
                                                                 ========       ========    ========

                         THERMO BIOANALYSIS CORPORATION

           NOTES TO PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE 1 -- BASIS OF PRESENTATION


     The historical financial statements of Affinity Sensors and LabSystems, which are denominated in British pounds sterling, have been translated into U.S. dollars for the pro forma combined condensed statements of operations at the average exchange rate of approximately 1.56 and 1.53 British pounds sterling per U.S. dollar for the year ended December 30, 1995 and for the six months ended June 29, 1996, respectively.


NOTE 2 -- PRO FORMA ADJUSTMENTS TO PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 30, 1995 (IN THOUSANDS, EXCEPT IN TEXT)


                                                                                 DEBIT (CREDIT)
                                                                                 --------------
COST OF REVENUES
Increase in the finished goods inventory of DYNEX to the estimated selling price, less the sum of the costs of disposal and a reasonable profit
  allowance for the Company's selling efforts..................................    $      102
                                                                                   ----------
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
Eliminate corporate service fees charged to DYNEX by Dynatech Corporation......        (1,050)
Service fee of 1.20% of the revenues of DYNEX, Affinity Sensors and LabSystems for services provided under a services agreement between the Company and
  Thermo Electron..............................................................           699
Amortization over 40 years of $32,959,000 of cost in excess of net assets of acquired companies created by the acquisition of DYNEX, and over 8 years of
  $3,349,000 of product technology and capitalized software created by the
  acquisition of Affinity Sensors and LabSystems...............................         1,242
                                                                                   ----------
                                                                                          891
                                                                                   ----------
INTEREST EXPENSE
Eliminate the corporate interest allocation charged to DYNEX by Dynatech
  Corporation..................................................................        (1,304)
Record interest expense on the Convertible Note issued to Thermo Instrument....         2,438
                                                                                   ----------
                                                                                        1,134
                                                                                   ----------
INCOME TAX PROVISION (BENEFIT)
Income tax benefit associated with the utilization of the U.S. portion of net
  operating losses at Affinity Sensors and LabSystems..........................        (1,280)
Income tax benefit associated with the adjustments above (excluding amortization of cost in excess of net assets of acquired companies and the write-off of acquired technology), calculated at the Company's statutory
  income tax rate of 40%.......................................................          (354)
                                                                                   ----------
                                                                                       (1,634)
                                                                                   ----------



NOTE 3 -- PRO FORMA ADJUSTMENTS TO PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 29, 1996 (IN THOUSANDS, EXCEPT IN TEXT)


                                                                                 DEBIT (CREDIT)
                                                                                 --------------
COST OF REVENUES
Reverse a portion of the adjustment to record the finished goods inventory of
  DYNEX at the estimated selling price, less the sum of the costs of disposal
  and a reasonable profit allowance for the Company's selling efforts..........     $    (32)
                                                                                      ------

                         THERMO BIOANALYSIS CORPORATION

   NOTES TO PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS -- (CONCLUDED)
                                  (UNAUDITED)


                                                                                 DEBIT (CREDIT)
                                                                                 --------------
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
Eliminate corporate service fees charged to DYNEX by Dynatech Corporation......          (75)
Service fee of 1.0% of the revenues of DYNEX, Affinity Sensors and LabSystems for services provided under a services agreement between the Company and
  Thermo Electron..............................................................           72
Amortization over 40 years of $32,959,000 of cost in excess of net assets of acquired companies created by the acquisition of DYNEX, and over 8 years of
  $3,349,000 of product technology and capitalized software created by the
  acquisition of Affinity Sensors and LabSystems...............................          190
                                                                                      ------
                                                                                         187
                                                                                      ------
WRITE-OFF OF ACQUIRED TECHNOLOGY
Reverse the write-off of acquired technology under development associated with
  the acquisition of Affinity Sensors and LabSystems...........................       (3,500)
                                                                                      ------
INTEREST EXPENSE
Eliminate the corporate interest allocation charged to DYNEX by Dynatech
  Corporation..................................................................         (183)
Record interest expense on the Convertible Note issued to Thermo Instrument....          609
Eliminate interest expense on the $30,000,000 principal amount promissory note payable to Thermo Electron, due to its assumed repayment with the proceeds of
  the Convertible Note issued to Thermo Instrument.............................         (247)
                                                                                      ------
                                                                                         179
                                                                                      ------
INCOME TAX PROVISION (BENEFIT)
Income tax benefit associated with the utilization of the U.S. portion of net
  operating losses at Affinity Sensors and LabSystems..........................         (623)
Income tax benefit associated with the adjustments above (excluding amortization of cost in excess of net assets of acquired companies and the reversal of the write-off of acquired technology), calculated at the
  Company's statutory income tax rate of 40%...................................          (57)
                                                                                      ------
                                                                                        (680)
                                                                                      ------


NOTE 4 -- PRO FORMA ADJUSTMENTS TO PRO FORMA CONDENSED BALANCE SHEET (IN THOUSANDS)

                                                                                 DEBIT (CREDIT)
                                                                                 --------------
CASH AND CASH EQUIVALENTS
Proceeds from the issuance of the Convertible Note to Thermo Instrument........     $ 50,000
Cash payment to acquire Affinity Sensors and LabSystems........................       (9,000)
Cash payment to retire the promissory note payable to Thermo Electron..........      (30,000)
                                                                                      11,000
NOTE PAYABLE, DUE TO THERMO ELECTRON CORPORATION
Record payment of the promissory note payable to Thermo Electron...............       30,000
DUE TO PARENT COMPANY AND AFFILIATES
Record payment to Thermo Instrument for the purchase of Affinity Sensors and
  LabSystems...................................................................        9,000
SUBORDINATED CONVERTIBLE NOTE, DUE TO PARENT COMPANY
Record the Convertible Note issued to Thermo Instrument........................      (50,000)

At the top of the page is a graphic image depicting a personal computer connected to an IAsys optical biosensor system manufactured by the Company's Affinity Sensors division; an inset graphic depicts an optical biosensor device being manually inserted into the system.

Below these graphic images is the following caption:
The Company's Affinity Sensors division has incorporated a patented technology into its IAsys systems that directly detects an extensive range of analytes, including biopharmaceuticals, proteins, peptides, DNA and cells. Researchers use these systems to observe, in real time, the dynamic interaction of biomolecules.

- -------------------------------------------------------------------

At the bottom of the page, a graphic image depicts a MALDI-TOF mass spectrometer manufactured by the Company, which is connected to a personal computer and standalone monitoring device.

To the right of this graphic image is the following caption:
The Company's MALDI-TOF mass spectrometers rapidly and accurately identify the components of biomolecules by measuring the sample's molecular weight. The Company's VISION 2000 research grade spectrometer can obtain detailed structural information from complex, large-size biomolecules.

- ------------------------------------------------------
- ------------------------------------------------------
NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------
                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Prospectus Summary....................    3
Risk Factors..........................    5
The Company...........................   11
Use of Proceeds.......................   11
Dividend Policy.......................   11
Capitalization........................   12
Dilution..............................   13
Selected Financial Information........   14
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   15
Management's Discussion and Analysis
  of Results of Operations of DYNEX
  Technologies........................   18
Management's Discussion and Analysis
  of Results of Operations of Affinity
  Sensors and LabSystems..............   19
Business..............................   21
Relationship with Thermo Electron and
  Thermo Instrument...................   33
Management............................   37
Security Ownership of Certain
  Beneficial Owners and Management....   43
Description of Capital Stock..........   45
Shares Eligible for Future Sale.......   46
Underwriting..........................   48
Legal Opinions........................   49
Experts...............................   49
Additional Information................   50
Reports to Security Holders...........   50
Index to Financial Statements.........  F-1
          ------------------------
     UNTIL                , 1996 (25 DAYS
AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE
REGISTERED SECURITIES, WHETHER OR NOT
PARTICIPATING IN THIS DISTRIBUTION, MAY BE
REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN
ADDITION TO THE OBLIGATION OF DEALERS TO
DELIVER A PROSPECTUS WHEN ACTING AS
UNDERWRITERS AND WITH RESPECT TO THEIR
UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
- --------------------------------------------
- --------------------------------------------


- ------------------------------------------------------
- ------------------------------------------------------

                                1,000,000 SHARES

                         THERMO BIOANALYSIS CORPORATION
                                  COMMON STOCK

                              -------------------
                                   PROSPECTUS
                                          , 1996
                              -------------------

                           NATWEST SECURITIES LIMITED
                                LEHMAN BROTHERS
                               SMITH BARNEY INC.

- ------------------------------------------------------
- ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates except for the Securities and Exchange Commission (the "Commission") registration fee, the NASD filing fee and the American Stock Exchange listing fee.


          Securities and Exchange Commission registration fee..........  $    7,614
          NASD filing fee..............................................       2,708
          American Stock Exchange listing fee..........................      37,500
          Legal fees and expenses......................................     150,000
          Accounting fees and expenses.................................     550,000
          Blue Sky fees and expenses (including legal fees)............      10,000
          Printing and engraving expenses..............................     120,000
          Transfer agent and subscription agent fees...................       5,000
          Miscellaneous................................................     117,178
                                                                         ----------
                    Total..............................................  $1,000,000
                                                                         ==========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Delaware General Corporation Law and the Registrant's Certificate of Incorporation and By-Laws limit the monetary liability of directors to the Registrant and to its shareholders and provide for indemnification of the Registrant's officers and directors for liabilities and expenses that they may incur in such capacities. In general, officers and directors are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Registrant and, with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. The Registrant also has indemnification agreements with its directors and officers that provide for the maximum indemnification allowed by law. Reference is made to the Registrant's Certificate of Incorporation, By-Laws and form of Indemnification Agreement for Officers and Directors incorporated by reference as Exhibits 3.1, 3.2 and 10.10 hereto, respectively.

     Thermo Electron has an insurance policy which insures the directors and officers of Thermo Electron and its subsidiaries, including the Registrant, against certain liabilities which might be incurred in connection with the performance of their duties.

     Under Section 6 of the Underwriting Agreement, the Underwriters are obligated, under certain circumstances, to indemnify directors and officers of the Registrant against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). Reference is made to the form of Underwriting Agreement filed as Exhibit 1 hereto.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     On February 24, 1995, Thermo Instrument transferred to the Registrant all of the assets and operations relating to its bioinstruments business in exchange for 6,500,000 shares of Common Stock of the Registrant and the assumption by the Registrant of certain liabilities relating to such business. Exemption from registration for this transaction is claimed under Section 4(2) of the Securities Act.

     On March 15, 1995, the Registrant sold an aggregate of 700,000 shares of Common Stock to accredited investors for an aggregate purchase price of $6,530,000 pursuant to Regulation D of the Commission promulgated under the Securities Act. On April 19, 1995, the Registrant sold an aggregate of 901,500 shares of Common Stock to accredited investors for an aggregate purchase price of $8,388,000 pursuant to Regulation D of the Commission promulgated under the Securities Act.

     From February 24, 1995 (the date of the Registrant's incorporation) through June 29, 1996, the registrant granted options under its stock-based compensation plans to purchase an aggregate of 570,000 shares of Common Stock at a weighted average exercise price of $10.51 per share. None of these options have been exercised. Exemption from registration for these grants is claimed under Section 4(2) of the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (A) EXHIBITS


EXHIBIT NO.                                    DESCRIPTION OF EXHIBIT
- -----------         ----------------------------------------------------------------------------
     *1       --    Form of Underwriting Agreement.
     *2       --    Purchase Agreement dated as of February 5, 1996 by and among the Registrant,
                    Dynatech Corporation and certain of their respective affiliates. Pursuant to
                    Item 601(b)(2) of Regulation S-K, schedules to this Agreement have been omitted. The Registrant hereby undertakes to furnish supplementally a copy of such schedules to the Commission upon request.
    **3.1     --    Certificate of Incorporation of the Registrant.
    **3.2     --    By-Laws of the Registrant.
    **4       --    Specimen Common Stock Certificate.
    **5       --    Opinion of Seth H. Hoogasian, Esq. with respect to the validity of the securities being offered.
    *10.1     --    Corporate Services Agreement dated as of February 27, 1995 between Thermo
                    Electron Corporation ("Thermo Electron") and the Registrant.
    *10.2     --    Thermo Electron Corporate Charter, as amended and restated effective January
                    3, 1993 (incorporated by reference herein from Exhibit 10.1 to Thermo
                    Electron's Annual Report on Form 10-K for the fiscal year ended January 2,
                    1993 [File No. 1-8002]).
   **10.3     --    Tax Allocation Agreement dated as of February 27, 1995 between Thermo
                    Electron and the Registrant.
   **10.4     --    Master Repurchase Agreement dated as of February 27, 1995 between Thermo
                    Electron and the Registrant.
    *10.5     --    Master Guarantee Reimbursement Agreement dated as of February 27, 1995 among
                    Thermo Electron, Thermo Instrument and the Registrant.
    *10.6     --    Master Guarantee Reimbursement Agreement dated as of February 27, 1995 between Thermo Instrument and the Registrant.
   **10.7     --    Equity Incentive Plan of the Registrant.
   **10.8     --    Deferred Compensation Plan for Directors of the Registrant.
    *10.9     --    Directors Stock Option Plan of the Registrant.
    *10.10    --    Form of Indemnification Agreement for Officers and Directors.
    *10.11    --    Asset Transfer Agreement dated as of February 27, 1995 between Thermo
                    Instrument and the Registrant.
    *10.12    --    Asset Transfer Agreement dated as of February 27, 1995 between Thermo
                    Separation Products Inc. and the Registrant.
   **10.13    --    Exclusive License Agreement dated as of February 27, 1995 between Thermo
                    Separation Products Inc. and the Registrant.
   **10.14    --    Exclusive License Agreement dated as of February 27, 1995 between the
                    Registrant and Thermo Separation Products Inc.
    *10.15    --    Manufacturing Agreement dated as of February 27, 1995 between Thermo
                    Separation Products Inc. and the Registrant.
   **10.16    --    Note Purchase Agreement dated as of July 22, 1996 between Thermo Instrument and the Registrant.
   **10.17    --    $50,000,000 Principal Amount 4.875% Convertible Subordinated Note due 2001
                    dated July 22, 1996.
    *10.18    --    Asset and Share Purchase Agreement dated as of July 22, 1996 among SID
                    Instruments Inc., HB Instruments Inc., the Registrant and Thermo Instrument.

EXHIBIT NO.                                    DESCRIPTION OF EXHIBIT
- -----------         ----------------------------------------------------------------------------
    *10.19    --    Asset Purchase Agreement dated as of July 22, 1996 among Thermo Labsystems
                    Limited, FI Instruments Inc., Thermo Fast UK Limited, the Registrant and
                    Thermo Instrument.
                    In addition to the stock-based compensation plans of the Registrant, the executive officers of the Registrant may be granted awards under stock-based compensation plans of the Registrant's parent, Thermo Electron Corporation, and its subsidiaries, for services rendered to the Registrant or to such affiliated corporations. Such plans were filed as Exhibits 10.8 through
                    10.48 to the Annual Report on Form 10-K of Thermo Instrument for the fiscal year ended December 30, 1995 [File No. 1-9786] and are incorporated herein by reference.
   **11       --    Computation of Earnings per Share.
   **21       --    Subsidiaries of the Registrant.
   **23.1     --    Consent of Arthur Andersen LLP.
   **23.2     --    Consent of Coopers & Lybrand.
   **23.3     --    Consent of Arthur Andersen LLP.
   **23.4     --    Consent of Arthur Andersen.
   **23.5     --    Consent of Seth H. Hoogasian, Esq. (included in Exhibit 5).
    *24       --    Power of Attorney. (See Signature Page of this Registration Statement.)
   **27       --    Financial Data Schedule.


- ---------------


 * Previously filed.



** Filed herewith.


     (B) FINANCIAL STATEMENT SCHEDULES

     The Financial Statement Schedules as of December 30, 1995 and the Report of Independent Public Accountants on such schedules are included in this Registration Statement. All other schedules are omitted because they are not applicable or are not required under Regulation S-X.

ITEM 17.  UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     (b) The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions contained in the Certificate of Incorporation and By-Laws of the Registrant and the laws of the State of Delaware, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the Registration has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Massachusetts, on this 28th day of August, 1996.


                                            THERMO BIOANALYSIS CORPORATION

                                                         BARRY S. HOWE
                                            By:.................................
                                                        BARRY S. HOWE
                                                President and Chief Executive
                                                            Officer


     Pursuant to the requirements of the Securities Act, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                SIGNATURE                               TITLE                     DATE
- ------------------------------------------   --------------------------------------------------
              BARRY S. HOWE*                 Chief Executive Officer,       August 28, 1996
 ..........................................     President and Director
              BARRY S. HOWE                    (Principal Executive
                                               Officer)

           JOHN N. HATSOPOULOS*              Vice President, Chief          August 28, 1996
 ..........................................     Financial Officer and
           JOHN N. HATSOPOULOS                 Director (Principal
                                               Financial Officer)

            PAUL F. KELLEHER*                Chief Accounting Officer       August 28, 1996
 ..........................................     (Principal Accounting
             PAUL F. KELLEHER                  Officer)

          RICHARD W. K. CHAPMAN*             Chairman of the Board and      August 28, 1996
 ..........................................     Director
          RICHARD W. K. CHAPMAN

              DENIS A. HELM*                 Vice Chairman of the Board     August 28, 1996
 ..........................................     and Director
              DENIS A. HELM

           JONATHAN W. PAINTER               Director                       August 28, 1996
 ..........................................
           JONATHAN W. PAINTER

             ARVIN H. SMITH*                 Director                       August 28, 1996
 ..........................................
              ARVIN H. SMITH

          ELIAS P. GYFTOPOULOS*              Director                       August 28, 1996
 ..........................................
           ELIAS P. GYFTOPOULOS

           ARNOLD N. WEINBERG*               Director                       August 28, 1996
 ..........................................
            ARNOLD N. WEINBERG



         JONATHAN W. PAINTER


By:................................


         JONATHAN W. PAINTER


           ATTORNEY-IN-FACT

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO THERMO BIOANALYSIS CORPORATION:

     We have audited, in accordance with generally accepted auditing standards, the consolidated financial statements of Thermo BioAnalysis Corporation included in Thermo BioAnalysis Corporation's Form S-1 and have issued our report thereon dated May 10, 1996 (except with respect to the matters discussed in Note 9 as to which the date is July 22, 1996). Our audits were made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. Thermo BioAnalysis Corporation's schedule of Valuation and Qualifying Accounts, included in Schedule II on page S-2, is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic consolidated financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic consolidated financial statements and, in our opinion, fairly states, in all material respects, the financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.

                                            ARTHUR ANDERSEN LLP

Boston, Massachusetts
May 10, 1996

                                                                     SCHEDULE II

                         THERMO BIOANALYSIS CORPORATION

                       VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                        BALANCE AT                   CHARGES TO                      BALANCE
                                        BEGINNING      ACCOUNTS      COSTS AND       ACCOUNTS        AT END
             DESCRIPTION                OF PERIOD      RECOVERED      EXPENSES      WRITTEN OFF     OF PERIOD
- --------------------------------------  ----------     ---------     ----------     -----------     ---------
YEAR ENDED JANUARY 1, 1994
  Allowance for Doubtful Accounts.....     $139           $132          $  5           $(123)          $153

YEAR ENDED DECEMBER 31, 1994
  Allowance for Doubtful Accounts.....     $153           $ 15          $ --           $ (14)          $154

YEAR ENDED DECEMBER 30, 1995
  Allowance for Doubtful Accounts.....     $154           $ --          $  2           $  (2)          $154


                                 EXHIBIT INDEX


EXHIBIT NO.                                    DESCRIPTION OF EXHIBIT
- -----------         ----------------------------------------------------------------------------
    *1        --    Form of Underwriting Agreement.
    *2        --    Purchase Agreement dated as of February 5, 1996 by and among the Registrant,
                    Dynatech Corporation and certain of their respective affiliates. Pursuant to
                    Item 601(b)(2) of Regulation S-K, schedules to this Agreement have been omitted. The Registrant hereby undertakes to furnish supplementally a copy of such schedules to the Commission upon request.
   **3.1      --    Certificate of Incorporation of the Registrant.
   **3.2      --    By-Laws of the Registrant.
   **4        --    Specimen Common Stock Certificate.
   **5        --    Opinion of Seth H. Hoogasian, Esq. with respect to the validity of the securities being offered.
   *10.1      --    Corporate Services Agreement dated as of February 27, 1995 between Thermo
                    Electron Corporation ("Thermo Electron") and the Registrant.
   *10.2      --    Thermo Electron Corporate Charter, as amended and restated effective January
                    3, 1993 (incorporated by reference herein from Exhibit 10.1 to Thermo
                    Electron's Annual Report on Form 10-K for the fiscal year ended January 2,
                    1993 [File No. 1-8002]).
  **10.3      --    Tax Allocation Agreement dated as of February 27, 1995 between Thermo
                    Electron and the Registrant.
  **10.4      --    Master Repurchase Agreement dated as of February 27, 1995 between Thermo
                    Electron and the Registrant.
   *10.5      --    Master Guarantee Reimbursement Agreement dated as of February 27, 1995 among
                    Thermo Electron, Thermo Instrument and the Registrant.
   *10.6      --    Master Guarantee Reimbursement Agreement dated as of February 27, 1995 between Thermo Instrument and the Registrant.
  **10.7      --    Equity Incentive Plan of the Registrant.
  **10.8      --    Deferred Compensation Plan for Directors of the Registrant.
   *10.9      --    Directors Stock Option Plan of the Registrant.
   *10.10     --    Form of Indemnification Agreement for Officers and Directors.
   *10.11     --    Asset Transfer Agreement dated as of February 27, 1995 between Thermo
                    Instrument and the Registrant.
   *10.12     --    Asset Transfer Agreement dated as of February 27, 1995 between Thermo
                    Separation Products Inc. and the Registrant.
  **10.13     --    Exclusive License Agreement dated as of February 27, 1995 between Thermo
                    Separation Products Inc. and the Registrant.
  **10.14     --    Exclusive License Agreement dated as of February 27, 1995 between the
                    Registrant and Thermo Separation Products Inc.
   *10.15     --    Manufacturing Agreement dated as of February 27, 1995 between Thermo
                    Separation Products Inc. and the Registrant.
  **10.16     --    Note Purchase Agreement dated as of July 22, 1996 between Thermo Instrument and the Registrant.
  **10.17     --    $50,000,000 Principal Amount 4.875% Convertible Subordinated Note due 2001
                    dated July 22, 1996.
   *10.18     --    Asset and Share Purchase Agreement dated as of July 22, 1996 among SID
                    Instruments Inc., HB Instruments Inc., the Registrant and Thermo Instrument.
   *10.19     --    Asset Purchase Agreement dated as of July 22, 1996 among Thermo Labsystems
                    Limited, FI Instruments Inc., Thermo Fast UK Limited, the Registrant and
                    Thermo Instrument.
                    In addition to the stock-based compensation plans of the Registrant, the executive officers of the Registrant may be granted awards under stock-based compensation plans of the Registrant's parent, Thermo Electron Corporation, and its subsidiaries, for services rendered to the Registrant or to such affiliated corporations. Such plans were filed as Exhibits 10.8 through
                    10.48 to the Annual Report on Form 10-K of Thermo Instrument for the fiscal year ended December 30, 1995 [File No. 1-9786] and are incorporated herein by reference.

EXHIBIT NO.                             DESCRIPTION OF EXHIBIT
- -----------         --------------------------------------------------------------
  **11        --    Computation of Earnings per Share.
  **21        --    Subsidiaries of the Registrant.
  **23.1      --    Consent of Arthur Andersen LLP.
  **23.2      --    Consent of Coopers & Lybrand.
  **23.3      --    Consent of Arthur Andersen LLP.
  **23.4      --    Consent of Arthur Andersen.
  **23.5      --    Consent of Seth H. Hoogasian, Esq. (included in Exhibit 5).
   *24        --    Power of Attorney. (See Signature Page of this Registration
                    Statement).
  **27        --    Financial Data Schedule.


- ---------------


 * Previously filed.



** Filed herewith.